UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

COMCAST CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2020 Annual Meeting of Shareholders of Comcast Corporation

Date:	June 3, 2020

Time:	Online check-in begins:	8:45 a.m. Eastern Time
	Meeting begins:	9:00 a.m. Eastern Time

Place:	Meeting live via the Internet—please visit: comcast.onlineshareholdermeeting.com

Purposes:

•  Elect directors

•  Ratify the appointment of our independent auditors

•  Approve the 2003 Stock Option Plan, as amended and restated

•  Approve the 2002 Restricted Stock Plan, as amended and restated

•  Consider an advisory vote to approve our executive compensation

•  Vote on three shareholder proposals

•  Conduct other business if properly raised

All shareholders are cordially invited to attend our virtual annual meeting of shareholders, conducted via live webcast. We believe that virtual meetings provide expanded shareholder access and participation and improved communications. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 8:45 a.m. Eastern Time on June 3, 2020. Please note that there is no in-person annual meeting for you to attend.

Only shareholders of record on April 3, 2020 may participate and vote at the meeting. If the meeting is adjourned because a quorum is not present, then, at the reconvened meeting, shareholders who participate in the meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Voting Securities and Principal Holders – Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. We have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy, our 2019 Annual Report on Form 10-K and proxy statement will be mailed to you.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 24, 2020.

Your vote is important. Please vote your shares promptly. To vote your shares, you can (i) use the Internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card; (ii) call the toll-free telephone number set forth in the attached proxy statement and on your proxy card; or (iii) complete, sign and date your proxy card and return your proxy card by mail.

THOMAS J. REID

Secretary

April 24, 2020

*                             *                            *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on

June 3, 2020: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary is intended to provide a broad overview of some of the items elsewhere in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics before voting.

ANNUAL MEETING INFORMATION

Date:	June 3, 2020

Time:	9:00 a.m. Eastern Time

Place:	Meeting live via the Internet—comcast.onlineshareholdermeeting.com

Record Date:	Shareholders as of April 3, 2020 are entitled to vote

ANNUAL MEETING AGENDA AND VOTING MATTERS

Proposal		Board’s Voting Recommendation	Page Reference
No. 1	Election of Directors	FOR	Page 15
No. 2	Ratification of Appointment of Independent Auditors	FOR	Page 20
No. 3	Approval of Amended and Restated 2003 Stock Option Plan	FOR	Page 22
No. 4	Approval of Amended and Restated 2002 Restricted Stock Plan	FOR	Page 27
No. 5	Advisory Vote to Approve Our Executive Compensation	FOR	Page 31
No. 6	Shareholder Proposal to Provide a Lobbying Report	AGAINST	Page 32
No. 7	Shareholder Proposal to Require an Independent Board Chair	AGAINST	Page 35
No. 8	Shareholder Proposal to Conduct Independent Investigation and Report on Risks Posed By Failing to Prevent Sexual Harassment	AGAINST	Page 36

BOARD OF DIRECTORS: NOMINEES FOR ELECTION

Director	Age	Director Since	Board Committees	Diversity (Gender/Race)

Kenneth J. Bacon*	65	November 2002	Governance and Directors Nominating Committee	Ö

Madeline S. Bell*	58	February 2016	Audit and Governance and Directors Nominating Committees	Ö

Naomi M. Bergman*	56	Director Nominee	—	Ö

Edward D. Breen**	64	February 2014	Compensation Committee

Gerald L. Hassell*	68	May 2008	Compensation and Finance Committees

Jeffrey A. Honickman*❖	63	December 2005	Audit and Governance and Directors Nominating Committees

Maritza G. Montiel*❖	68	June 2018	Audit Committee	Ö

Asuka Nakahara*	64	February 2017	Audit Committee	Ö

David C. Novak*	67	December 2016	Compensation Committee

Brian L. Roberts	60	March 1988	—
*	Independent Director
**	Lead Independent Director
❖	Audit Committee Financial Expert

90% of Directors Independent	7 Years Avg. Independent Director Tenure	50% Board Diversity

following the annual meeting if all of our director nominees are elected

GENERAL INFORMATION

Who May Vote

Holders of record of Class A and Class B common stock of Comcast Corporation (“Comcast,” the “Company,” “our,” “we” or “us”) at the close of business on April 3, 2020 may vote at the annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 24, 2020.

How to Vote

You may vote at the virtual meeting or by proxy. We recommend that you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote at the meeting if you participate in it.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.

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Telephone: Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions your broker, brokerage firm, bank or other nominee provided to you regarding voting by telephone.

•	Mail: Complete, sign and date your proxy card and return it in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on June 2, 2020.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors, (c) the approval of the Amended and Restated 2003 Stock Option Plan, (d) the approval of the Amended and Restated 2002 Restricted Stock Plan, and (e) the approval, on an advisory basis, of our executive compensation; and (ii) against each of the shareholder proposals.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In compliance with this e-proxy process, on or about April 24, 2020, we mailed to our shareholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders may access the proxy materials on the website referred to in the Notice and in this proxy statement and request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we reduce the impact of our annual meeting of shareholders on the environment and save money on the cost of printing and mailing documents to you. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting at the virtual meeting.

Attending and Voting at the Meeting

This year’s annual meeting will be a virtual meeting of shareholders conducted via live webcast. All shareholders of record on April 3, 2020 are invited to attend and participate in the meeting. We believe that a virtual meeting provides expanded shareholder access and participation and improved communications, while affording shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

To attend, and submit your questions during, the virtual meeting, please visit comcast.onlineshareholdermeeting.com. To participate in the annual meeting, you will need the 16-digit control number included on your Notice or on your proxy card. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

If you have any technical difficulties or any questions regarding the virtual meeting website, please call 1-855-449-0991 (toll-free). If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, cmcsa.com, including information on when the meeting will be reconvened.

Conduct of the Meeting

The Chairman of our Board (or any other person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct, which will be available at the virtual meeting, for shareholders who wish to participate in the meeting. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such other person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, consistent with our prior in-person and virtual annual meetings, all questions submitted in accordance with the rules of conduct generally will be addressed in the order received.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.

•	By telephone: Call toll free 1-866-281-2100

•	By writing:

Thomas J. Reid, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Shareholder Engagement

We have always maintained a very active, broad-based and year-round investor relations outreach program to solicit input and to communicate with shareholders on a variety of topics related to our business and strategy. Over the course of a year, our investor relations team, some of our named executive officers (“NEOs”) and other key employees typically speak with several hundred investors through investor roadshows, conferences and phone conversations.

In addition to our traditional investor relations outreach program, we hold in-person and telephonic governance roadshow presentations and discussions with our larger investors. Over the past year, we spoke with approximately 35 investors, including investors who sought to engage with us. We believe these investors represented approximately 40% of our outstanding shares of Class A common stock. We also spoke with two of the top proxy advisory firms. Many of these meetings included at least one of our executive officers.

This dialogue provides an opportunity to discuss governance matters generally, including our directors’ skills and tenure, our Board’s oversight roles and responsibilities, our various social and environmental initiatives, and our approach to executive compensation matters, including the linkage between pay and performance and our compensation program’s alignment to our shareholders’ interests. Through these discussions, some of our shareholders have suggested that we consider certain changes or additional disclosures. In response to feedback from some investors over the past year, we have made several changes to our executive compensation program for 2020, as described in “Executive Compensation – Compensation Discussion and Analysis – Executive Summary – Compensation-Related Changes .”

Our Board has established a process for shareholders and other interested parties to communicate with its members. Correspondence may be addressed to the Board, the Lead Independent Director, any other particular director, any committee of the Board or any other group of directors, in care of Thomas J. Reid, Secretary, Comcast Corporation, at the mailing address provided above or the following e-mail address: audit_committee_chair@comcast.com. The Secretary, or his designee, promptly reviews all such correspondence, and, as appropriate, forwards it to the Board or other addressee based on the subject matter of the correspondence. Any such correspondence relating to accounting, internal accounting controls or auditing matters is handled in accordance with procedures established by the Audit Committee.

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on April 3, 2020, the record date, we had outstanding 4,554,713,243 shares of Class A common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.0622 votes per share and each holder of Class B common stock is entitled to 15 votes per share.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either by proxy or by attending the virtual meeting. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count for voting purposes. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

PRINCIPAL SHAREHOLDERS

This table sets forth information as of March 10, 2020 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	403,366,604(1)	8.9%

Class A common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	321,529,244(2)	7.1%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375(3)	100%
(1)	This information is based upon a Schedule 13G filing with the SEC on February 12, 2020 made by The Vanguard Group setting forth information as of December 31, 2019.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 5, 2020 made by BlackRock, Inc. setting forth information as of December 31, 2019.

(3)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendants are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Roberts represent 33 1⁄3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible at the shareholder’s option into a share of Class A common stock. For information regarding Mr. Roberts’ beneficial ownership of Class A common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnote (12) to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

This table sets forth information as of March 10, 2020 about the amount of common stock beneficially owned by (i) our current directors (all of whom, other than Mr. Bonovitz, are also director nominees), (ii) Ms. Bergman, a director nominee, (iii) the NEOs listed in “Executive Compensation – Summary Compensation Table” and (iv) our directors, director nominee and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	Amount Beneficially Owned(1)				Percent of Class

Name of Beneficial Owner	Class A(2)		Class B		Class A(2)	Class B
Kenneth J. Bacon	33,661		–		*	–
Madeline S. Bell	31,293	(3)	–		*	–
Naomi M. Bergman	7,200	(4)	–		*	–
Sheldon M. Bonovitz	203,419	(5)	–		*	–
Edward D. Breen	131,204	(6)	–		*	–
Stephen B. Burke	3,193,760	(7)	–		*	–
Michael J. Cavanagh	1,518,021		–		*	–
David L. Cohen	3,930,408	(8)	–		*	–
Gerald L. Hassell	140,996		–		*	–
Jeffrey A. Honickman	290,807	(9)	–		*	–
Maritza G. Montiel	12,903	(10)	–		*	–
Asuka Nakahara	25,548		–		*	–
David C. Novak	347,536	(11)	–		*	–
Brian L. Roberts	32,618,136	(12)	9,444,375	(13)	*	100	%(13)
David N. Watson	2,748,021	(14)	–		*	–
All directors, nominees and executive officers as a group (18 persons)	42,790,492	(15)	9,444,375		*	100%
*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of March 10, 2020: Mr. Burke, 2,768,960; Mr. Cavanagh, 1,275,021; Mr. Cohen, 2,658,290; Mr. Roberts, 6,387,360; Mr. Watson, 1,815,589; and all executive officers as a group, 12,511,000.

Includes beneficial ownership of the following number of shares underlying stock units held by the following persons that vest on or within 60 days of March 10, 2020: Mr. Burke, 180,914; Mr. Cavanagh, 81,591; Mr. Cohen, 104,129; Mr. Roberts, 68,608; Mr. Watson, 62,699; and all executive officers as a group, 322,412.

Includes the following number of share equivalents that will be paid at a future date in cash and/or stock pursuant to an election made under our restricted stock plan for the following persons: Ms. Bell, 22,741; Mr. Hassell, 109,694; Mr. Honickman, 136,495; Ms. Montiel, 10,008; Mr. Nakahara, 17,206; and Mr. Novak, 13,842.

Includes the following number of share equivalents that will be paid at a future date in stock under our deferred compensation plans for the following persons: Ms. Bell, 4,032; Mr. Breen, 3,895; Mr. Hassell, 26,593; Mr. Honickman, 32,875; Ms. Montiel, 1,269; Mr. Nakahara, 4,150; and Mr. Novak, 4,144.

(3)	Includes 2,200 shares held jointly by her and her spouse and 400 shares held by her spouse.

(4)	Includes 300 shares held by a family trust.

(5)

Mr. Bonovitz is not a nominee for director at the 2020 annual meeting. Includes 98,426 shares owned by family trusts of which he is a trustee; 33,860 shares owned by a family partnership; and 31,428 shares owned by a charitable foundation of which his spouse is a trustee.

(6)	Includes 109,837 shares held by a grantor retained annuity trusts of which he is a trustee.

(7)	Includes 23,885 shares held by a charitable foundation of which he and his spouse are trustees.

(8)

Includes 798,389 shares owned in family trusts; 51,060 shares held by grantor retained annuity trusts of which he is a trustee; 80 shares held by his spouse; and 138,303 shares owned by a charitable foundation controlled by him, his spouse and his children.

(9)	Includes 20,000 shares held by a grantor trust of which he is a trustee and 154 shares owned by his daughters.

(10)	Includes 425 shares held in an individual retirement account.

(11)	Includes 500 shares held by family trusts.

(12)

Includes 286,044 shares owned by his spouse; 480 shares owned by his daughter; 1,081,336 shares owned by a family charitable foundation of which his spouse is a trustee; 13,712,646 shares owned by limited liability companies of which he is the managing member; and 8,114,490 shares owned by certain family trusts. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock into Class A common stock, he would beneficially own 42,062,511 shares of Class A common stock, representing approximately 1% of the Class A common stock.

(13)	See footnote (3) under “— Principal Shareholders” above.

(14)	Includes 140 shares owned by his spouse; 5,328 shares owned by his children; and 440,842 shares held in family trusts.

(15)	Includes 25 shares held by a family trust.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

As described in more detail elsewhere in this proxy statement, below are some highlights of our corporate governance structure. As this is only a summary, we encourage you to read the entire proxy statement for more information on our corporate governance structure.

✓	Annual Director Elections

✓	Strong Lead Independent Director, with Defined Role and Responsibilities (see page 9)

✓	90% of Director Nominees are Independent; Director Tenure Considered in Annual Board Director Independence Determinations (see page 15)

✓	Audit, Compensation and Governance and Directors Nominating Committees Composed Solely of Independent Directors (see pages 13-14)

✓	Board Refreshment Achieved in Part through Mandatory Independent Director Retirement at 72 (see page 12); If All Director Nominees Elected:

➣	Five new independent directors within past five years

➣	Average tenure of independent directors following the annual meeting is 7 years

✓	50% of Director Nominees are Diverse by Gender or Race, Including Four of Last Five Directors; 30% of Director Nominees are Female (see page 15)

✓	Annual Board and Committee Evaluation Process (see page 11)

✓	Proxy Access By-Law (see page 12)

✓	Appropriate Board/Committee Level Risk Oversight of Company Risks (see page 9)

✓	Proactive Shareholder Engagement Program (see page 3)

✓	Annual Board and Compensation Committee Discussion of Succession Planning for CEO and Senior Executives (see page 10)

✓	Compensation Committee Directly Retains Independent Compensation Consultant (see page 11)

✓	Opportunity for Executive Sessions at Every Board and Committee Meeting (see page 8)

✓	Robust Stock Ownership Requirements, with NEO Beneficial Shareholdings Significantly Exceeding Thresholds (see pages 12 and 56)

➣	CEO = 10x Salary

➣	Other Named Executive Officers = 3x Salary

➣	Nonemployee Directors = 5x Annual Retainer

✓	No Dividend Equivalents Paid on Unearned Restricted Stock Units or on Any Stock Options

✓	Prohibition on Hedging; Any Pledging Subject to Approval of Chair of Governance and Directors Nominating Committee; No Current Pledges (see page 56)

✓	Recoupment (“Clawback”) Policy for Executive Compensation (see page 57)

✓	No Automatic (“Single Trigger”) Acceleration of Vesting in Connection with a Change in Control (see page 56)

OUR COMPANY

We are a global media and technology company with three primary businesses, Comcast Cable Communications (“Comcast Cable”), NBCUniversal Media (“NBCUniversal”) and Sky Limited (“Sky”).

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Comcast Cable is a leading provider of high-speed internet, video, voice, wireless and security and automation services to residential customers under the XFINITY brand; we also provide these and other services to business customers and sell advertising.

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NBCUniversal is one of the world’s leading media and entertainment companies that develops, produces and distributes entertainment, news and information, sports and other content for global audiences, and owns and operates theme parks worldwide.

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Sky is one of Europe’s leading entertainment companies that primarily includes a direct-to-consumer business, providing video, high-speed internet, voice and wireless phone services, and a content business, operating entertainment networks, the Sky News broadcast network and Sky Sports networks.

We have a deep-rooted strategic focus on long-term growth. Our Board values and rewards our senior leadership team for thinking strategically and pursuing strategic pivotal transactions and initiatives for our overall long-term growth prospects, as well as for their ability to react swiftly and effectively in a time of crisis such as the unprecedented COVID-19 pandemic. Our senior leadership team is intently focused on protecting our company, employees and customers from severe economic damage as a result of the COVID-19 crisis. They have swiftly and effectively mobilized our company not only in transitioning our operations to address these challenges, but also in going above and beyond to help our employees, customers and local communities through financial and in-kind support, including by raising the internet service speed of our industry-leading low-income internet adoption program, Internet Essentials, generally to 25/3 Mbps to better facilitate children’s remote online learning experiences during this time. Our employees have been working tirelessly to keep our internet network running so our customers maintain vital internet connectivity, and our news organizations are working tirelessly to keep the world informed. Employees who are able to work from home have been doing so, and we have been adapting to make the work environment clean and safe for frontline employees who need to be in the office or the field.

Underpinning our strategic focus on long-term growth and our efforts to respond to the COVID-19 crisis is our company’s culture, which is built on integrity and respect – with the goal of working together to drive our businesses to be creative, innovative and competitive. Our core values that guide our company include:

•	Entrepreneurial spirit. We embrace good ideas, bring them to life quickly and constantly look for new ways to innovate for our customers.

•	Acting with integrity. We strive to do what’s right and treat people the right way.

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Strong Company culture with respect for each other. We are committed to a culture of fairness, respect and inclusion: within our leadership and our workforce, with our suppliers, in our programming and in the communities we serve. We believe that a diverse and inclusive company creates a more effective company, leading us to approach diversity as a driver for business growth and innovation.

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Giving back to the community. We have a long history of investing in and supporting local communities and organizations, developing programs and partnerships, and mobilizing our resources to connect people and inspire positive and substantive change.

We provide additional information on our company and its values, including through our annual corporate social responsibility report, Our Values in Action, on our website, comcastcorporation.com. The information on our website noted in this proxy statement and in any reports on the website shall not be deemed part of, and is not incorporated by reference in, this proxy statement.

THE BOARD

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2019, there were five meetings of our Board and a total of 19 committee meetings. Each director attended more than 75% of the aggregate number of Board meetings and the number of meetings held by all of the committees on which he or she served.

Our independent directors have the opportunity to meet separately in executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year.

We require our directors to participate in the annual meeting of shareholders, barring unusual circumstances. Each director then in office attended the 2019 annual meeting of shareholders.

Board Leadership Structure

Our Board regularly reviews our Board leadership structure. Our Board believes that we and our shareholders are best served by having Mr. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. He serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board. Moreover, having an independent Chairman is a minority practice among major companies, and having one individual perform the roles of Chairman and Chief Executive Officer is not restricted or prohibited by current laws or regulations.

Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where 90% of our director nominees are independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are composed entirely of independent directors; and through our Lead Independent Director, who, among other duties and as more fully described immediately below, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. Additionally, all of our directors, including our Chairman, are bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders.

Lead Independent Director

In accordance with our corporate governance guidelines, our Board has a strong Lead Independent Director position, currently filled by Mr. Breen. The Lead Independent Director:

•	Presides at any meetings of the Board at which the Chairman is not present.

•

Facilitates communication between the Chairman and the independent directors, and communicates periodically as necessary between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors.

•	Consults with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting.

•	Has authority to schedule meetings of the independent directors, including executive sessions of the independent directors.

•	Reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board.

•	With the Compensation Committee, organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management.

•	With the Governance and Directors Nominating Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.

The role of Lead Independent Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually.

Risk Oversight

While risk management is primarily the responsibility of our management, our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight. Our management, with involvement and input from our Board, performs a companywide enterprise risk management assessment to identify key risks and to manage and mitigate the significant strategic, operational and legal risk areas for our company. Our executive management team has the overall responsibility for, and oversight of, this process, and an enterprise risk management steering committee, composed of legal, financial, accounting and business executives, manages the process, with one or more senior business executives then monitoring and managing each of the identified risks.

Our Board and its committees exercise their respective roles in risk oversight in a variety of ways, including the following:

Board

•  Oversees the key risks identified through our enterprise risk management process for Board oversight:

○  competitive risks facing our businesses, including risks relating to the growth and diversification of our businesses;

○  reputational and customer service risks;

○  succession planning for our executive management team and other senior executives;

○  cybersecurity risks; and

○  legal and regulatory risks.

•  Reviews other significant risks facing our company identified through the enterprise risk management process. Among these are significant strategic, operational and legal risks, including privacy, human capital and business continuity risks.

•  Receives annual report on our government affairs group’s political spending, lobbying and trade association activities.

Audit Committee

•  Reviews the quality and integrity of our financial statements.

•  Monitors our internal control over financial reporting and disclosure controls and procedures.

•  Reviews the performance and responsibilities of our internal audit function and activities.

•  Evaluates the qualification, performance and independence of our independent auditors.

•  Reviews policies and practices with respect to financial risk assessment and management, including our major financial risk exposures and steps taken to monitor and manage such exposures.

•  Reviews processes and practices with respect to our enterprise risk management assessment.

•  Reviews the risks disclosed in Part I, “Item 1A. Risk Factors,” in our Annual Reports on Form 10-K.

•  Reports its discussions to the full Board for consideration and action when appropriate.

Compensation Committee

•  Oversees risks associated with our compensation policies and practices with respect to our executive compensation program.

•  Oversees risks associated with compensation and benefit plans and policies generally, including with respect to recruitment, development, promotion, retention and compensation of our senior executives and other employees.

•  Oversees succession planning for senior management.

•  Reports its discussions to the full Board for consideration and action when appropriate.

Governance and Directors Nominating Committee

•  Provides general oversight of corporate governance responsibilities, activities and functions.

•  Monitors effectiveness of our compliance program.

•  Reviews and assesses our business resiliency programs.

•  Periodically reviews our Statement on Political and Trade Association Activity.

•  Periodically reviews and assesses our corporate social responsibility report.

•  Reports its discussions to the full Board for consideration and action when appropriate.

Regular business presentations throughout the year highlight significant relevant risks and exposures.

Succession Planning and Talent Management

Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, the Board discusses succession planning for our CEO and the remainder of our senior executive management team. To help fulfill the Board’s responsibility, our Compensation Committee is required, pursuant to our corporate governance guidelines, to ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. Our corporate governance guidelines also require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management team, including our NEOs. Each year, our Board and Compensation Committee discuss succession planning for our senior executive management team and their respective direct reports.

2020 marks a year of transition and change for our senior leadership team with the transition of responsibilities of Mr. Cohen and the retirement of Mr. Burke. While Messrs. Burke and Cohen have been instrumental in shaping and guiding our company for many years, we are excited about our next generation of leaders who will continue to help us navigate evolving consumer, technological and regulatory trends and address competitive challenges. Our succession planning has facilitated a seamless transition process to date, including with respect to our senior management team’s leadership and response to the COVID-19 pandemic.

Recruiting, developing, promoting and retaining top talent is a key priority for our company. Throughout the year, our executive management team, as well as a broader array of executives throughout our businesses, make presentations to the Board and its committees and also interact with our directors during Board dinners before our five regularly scheduled Board meetings. This engagement between directors and our current and future leaders gives our directors meaningful insight into our current pool of talent, what attracts and retains our executives, and our company culture.

Board and Committee Evaluations

Each year, our Board and each of its committees perform a self-assessment to evaluate their effectiveness. As part of these assessments, each director completes a detailed questionnaire for the Board and any committees on which he or she serves, addressing topics such as Board structure and composition, Board responsibilities, Board meetings and materials, Board and management interactions, and ethics and compliance. The questionnaire seeks responses based on numerical ratings and also seeks qualitative comments on each question and any other general comments. The Governance and Directors Nominating Committee reviews and approves the process and the questionnaires to be used, with outside counsel also reviewing the questionnaires. The results of the assessments are compiled anonymously, with the average numerical response and any qualitative responses to each question, as well as a general summary of the results, being reviewed and discussed at the Board and the Governance and Directors Nominating Committee (as it relates to both the Board and all committees), each committee (as it relates to such committee) and, as appropriate, with any individual director. The Governance and Directors Nominating Committee develops action plans for items that may require follow up.

Compensation Consultant

Our Compensation Committee retained Korn Ferry as its independent compensation consultant for 2019. Korn Ferry provides research, analysis and input as to the form and amount of executive and director compensation, which generally includes market research utilizing information derived from proxy statements, surveys and its own consulting experience and insight, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research, analysis and input has been provided to both our Compensation Committee and to management. The Compensation Committee collaborated with Korn Ferry to determine and approve the parameters used to conduct the assessment work, including items such as the composition of peer groups, the relevant market statistical reference points within the data (e.g., median) and the elements of compensation. Korn Ferry did not determin~~e~~ or recommend the form or amount of compensation of our NEOs for 2019.

In 2019, we paid Korn Ferry approximately $536,000 for services related to executive and director compensation and paid Korn Ferry approximately $1,146,000 for leadership and talent consulting and executive search services.

Our Compensation Committee has determined that Korn Ferry’s work for us does not raise any conflicts of interest. Our Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NASDAQ Global Select Market rules on conflicts of interest. This evaluation included considering all of the services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers and any ownership of our stock by Korn Ferry’s team that provided our executive and director compensation services.

As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our NEOs are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan. In addition, “ownership” includes 60% of any deferred shares. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2019.

Retirement Age/ Director Tenure/ Director Emeritus Program

Our corporate governance guidelines require that our nonemployee directors who are also independent directors not stand for re-election to the Board after reaching the age of 72. We do not have a director tenure requirement, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to our Board as longer-term directors retire. Notwithstanding this belief and the fact that our corporate governance guidelines and NASDAQ Global Select Market rules do not deem long-tenured directors to be not independent, our Board reviews director tenure in connection with its director independence determinations. If all of our director nominees are elected at the annual meeting, the average tenure of our independent directors will be 7 years.

Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director. Following our 2020 annual meeting of shareholders, Mr. Bonovitz will become a director emeritus for a period of one year.

Corporate Governance Guidelines and Code of Conduct

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct applicable to our executive officers and directors are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC.

Director Nominations

Our Governance and Directors Nominating Committee will consider director candidates nominated by shareholders and will evaluate any such candidates in a similar manner as any other candidates. To submit a nomination, shareholders must provide a written notice in accordance with the requirements in our by-laws within the following time periods. For the election of directors at the 2021 annual meeting of shareholders, if such meeting is called for a date between May 4, 2021 and July 3, 2021, we must receive written notice at the address given on page 3 on or after February 3, 2021 and on or before March 5, 2021. If such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first.

In addition, a shareholder or group of up to 20 shareholders owning at least 3% of the aggregate number of our outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two directors, provided the shareholder(s) and nominee(s) satisfy the requirements in our by-laws. Notice of proxy access director nominees for the election of directors at the 2021 annual meeting of shareholders, if such meeting is called for a date between May 4, 2021 and July 3, 2021, must be received on or after November 25, 2020 and on or before December 25, 2020. If such meeting is called for any other date, we must receive written notice by the later of the close of business on the date that is 180 days prior to such meeting or the tenth day following the date the meeting is first publicly announced or disclosed.

Shareholders can obtain a copy of our by-laws by writing to Thomas J. Reid, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019 and is posted on our website under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

COMMITTEES OF OUR BOARD

Our Board has four standing committees, each of which has a charter posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

The table below provides current membership and meeting information for each of these committees.1

	Audit Committee	Compensation Committee	Finance Committee	Governance and Directors Nominating Committee
Kenneth J. Bacon				Chair
Madeline S. Bell	Ö			Ö
Sheldon M. Bonovitz			Ö
Edward D. Breen		Chair
Gerald L. Hassell		Ö	Chair
Jeffrey A. Honickman❖	Chair			Ö
Maritza G. Montiel❖	Ö
Asuka Nakahara	Ö
David C. Novak		Ö
Number of Meetings Held in 2019	9	5	0	5
❖	Audit Committee Financial Expert
1	Mr. Bonovitz is not a director nominee at the 2020 annual meeting. Ms. Bergman, a director nominee, is not reflected in the table above, as she is not yet a director.

Committee	Committee Description
Audit Committee

Each member is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules.

Our Board has concluded that Jeffrey A. Honickman and Maritza G. Montiel qualify as audit committee financial experts.

The Audit Committee is responsible for the oversight and evaluation of:

•  the qualifications, independence and performance of our independent auditors;

•  the qualifications and performance of our internal audit function; and

•  the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

Compensation Committee

Each member is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986).

The Compensation Committee:

•  Reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives.

•  Is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our senior executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

•  Performs an annual review of our compensation philosophy, our executive compensation programs, including any material risks related to our programs, and the performance of our NEOs. The Compensation Committee’s determinations are reviewed annually by the independent directors.

•  Oversees succession planning for our senior management (including our Chief Executive Officer).

Finance Committee

The Finance Committee provides advice and assistance to us as requested by the Board.

•  The Finance Committee may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters.

•  Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, derivatives risks, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee

Each member is independent under NASDAQ Global Select Market rules.

The Governance and Directors Nominating Committee:

•  Exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers.

•  Is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

•  Identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described above), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below in “Director Biographies.” Other than Ms. Bergman, all of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one, or the Board may reduce its size.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

INDEPENDENCE DETERMINATIONS

Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, nine of our ten directors will be independent, and the average tenure of our independent directors will be 7 years.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Roberts and is not standing for reelection at the 2020 annual meeting, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that in the ordinary course of business we have, during the current year and the past three fiscal years, sold products and services to, purchased products and services from, and/or made charitable donations (including by certain of our executive officers) to companies at which some of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid or donated to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market rules.

Although neither of our corporate governance guidelines nor NASDAQ Global Select Market rules deem a long-tenured director not independent, our Board reviewed director tenure in connection with making its independence determinations.

DIRECTOR CHARACTERISTICS

As baseline director qualifications, our Board seeks, and each of our directors possesses, key attributes that we deem critical in being a director, including strong and effective decision-making, communication and leadership skills; high ethical standards, integrity and values; and a commitment to representing the long-term interests of our shareholders. Our Board then strives to balance the need to have directors with a variety of experiences and areas of expertise and knowledge, while maintaining gender and minority representation (50% of our director nominees are diverse by gender or race, including four of our last five directors; 30% of our director nominees are female).

As described in more detail on page 11, our Board and each of its committees perform an annual self-assessment, which among other things, evaluates the overall composition of our Board, including the diversity of skills and backgrounds of our directors. Our Governance and Directors Nominating Committee focuses on certain specific director qualifications and skills, including those highlighted below, to help ensure that our directors bring to the Board a diversity of experience, qualifications and skills to oversee and address the current issues facing our company. Our Governance and Directors Nominating Committee also considers these qualifications, including with respect to gender and minority diversity, as it seeks to identify and evaluate potential new directors.

Director Nominees	Internet/ Video/ Wireless Industry	Media Industry	Financial/ Accounting	Consumer Products/ Customer- Oriented	Government Affairs	Internat- ional	Talent Manage- ment	Tech- nology	Non-Profit/ Educational/ Philanthropic	Current/Former CEO/President/ Executive Officer	Diversity (Gender/Race)
Kenneth J. Bacon*			Ö		Ö				Ö	Ö	Ö
Madeline S. Bell*				Ö					Ö	Ö	Ö
Naomi M. Bergman*	Ö	Ö		Ö				Ö		Ö	Ö
Edward D. Breen*	Ö			Ö		Ö		Ö		Ö
Gerald L. Hassell*			Ö	Ö						Ö
Jeffrey A. Honickman*			Ö	Ö						Ö
Maritza G. Montiel*			Ö		Ö		Ö			Ö	Ö
Asuka Nakahara*			Ö						Ö	Ö	Ö
David C. Novak*				Ö		Ö	Ö		Ö	Ö
Brian L. Roberts	Ö	Ö				Ö				Ö

* Independent Director

DIRECTOR NOMINEE BIOGRAPHIES

Kenneth J. Bacon: Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the National Multifamily Housing Council.

Qualifications: We believe that Mr. Bacon’s significant experience in government affairs, the financial and housing industries and the non-profit, educational and philanthropic communities as noted above renders him qualified to serve as one of our directors.

Age: 65 Director since: November 2002 Current Public Company Directorships: Ally Financial Inc. Welltower Inc. Former Public Company Directorships: Forest City Realty Trust

Madeline S. Bell: Ms. Bell is the President and Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), a top-ranked children’s hospital in the United States. Prior to being promoted to Chief Executive Officer in July 2015, Ms. Bell served as CHOP’s Chief Operating Officer for eight years. Ms. Bell began her career as a pediatric nurse and moved from a variety of different nursing roles into hospital administration in 1989, and holds a Master of Science degree in organizational dynamics. Ms. Bell serves on the boards of the Federal Reserve Bank of Philadelphia, the Children’s Hospital Association, the Leonard Davis Institute of Health Economics and Solutions for Patient Safety, and also serves on the Executive Committee of the Greater Philadelphia Chamber of Commerce and is a member of the Chamber’s CEO Council for Growth. Ms. Bell also serves on the Villanova University College of Nursing Board of Consultors.

Qualifications: We believe that Ms. Bell’s experience and leadership of CHOP as noted above and her experience in the non-profit community render her qualified to serve as one of our directors.

Age: 58 Director since: February 2016

Naomi M. Bergman: Ms. Bergman has been a senior executive of Advance, a private business that invests in a broad range of media, entertainment, technology, communications and education companies, since 2016. In her role, Ms. Bergman provides strategic guidance to Advance operating companies and investments, and focuses on corporate development. Previously, Ms. Bergman was President of Bright House Networks, a cable company, from 2010 until 2016, and prior thereto, served in multiple leadership roles at Bright House Networks and Time Warner Cable. Ms. Bergman currently serves on the Federal Communications Commission Technological Advisory Committee, the board of trustees of the University of Rochester and the boards of directors of The Cable Center and Adaptive Spirit.

Qualifications: We believe that Ms. Bergman’s extensive experience and leadership in the cable industry and in providing strategic guidance to companies as noted above render her qualified to serve as one of our directors.

Age: 56 Director since: Current Nominee for Election Current Public Company Directorships: Visteon Corporation Former Public Company Directorships: Cable One, Inc.

Edward D. Breen: Mr. Breen is the Chief Executive Officer and Executive Chairman of DuPont de Nemours, Inc. Before becoming CEO, he was executive chairman of DuPont and previously served as CEO of DowDuPont and DuPont since 2015. Mr. Breen was the Chief Executive Officer of Tyco International Ltd. from July 2002 until September 2012, was the Chairman of its Board until March 2016 and was one of its directors until September 2016. Prior to joining Tyco International, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen is a member of the advisory board of New Mountain Capital, and had previously served as one of our directors from June 2005 until November 2011.

Qualifications: We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer product sectors, notably as those sectors relate to the internet, video and wireless industries, including his various experiences as a president and chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 64

Director since: February 2014

Current Public Company Directorships:

DuPont de Nemours, Inc.

Corteva, Inc. (not standing for reelection at 2020 Annual Meeting of Stockholders)

Former Public Company Directorships:

DowDuPont Inc.

Tyco International Ltd.

Gerald L. Hassell: Mr. Hassell was the Chief Executive Officer of The Bank of New York Mellon from 2011 until July 2017, and was Chairman of its Board until December 2017. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell is a member of the board of trustees of Duke University, a member of the board of directors of Duke University Health System, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the board of the Lincoln Center for the Performing Arts.

Qualifications: We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 68 Director since: May 2008 Current Public Company Directorships: MetLife, Inc. Former Public Company Directorships: The Bank of New York Mellon

Jeffrey A. Honickman: Mr. Honickman has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He previously served as Chairman of the American Beverage Association Board of Directors.

Qualifications: We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 63 Director since: December 2005

Maritza G. Montiel: Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. As Deputy Chief Executive Officer, among other things, Ms. Montiel led a variety of strategic initiatives, including the transformation of the firm’s Federal Government Services Practice. During her tenure at Deloitte, she held numerous senior management roles, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011 and Regional Managing Partner from 2001 to 2009, and she was the Advisory Partner for many public company clients in which Deloitte was the principal auditor. She also served as a member of Deloitte’s U.S. and Global Board of Directors.

Qualifications: We believe that Ms. Montiel’s extensive experience and leadership in the accounting profession, including her experience as the former Deputy Chief Executive Officer and Vice Chairman of Deloitte, coupled with her skills in corporate governance matters, render her qualified to serve as one of our directors.

Age: 68 Director since: June 2018 Current Public Company Directorships: AptarGroup, Inc. McCormick & Company, Incorporated Royal Caribbean Cruises Ltd.

Asuka Nakahara: Mr. Nakahara has been a partner of Triton Atlantic Partners, a real estate advisory firm and investment vehicle that he co-founded, since 2009. He also has served as an Associate Director of the Zell-Lurie Real Estate Center at the Wharton School of the University of Pennsylvania for the past 19 years. Mr. Nakahara began his career at Trammell Crow Company as a leasing agent in 1980, was named a partner in 1983 and was promoted to its Chief Financial Officer in 1996, overseeing finance, capital markets, mergers and acquisitions, marketing, Trammell Crow University, human resources and other new business initiatives. He retired from Trammell Crow in 1999. Mr. Nakahara served on the board of, and was the chair of the Investment Committee of, the United States Golf Association, and also is a past board member of the PGA of America.

Qualifications: We believe that Mr. Nakahara’s extensive knowledge of real estate and general advisory matters, including his leadership and academic experiences, as well as his prior experience as a chief financial officer as noted above, render him qualified to serve as one of our directors.

Age: 64 Director since: February 2017 Current Public Company Directorships: CBRE Clarion Global Real Estate Income Fund

David C. Novak: Mr. Novak is the founder of David Novak Leadership, LLC, which provides online leadership training to transform managers into confident, capable engaging leaders. Prior to that, Mr. Novak was the Chief Executive Officer of YUM! Brands, Inc. from January 2000 until December 2014, and was the Chairman of its Board from January 2001 until December 2014 and the Executive Chairman of its Board from January 2015 until May 2016. He also is on the board of Lift-a-Life Novak Family Foundation.

Qualifications: We believe that Mr. Novak’s extensive knowledge of customer service-oriented business practices and talent management, as well as his prior experience as a chief executive officer and chairman as noted above, render him qualified to serve as one of our directors.

Age: 67 Director since: December 2016 Former Public Company Directorships: YUM! Brands, Inc.

Brian L. Roberts: Mr. Roberts has served as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2019, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1⁄3% of the combined voting power of our two classes of voting common stock. Mr. Roberts is also a director of the National Cable and Telecommunications Association, the principal trade association of the cable industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the internet, video, phone, media and entertainment and wireless industries, including as our Chief Executive Officer and President, render him qualified to serve as one of our directors.

Age: 60 Director since: March 1988

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) its quality of service provided on prior audits, (iii) evaluations of Deloitte by our management and internal auditors, (iv) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (v) the length of time Deloitte has served as our independent auditors and (vi) the quality and depth of Deloitte and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2020. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2019 and 2018.

	2019	2018
	(in millions)
Audit fees	$28.0	$21.2
Audit-related fees	1.5	1.7
Tax fees	0.7	0.7
All other fees	0.1	0.4

	$30.3	$24.0

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. The increase in audit fees in 2019 is primarily due to fees paid or accrued for incremental audit work related to Sky following the acquisition in the fourth quarter of 2018.

Audit-related fees consisted of fees paid or accrued for financial due diligence services and attestation services related to contractual and regulatory compliance.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. There were no fees paid or accrued in 2019 and 2018 for tax planning.

Other fees in 2019 and 2018 primarily consisted of consulting fees paid or accrued relating to previous Sky engagements. Other fees in 2019 and 2018 also included fees paid or accrued for subscription services.

PREAPPROVAL POLICY OF AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee’s policy requires that the committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $1 million in a single engagement or series of related engagements, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ Global Select Market rules. Each member also is financially literate for audit committee purposes under the NASDAQ rules, and the Board has concluded that Jeffrey A. Honickman and Maritza G. Montiel qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.comcastcorporation.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, the financial reporting process and internal control over financial reporting. Deloitte, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled in-person meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including the presentation of non-GAAP financial information and critical accounting judgments and estimates) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AS 1301, Communications with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Among other things, in our discussions with the independent auditors, we sought their perspectives on the appropriateness of the accounting principles selected by management and their assessment of risk in financial reporting.

Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters required to be discussed by the applicable requirements of the PCAOB and SEC. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2020 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the quality of service provided on prior audits, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of Comcast’s businesses. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2020 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

Jeffrey A. Honickman (Chair)

Madeline S. Bell

Maritza G. Montiel

Asuka Nakahara

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED 2003 STOCK OPTION PLAN

Our 2003 Stock Option Plan (the “Option Plan”) was adopted by our Board on February 26, 2003 and approved by our shareholders in 2003, 2009, 2011 and, most recently, in 2016. We have used a substantial portion of the current authorized share pool under the Option Plan for existing awards. As a result, on April 10, 2020, the Board approved an amendment to the Option Plan to increase the number of shares available for issuance under the Option Plan by 351,000,000 from 688,000,000 to 1,039,000,000, subject to shareholder approval.

In connection with the Compensation Committee’s periodic evaluation of the Option Plan and the approval of the amendment to the Option Plan, our Board and Compensation Committee have considered our anticipated future equity needs, our historical equity incentive compensation practices and the advice of the Compensation Committee’s independent compensation consultant. Our Board believes that the increased number of shares available for issuance under the Option Plan represents a reasonable amount of potential additional equity dilution and allows us to continue awarding equity incentives, which are an important component of our compensation program as discussed below in “Executive Compensation — Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program.”

Key Aspects of the Option Plan

The following sets forth key aspects of the Option Plan, and a summary of its material features is provided in “Description of the Option Plan” below.

•	The Option Plan is administered by our Compensation Committee composed entirely of independent directors.

•

Taken together, the proposed increases to the number of shares available for issuance under the Option Plan and RSU Plan (as defined and described in Proposal 4 below), represent approximately 8.5% of our Class A common shares and Class B common shares outstanding (“CSO”) as of the close of business on December 31, 2019 and March 10, 2020.

•

Taken together, (i) awards currently outstanding and available for grant under the Option Plan and RSU Plan give rise to dilution of 8.7% of CSO as of December 31, 2019, and (ii) our run rate for 2019 (the percentage of CSO that were granted in 2019) was 1.3% of CSO as of December 31, 2019.

•

As of the close of business on December 31, 2019, 191,607,722 nonqualified stock options were outstanding under the Option Plan, with a weighted average exercise price of $31.84 and a weighted average term of 6.42 years.

•	Approximately 14,300 employees received grants under the Option Plan in 2019, including almost all exempt Comcast corporate and Comcast Cable employees with an annual base salary of at least $91,000.

•	No dividend equivalents are granted or accrue on any option award.

•

For awards with a grant date value of $750,000 or more, the award vests in installments over 9.5 years, generally vesting as follows: 30% on the second anniversary of the date of grant, 15% on each of the third through fifth anniversaries of the date of grant; 5% on each of the sixth through ninth anniversaries of the date of grant and 5% on the nine and one-half year anniversary of the date of grant. For awards with a grant date value of less than $750,000, the award vests in installments over five years, generally vesting as follows: 40% on the second anniversary of the date of grant and 20% on each of the third through fifth anniversaries of the date of grant.

•	The Option Plan continues to incorporate a number of corporate governance best practices to further align our equity compensation program with the interests of our shareholders, including:

○

No “liberal” share recycling. Shares that are (i) tendered or withheld to satisfy any tax withholding obligations or as payment of an option exercise price or (ii) repurchased on the open market with the proceeds of the option exercise price, in each case, may not again be available for issuance under the Option Plan.

○

No “evergreen” feature. The Option Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Option Plan can be increased automatically without shareholder approval

○

No “liberal” change in control definition. Our change in control definition does not permit acceleration of options unless an actual change in control occurs (see “Terminating Events” below for our definition of a change in control)

○

No repricings. No repricing of options or cash rights of any kind is permitted without shareholder approval, including through cancellation and regrant, or repurchase of any option or cash right that is “out of the money.”

○	No discounted options. No discounted options may be granted under the Option Plan.

•

We have a robust stock ownership policy for our executive officers and other key employees, as well as nonemployee directors. This policy is designed to increase the executives’ ownership stakes in our company and align their interests with the interests of our shareholders. A person who is not in compliance with these guidelines cannot sell or otherwise dispose of any stock until he or she meets the applicable ownership requirement. Information on our stock ownership policy can be found, for our executive officers, below in “Executive Compensation — Compensation Discussion and Analysis — Other Policies and Considerations — Executive Stock Ownership Policy” and for our nonemployee directors, above in “About Our Board and Its Committees — Director Stock Ownership Policy.”

•

We have an incentive compensation recoupment (or “clawback”) policy that may require reimbursement by an executive officer or former executive officer of options granted under the Option Plan if it is determined by our Board that gross negligence, intentional misconduct or fraud by such executive officer or former executive officer caused or partially caused the restatement of all or a portion of our financial statements. Information on our incentive compensation recoupment policy can be found below in “Executive Compensation — Compensation Discussion and Analysis — Other Policies and Considerations — Recoupment (or “Clawback”) Policy.”

In accordance with applicable NASDAQ Global Select Market rules, our Board is asking shareholders to approve the Option Plan, as so amended and restated. If the Option Plan is not approved, we will not be able to make the proposed additional 351,000,000 shares available for issuance under the Option Plan, but it will otherwise remain in effect. As a result, we will be unable to maintain our current equity grant practices and will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our shareholders as effectively as equity incentive awards.

If shareholders approve the Option Plan, we will file a registration statement on Form S-8 with the SEC, as soon as reasonably practicable after the approval, to register the additional shares available for issuance under the Option Plan.

Description of the Option Plan

The following is a summary of the material features of the Option Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Option Plan, which is attached to this proxy statement as Appendix A.

Types of Awards. The Option Plan provides for the grant of options to purchase shares of Class A common stock. Options granted may be incentive stock options as defined under Section 422(b) of the Internal Revenue Code (“ISOs”), although we have not issued any ISOs since 2003 and have no intention to do so. Options which do not qualify as ISOs and are referred to as nonqualified stock options (together with ISOs, “Options”) may also be granted under the Option Plan. The Option Plan also provides for the grant of tandem cash rights, which are rights to receive a cash payment of an amount per share determined by the Compensation Committee and specified in the Option document, in lieu of exercising a nonqualified stock option. The tandem cash right cash payment amount per share is limited to not more than the fair market value of a share at the time of exercise over the fair market value of a share on the date of grant. Although provided for under the Option Plan, we have not granted, nor do we currently intend to grant, any such tandem cash rights under the Option Plan. Individuals who receive Options are referred to as “Optionees.”

Eligibility. Our employees and employees of our participating subsidiaries, as well as our nonemployee directors, are eligible to receive Options under the Option Plan, although we do not currently grant options to our nine nonemployee directors. Based on the Compensation Committee’s current grant guidelines, the number of employees, including our NEOs, eligible to participate in the Option Plan as of March 10, 2020 is approximately 15,300. The basis for participation in the Option Plan is the Compensation Committee’s decision, in its sole discretion, that an award of Options to an eligible participant will further the Option Plan’s purposes of retaining valued employees, officers and directors by offering them a greater stake in the Company’s success and a closer identity with it, and attracting individuals whose services would be helpful to the Company and would contribute to its success. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purpose of the Option Plan. The maximum number of shares for which Options may be granted to any single individual in any calendar year is 30 million shares, subject to adjustment in the event of certain corporate events. Employees other than officers are eligible to receive tandem cash rights under the Option Plan. ISOs may only be granted to employees of our company and our subsidiaries.

Shares Subject to the Plan. The aggregate number of shares that may be issued under the Option Plan is currently 688,000,000 shares of Class A common stock, subject to adjustment in the event of certain corporate events. Under the amended Option Plan, the number of shares authorized for issuance is 1,039,000,000. As of the close of business on December 31, 2019, of this aggregate amount, 567,983,432 shares had been issued or reserved for issuance under the Option Plan and 120,016,568 Options remained available for grant under the Option Plan. Under the amended Option Plan, such number of Options available for grant would be 471,016,568. Shares deliverable under the Option Plan may consist of either treasury shares or originally issued shares. If an Option granted under the Option Plan is forfeited, terminates or expires without having been exercised in full, the shares subject to such Option will be available again for grant under the Option Plan. The following shares may not again be made available for issuance under the Option Plan: (i) shares not issued or delivered as a result of a “cashless exercise” or shares used to pay the exercise price, (ii) shares withheld to satisfy any tax withholding liabilities of a participant or (iii) shares repurchased on the open market with the proceeds of the option exercise price. As of March 10, 2020, the fair market value of a share of Class A common stock was $39.10.

Term of the Plan. The Option Plan will terminate no later than May 19, 2026.

Administration. The Option Plan is currently administered by the Compensation Committee, but may be administered by any other committee or subcommittee designated by the Board, provided such committee or subcommittee is composed of two or more nonemployee members of the Board. The Compensation Committee may, in its discretion, delegate its authority under the Option Plan to any person, persons or committee. Our Board is responsible for granting awards under the Option Plan to nonemployee directors.

The Compensation Committee has the authority to interpret the terms of the Option Plan, prescribe, amend and rescind rules and regulations of the Option Plan and make all other determinations necessary or advisable for the administration of the Option Plan. It also has the authority to select individuals to whom awards will be granted, to determine the terms and conditions of awards (other than the terms and conditions of Options granted to nonemployee directors, which terms will be determined by the Board) and to determine the number of shares issuable upon exercise of each Option. Under certain circumstances, the Compensation Committee may have the power to accelerate the vesting date of outstanding Options.

Rights as a Shareholder. An Optionee will not have any rights as a shareholder with respect to any shares underlying their Options until the Option is exercised and the Optionee has paid the full purchase price and any applicable taxes relating to such exercise.

Exercise Price. The exercise price for each Option will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share on the date of grant for any Option. If an ISO is granted to a holder of more than 10% of the combined voting power of our company, the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Method of Exercise. Options will be exercisable, and the payment of the exercise price will be made, in such manner as determined by the Compensation Committee. Currently, payment of the exercise price for an Option is by cashless exercise, whereby we withhold shares to cover the exercise price and taxes instead of selling those shares into the market.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a 10% shareholder). Options will be exercisable at such times as determined by the Compensation Committee, but generally an Option will expire on the first to occur of: (i) 90 days after the date of a termination of employment for any reason other than disability, death or “Cause” (as defined in the Option Plan); provided that the Compensation Committee may specify in the document governing the Option that an Option may be exercisable during a longer period after the Optionee ceases to be an employee, but in no event later than the expiration of the Option term specified in such document; (ii) one year (unless a longer period is established by the Compensation Committee) after the date of termination of employment due to death or disability; or (iii) termination of employment for “Cause.” In the event of a termination for “Cause,” in addition to immediate termination of the Option, the Optionee, upon a determination by the Compensation Committee, will forfeit all shares resulting from the exercise of an Option for which we have not yet delivered stock, upon refund by us of the exercise price of the Option.

Cash Rights. As described above, the Option Plan provides that the Compensation Committee may, in its sole discretion, give an Optionee the right to receive a cash payment of an amount per share determined by the Compensation Committee and specified in the Option document, in lieu of exercising a nonqualified stock option. Such rights are subject to the same vesting, expiration and transferability terms as the Options to which they are attached. Tandem cash rights may only be granted in connection with Options and may not be exercised separately. The per share cash payment amount for tandem cash rights provided under the Option Plan is limited to not more than the fair market value of a share at the time of exercise over the fair market value of a share on the date of grant. Officers are not eligible to receive tandem cash rights under the Option Plan.

Transferability. In general, Options are not transferable by the Optionee except by will or by the laws of descent and distribution, and, during the lifetime of the Optionee, Options may be exercised only by the Optionee or for the Optionee’s benefit by the Optionee’s attorney-in-fact or guardian. However, the Option Plan provides that the Compensation Committee may, in its discretion, provide that Options may be transferred to a Family Member (as defined in the Option Plan by reference to in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Optionee, provided that such transfer is without consideration.

Termination of Employment. Except as otherwise provided by a retirement policy or in an applicable award or employment or other agreement, upon termination of employment, all awards that are then still subject to restrictions or that have not vested will be forfeited. Please see “Executive Compensation — Potential Payments upon Termination or Change in Control” for information on our retirement policy applicable to our NEOs as it relates to the continued vesting and exercisability of awards following retirement.

Withholding. Unless otherwise determined by the Compensation Committee, generally any tax liabilities incurred by employees in connection with the exercise of a nonqualified stock option will be satisfied by our withholding a portion of the shares underlying the Option that have a fair market value approximately equal to the minimum amount of taxes required to be withheld by us under applicable law. Subject to certain conditions specified in the Option Plan, an Optionee may elect to have taxes withheld in excess of the minimum amount required to be withheld or may satisfy his or her tax withholding in cash. Tax liabilities incurred in connection with the exercise of an ISO will be satisfied by the Optionee’s payment to us of an amount in cash equal to all taxes required to be withheld, unless otherwise determined by the Compensation Committee.

Adjustments. If shares are exchanged for a different number or kind of shares of our company through merger, recapitalization, stock dividend, stock split or other similar capital adjustments, the Board will make such adjustments as it deems appropriate. The Board’s determination will be binding for all purposes of the Option Plan. The Board or Compensation Committee may not reduce the exercise price of an outstanding Option without shareholder approval, except as described in this paragraph.

Terminating Events. In the event of a change in control of our company, the Compensation Committee may provide that the Option will become exercisable in full or we may provide that an Optionee must exercise any then-exercisable Options or forfeit such Options. A change in control means the occurrence of any one or more of the following events (i) following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by us, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of directors, unless a majority of our directors in office immediately preceding the date on which such person or group acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance; (ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; (iii) the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving us or any of our subsidiaries with any other corporation or entity, which would result in the combined voting power of securities of our company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of our company or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction or (y) any sale, lease, exchange or other transfer of all or substantially all of our assets, in one transaction or a series of related transactions; or (iv) the approval by our shareholders of a liquidation or dissolution of our company.

Amendment or Termination. The Option Plan may be amended by our Board or the Compensation Committee and may be terminated by our Board at any time, provided that amendments to change the class of individuals eligible to receive ISOs, extend the expiration date of the Option Plan, decrease the minimum exercise price of an ISO or increase the maximum number of shares for which Options may be granted (other than as a result of adjustments due to certain corporate events) are not effective unless shareholder approval is obtained within twelve months before or after such action. Shareholder approval will be obtained for an Option Plan amendment if it is determined to be required by or advisable under applicable law, regulation or NASDAQ Global Select Market rules.

New Plan Benefits. Future grants of Options, if any, that will be made to eligible employees are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects awards of Options granted in 2019.

2019 Option Grants

Name and Position	Number of Shares Underlying Options
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	676,400
Michael J. Cavanagh Chief Financial Officer	600,500
Stephen B. Burke Chief Executive Officer, NBCUniversal	676,400
David L. Cohen Senior Executive Vice President	347,500
David N. Watson Chief Executive Officer, Comcast Cable	411,000
All executive officers as a group	2,385,740
All nonemployee directors as a group	0
Company employees other than executive officers, as a group	39,831,350

Federal Income Taxation

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to Options granted under the Option Plan. This summary deals with the general tax principles that apply to Options and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

Nonqualified Options. The grant of a nonqualified option will not be a taxable event. The Optionee generally will recognize ordinary income upon exercise of the nonqualified Option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the nonqualified Option, and we will be allowed a deduction in this amount. Upon disposition of the shares received upon exercise, the Optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the Optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the Optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the Option was exercised). Special tax rules may apply if an Optionee uses previously owned shares to pay the exercise price of an Option.

Incentive Stock Options. Neither the grant nor the exercise of an ISO will be a taxable event, except that the alternative minimum tax may apply at the time of exercise. The Optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of an ISO provided the Optionee does not dispose of such shares within two years from the date the ISO was granted and within one year after the shares were transferred to the Optionee. For purposes of determining such gain or loss, the Optionee’s basis in such shares will, in general, be the exercise price of such Option. If the Optionee satisfies both of the holding periods described above, then we will not be allowed a deduction by reason of the exercise of the ISO. If the Optionee disposes of the shares acquired upon exercise before satisfying the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise and exercise price of such Option, and we will be entitled to a deduction in this amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2003 STOCK OPTION PLAN.

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED 2002 RESTRICTED STOCK PLAN

Our 2002 Restricted Stock Plan (“RSU Plan”) was ratified by our Board on November 20, 2002 and approved by our shareholders in 2003, 2009, 2011 and, most recently, in 2016. We have used a substantial portion of the current authorized share pool under the RSU Plan for existing awards. As a result, on April 10, 2020, the Board approved an amendment to the RSU Plan to increase the number of shares available for issuance by 36,000,000 from 268,000,000 to 304,000,000, subject to shareholder approval.

In connection with the Compensation Committee’s periodic evaluation of the RSU Plan and the approval of the amendment to the RSU Plan, our Board and Compensation Committee have considered our anticipated future equity needs, our historical equity incentive compensation practices and the advice of the Compensation Committee’s independent compensation consultant. Our Board believes that the increased number of shares available for issuance under the RSU Plan represents a reasonable amount of potential additional equity dilution and allows us to continue awarding equity incentives, which are an important component of our compensation program as discussed below in “Executive Compensation — Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program.”

Key Aspects of the RSU Plan

The following sets forth key aspects of the RSU Plan, and a summary of its material features is provided in “Description of the RSU Plan” below.

•	The RSU Plan is administered by our Compensation Committee composed entirely of independent directors.

•

Taken together, the proposed increases to the number of shares available for issuance under the RSU Plan and the Option Plan (as described in Proposal 3 above), both of which have been approved by our Board, subject to shareholder approval, represent approximately 8.5% of CSO as of the close of business on December 31, 2019 and March 10, 2020.

•

Taken together, (i) awards currently outstanding and available for grant under the RSU Plan and the Option Plan give rise to dilution of 8.7% of CSO as of December 31, 2019, and (ii) our run rate for 2019 (the percentage of CSO that were granted in 2019) was 1.3% of CSO as of December 31, 2019.

•

Approximately 16,800 employees received awards as part of our annual award program under the RSU Plan in 2019, including almost all exempt Comcast corporate and Comcast Cable employees with an annual base salary of at least $91,000.

•

Annual awards granted under the RSU Plan in 2019 to our NEOs were subject to a performance-based vesting metric as discussed in more detail below in “Executive Compensation — Compensation Discussion and Analysis — Compensation Decisions for 2019 — Equity Based Incentive Compensation.”

•	The RSU Plan continues to incorporate a number of corporate governance best practices to further align our equity compensation program with the interests of our shareholders, including:

○	No “liberal” share recycling. Shares that are withheld to satisfy any tax withholding obligations may not again be available for issuance under the RSU Plan.

○

No “evergreen” feature. The RSU Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the RSU Plan can be increased automatically without shareholder approval.

○

No “liberal” change in control definition. Our change in control definition does not permit acceleration of equity awards unless an actual change in control occurs (see “Terminating Events” below for our definition of a change in control).

○	Dividend equivalents. Dividend equivalents accrue on shares underlying restricted stock units (“RSUs”) that are payable (without interest) only if and when the shares underlying the RSUs vest.

•

We have a robust stock ownership policy for our executive officers and other key employees, as well as nonemployee directors. This policy is designed to increase the executives’ ownership stakes in our company and align their interests with the interests of our shareholders. A person who is not in compliance with these guidelines cannot sell or otherwise dispose of any stock until he or she meets the applicable ownership requirement. Information on our stock ownership policy can be found, for our executive officers, below in “Executive Compensation — Compensation Discussion and Analysis — Other Policies and Considerations — Executive Stock Ownership Policy” and for our nonemployee directors, above in “About Our Board and Its Committees — Director Stock Ownership Policy.”

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We have an incentive compensation recoupment (or “clawback”) policy that may require reimbursement by an executive officer or former executive officer of vested and unvested awards granted under the RSU Plan if it is determined by our Board that gross negligence, intentional misconduct or fraud by such executive officer or former executive officer caused or partially caused the restatement of all or a portion of our financial statements. Information on our incentive compensation recoupment policy can be found below in “Executive Compensation — Compensation Discussion and Analysis — Other Policies and Considerations — Recoupment (or “Clawback”) Policy.”

In accordance with applicable NASDAQ Global Select Market rules, our Board is asking shareholders to approve the RSU Plan, as amended and restated. If the RSU Plan is not approved, we will not be able to make the proposed additional 36,000,000 shares available for issuance under the RSU Plan, but the RSU Plan will otherwise remain in effect. As a result, we will be unable to maintain our current equity grant practices and will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our shareholders as effectively as equity incentive awards.

If shareholders approve the RSU Plan, we will file a registration statement on Form S-8 with the SEC, as soon as reasonably practicable after the approval, to register the additional shares available for issuance under the RSU Plan.

Description of the RSU Plan

The following is a summary of the material features of the RSU Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the RSU Plan, which is attached to this proxy statement as Appendix B.

Types of Awards. Awards of RSUs and restricted stock may be granted under the RSU Plan. However, we have not granted, nor do we currently intend to grant, any restricted stock awards under the RSU Plan. Awards of RSUs are units valued by reference to shares of Class A common stock that entitle a participant to receive, upon the settlement of the unit, one share for each unit. Awards of restricted stock are shares of Class A common stock that are awarded subject to such restrictions on transfer as the Compensation Committee or Board may establish.

Eligibility. Our employees and employees of our participating subsidiaries, as well as our nonemployee directors, are eligible to receive awards under the RSU Plan. Based on the Compensation Committee’s current grant guidelines, the number of employees, including our NEOs, eligible to receive annual awards under the RSU Plan as of March 10, 2020 is approximately 18,500, and our nine nonemployee directors are currently eligible as well. The basis for participation in the RSU Plan is the Compensation Committee’s decision, in its sole discretion, that an award under the RSU Plan to an eligible participant will further the RSU Plan’s purposes of promoting the ability of the Company to recruit and retain employees and enhance the growth and profitability of the Company by providing the incentive of long-term awards for continued employment and the attainment of performance objectives. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purpose of the RSU Plan. Currently, no individual may be awarded more than four million RSUs or restricted shares in any calendar year.

Shares Subject to the Plan. The aggregate maximum number of shares that may be issued pursuant to awards under the RSU Plan is currently 268,000,000 shares of Class A common stock, subject to adjustment in the event of certain corporate events. Under the amended RSU Plan, the number of shares authorized for issuance is 304,000,000. As of the close of business on December 31, 2019, of the current aggregate amount, 201,287,987 shares had been issued or reserved for issuance under the RSU Plan. As of the close of business on December 31, 2019, 55,149,852 RSUs were outstanding under the RSU Plan, 751,848 shares were reserved for issuance under the RSU Plan in respect of deferred shares and incremental shares that may be awarded pursuant to outstanding performance-based RSUs if goal attainment exceeds the target award, and 66,712,011 RSUs remained available for grant under the RSU Plan. Under the amended RSU Plan, the number of RSUs available for grant would be 102,712,011. Shares issued under the RSU Plan may be either treasury shares or originally issued shares. Rights to receive shares forfeited pursuant to the terms of an award will be returned to the pool of shares available for grant under the RSU Plan. Shares withheld to satisfy tax withholding obligations will not again be available for awards under the RSU Plan.

Term of the Plan. No awards may be granted under the RSU Plan after May 19, 2026.

Administration. The RSU Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine who is eligible to participate in the RSU Plan, select individuals to whom awards will be granted, interpret the RSU Plan, prescribe, amend and rescind rules and regulations relating to the RSU Plan and make any other determinations necessary or advisable for the administration of the RSU Plan. The Compensation Committee may, in its discretion, delegate its authority under the RSU Plan to any person, persons or committee. Our Board is responsible for granting awards under the RSU Plan to nonemployee directors.

Terms of Awards. The Compensation Committee determines the terms and conditions of each award granted to participants, including the vesting terms applicable to RSUs, as well as the restrictions applicable to shares underlying awards of restricted stock and the dates these restrictions lapse and the award vests. When an award vests, we arrange for the recording of the participant’s ownership of the shares on a book entry recordkeeping system maintained on our behalf.

The Compensation Committee may provide, with respect to an award, the right to receive dividends or dividend equivalents. Currently, dividend equivalents accrue on shares underlying RSUs not are payable (without interest) if and when the shares underlying the RSUs vest.

The Compensation Committee may condition the vesting of any award of RSUs or restricted shares upon the satisfaction of performance targets or goals as described below. The Compensation Committee is authorized to establish company-wide, division-wide or individual goals, which may be quantitative performance standards or qualitative performance standards. The quantitative performance standards may include financial measurements, such as revenue, income, expense, operating cash flow, free cash flow, numbers of customers of or subscribers for various services and products offered by us or one of our divisions, customer service measurements and other objective financial or service-based standards relevant to our business as may be established by the Compensation Committee. The qualitative performance standards may include customer satisfaction, management effectiveness, workforce diversity and other qualitative performance standards relevant to our business. After the close of the performance period, the Compensation Committee will determine whether the performance goal or goals have been satisfied. For a further discussion of our performance goals, see “Executive Compensation — Compensation Discussion and Analysis” below.

Our 2002 Non-Employee Director Compensation Plan sets compensation for our nonemployee directors. This plan provides that on each November 20, our Board will grant an award of RSUs to each nonemployee director having a fair market value of $195,000 on the date of grant. Nonemployee directors are also eligible to receive awards of RSUs upon commencement of service with us. Each award of RSUs is fully vested on the grant date. All awards of RSUs specified in the 2002 Non-Employee Director Compensation Plan are made under the RSU Plan such that the awards of RSUs are reflected in the number of shares issued under the RSU Plan.

Termination of Employment. Except as otherwise provided by a retirement policy or in an applicable award or employment or other agreement, upon termination of employment, all awards that are then still subject to restrictions or that have not vested will be forfeited. Please see “Executive Compensation — Potential Payments upon Termination or Change in Control” for information on our retirement policy applicable to our NEOs as it relates to the continued vesting of awards following retirement.

Deferral. Each recipient of an award who qualifies under the terms of the RSU Plan has the right to defer and re-defer to a specified date the receipt of shares that may, subject to an award, vest in the future. Upon vesting, deferred shares are credited to a bookkeeping account. An award recipient who has elected to defer the receipt of shares may also make a “diversification election” of up to 40% of such shares, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the bookkeeping account to be treated as if it were notionally invested in an interest-bearing account with an annual interest rate equal to that in our deferred compensation plan, which is currently 9%, or, for our executive officers, it could also be notionally invested in a third party mutual fund or our company’s common stock fund under the deferred compensation plan.

Withholding. Unless otherwise determined by the Compensation Committee, tax liabilities incurred by employees in connection with the grant of an award or upon its vesting or settlement will be satisfied by our withholding a portion of the shares subject to the award that have a fair market value approximately equal to the minimum amount of taxes required to be withheld by us under applicable law. Subject to certain conditions specified in the RSU Plan, a recipient of an award may elect to have taxes withheld in excess of the minimum amount required to be withheld or may satisfy his or her tax withholding in cash.

Adjustments. The aggregate number of shares under the RSU Plan, the class of shares as to which awards may be granted and the number of shares covered by each outstanding award are subject to adjustment in the event of a stock dividend, recapitalization or certain other corporate transactions.

Terminating Events. In the event of a change in control of our company, the Compensation Committee may provide that upon consummation of such an event, any outstanding awards will vest in full or in part or that all RSUs or restricted stock that have been previously deferred will be transferred to the recipient. A change in control means the occurrence of any one or more of the following events (i) following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by us, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of directors, unless a majority of our directors in office immediately preceding the date on which such person or group acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance; (ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; (iii) the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving us or any of our subsidiaries with any other corporation or entity, which would result in the combined voting power of securities of our company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of our company or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction or (y) any sale, lease, exchange or other transfer of all or substantially all of our assets, in one transaction or a series of related transactions; or (iv) the approval by our shareholders of a liquidation or dissolution of our company.

Amendment or Termination. The RSU Plan may be amended by our Board or the Compensation Committee and may be terminated by our Board at any time, provided that no award will be affected by any amendment or termination without the written consent of its recipient. Shareholder approval will be obtained for a RSU Plan amendment if it is determined to be required by or advisable under applicable law, regulation or NASDAQ Global Select Market rules.

New Plan Benefits. Future grants of awards of RSUs or restricted stock, if any, that will be made to eligible employees are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects awards of RSUs granted in 2019; all awards to our NEOs were performance-based RSUs.

2019 RSU Grants

Name and Position	Number of Shares Underlying RSUs
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	132,200
Michael J. Cavanagh Chief Financial Officer	166,800
Stephen B. Burke Chief Executive Officer, NBCUniversal	132,200
David L. Cohen Senior Executive Vice President	92,700
David N. Watson Chief Executive Officer, Comcast Cable	80,300
All executive officers as a group	801,600
All nonemployee directors as a group	37,665
Company employees other than executive officers, as a group	16,479,208

Federal Income Taxation

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to awards granted under the RSU Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

The grant of an award of RSUs will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the units vest. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of RSUs will not recognize income with respect to the units until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income equal to the fair market value of the shares of common stock issued at that time.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2002 RESTRICTED STOCK PLAN.

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our shareholders the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed below under “Executive Compensation.”

We encourage shareholders to review detailed information on our executive compensation program and the 2019 compensation of our NEOs as set forth in “Executive Compensation — Compensation Discussion and Analysis,” starting on page 40. Shareholders are being asked to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Comcast Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, this vote is advisory in nature, and, therefore, is not binding on us or our Board. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

We received the following shareholder proposals. The proponents and any co-filers have represented to us that each has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2020 annual meeting of shareholders, the proponent of each proposal, or a representative of the proponent qualified under Pennsylvania law, must be present at the meeting to present the proposal.

Other than adding a brief title, we have included the text of each proposal and the shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 6: TO PREPARE AN ANNUAL REPORT ON LOBBYING ACTIVITY

The following proposal and supporting statement were submitted by Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA 19103 and various co-filers.

Whereas, we believe in full disclosure of Comcast’s direct and indirect lobbying activities and expenditures to assess whether Comcast’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Comcast request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Comcast used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Comcast’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, “grassroots lobbying communication” is communication to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying by a trade association or other organization of which Comcast is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Governance and Directors Nominating Committee and posted on Comcast’s website.

Supporting Statement

We encourage transparency regarding the use of corporate funds to influence legislation and regulation. Comcast was the fifth highest corporate federal lobbying spender for 2018, spending $15,072,000 (Opensecrets.org). We are concerned that Comcast’s lobbying may pose reputational risks when it contradicts the company’s public positions (“Comcast Deleted Net Neutrality Pledge the Same Day FCC Announced Repeal,” Ars Technica, November 29, 2017). While Comcast lobbies on net neutrality at the state level, shareholders have no way to know how much it is spending in 22 states with no disclosure requirements (“How Leading U.S. Corporations Govern and Spend on State Lobbying,” Sustainable Investments Institute). In California, Comcast directly spent $1.6 million in 2017—2018 on lobbying (Cal-Access Database).

Comcast serves on the board of NCTA—The Internet & Television Association, which spent $146,030,000 on lobbying from 2010—2018. Comcast does not disclose memberships in, or payments to, trade associations, or the amounts used for lobbying, in contrast with peers such as AT&T. While Comcast discloses trade association payments used for political contributions, it does not disclose payments used for lobbying, leaving a serious disclosure gap. Trade associations generally spend far more on lobbying than political contributions.

This proposal seeks sufficient transparency for shareholders to be able to evaluate these significant costs, as well as to ensure sufficient internal accountability to safeguard the alignment of spending with company mission, values, and ethics.

Company Response to Shareholder Proposal

We believe that it is both important and appropriate to communicate with lawmakers and regulators about the interests of our company, our employees, our shareholders and the communities where we do business. In fact, in the highly regulated industries in which we primarily operate—the communications and media/entertainment industries—advocating on important legislative and regulatory issues is an absolute necessity to protecting our businesses and, ultimately, our shareholders.

A meaningful majority of our shareholders have not supported this proposal for each of the past five years, and we continue to believe that implementing the proposal is not in the best interests of shareholders for the reasons set forth below.

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Significant and detailed information with respect to our Government Affairs, lobbying, trade association and political activities programs are set forth in our Statement on Political and Trade Association Activity (the “Statement”), which is available for review at https://corporate.comcast.com/values/integrity/activity. The Statement is periodically reviewed by our Governance and Directors Nominating Committee and outlines the wide variety of public policy issues that impact our business. As noted in the Statement:

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Our Government Affairs’ activities include development and advocacy of public policy, lobbying, membership in a variety of trade associations, participation in a number of intergovernmental associations and partnerships with other companies in the cable, broadcast and film industries and with third party organizations on public policy issues of concern to our company. The trade organizations that we are members of are principally composed of cable, broadcast and film industry associations that are operated for the purpose of advancing the common goals and interests of the member companies and their customers. Participation in these trade associations is subject to approval procedures set by a Senior Executive Vice President who oversees this function and reports to our Chief Executive Officer, Mr. Roberts.

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Our lobbying activity, undertaken directly and through participation in trade associations, is directed to influencing the wide variety of public policy issues that impact our businesses, including legislation and regulation relating to the distribution of video content over our cable plant, local and state cable franchising laws and regulations, regulation of the Internet and high speed data services, regulation of the telephone industry, regulation of the broadcast and programming industry, privacy, piracy, copyright, certain international regulations and a variety of general legislative and regulatory initiatives that affect Comcast as a business, such as tax, labor and workplace safety issues.

○	We lobby ethically, constructively and in a bipartisan manner, and we comply with all registration and disclosure regulations related to our lobbying activities.

•	Our Board oversees our political activities and receives an annual report on our Government Affairs’ political, lobbying and trade association activities.

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We provide an annual report of our contributions to federal, state and local candidates, political parties, political committees, other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code and ballot measure committees, which is available in the Statement.

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We ask trade associations that receive more than $50,000 in a calendar year from our government affairs organization to identify the portion of our payments that are used for political contributions (as defined by 26 U.S.C. Section 162(e)(1)(B)), which are included in our annual reports to the extent we were provided such information.

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As noted in the Statement, we do not, either directly or through our corporate officers, certain other senior executives or directors, make independent expenditures or contribute to federal, state or local political committees that only make independent expenditures (so-called “SuperPACs”) or contribute to any organization for the purpose of funding independent expenditures.

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We also do not, either directly or through our corporate officers, certain other senior executives or directors, support other non-profits, such as 501(c)4 organizations, for the purpose of funding political activity or unregulated 527 political organizations (entities that are not registered as PACs under state or federal campaign finance laws) for the purpose of funding political advertising. Before making any contributions to these organizations, we must receive written representations that our funds will be used in a manner acceptable to us, including that they will not be used, directly or indirectly, to make contributions to candidate campaigns, political parties, other organizations registered as political committees or SuperPACs, or to make independent expenditures.

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As a result of our policies and practices described above, we ranked in the “First Tier” of companies, with the 12th highest score overall, on the most recent CPA-Zicklin Index, which benchmarks the political disclosure and accountability policies and practices for election-related spending by the S&P 500 companies included in the Index.

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Our lobbying activities are subject to various public disclosure requirements. As such, we already disclose most of our government lobbying interactions in accordance with registration and disclosure requirements as required by federal law, each state and applicable local jurisdictions. For example, we file quarterly reports with the U.S. Congress about our federal lobbying activities and the amount spent, which are publicly available at http://lobbyingdisclosure.house.gov, and which third-party aggregator services like OpenSecrets.org then collect, assemble and summarize. There are similar disclosure requirements in all 50 states. Federal and certain state laws also require that we disclose the portion of certain trade association dues that are used for lobbying activities, and trade associations are separately subject to strict public disclosure requirements regarding their lobbying activities. In fact, it is through these various disclosure requirements that the proponent has been able to obtain the very information included in its proposal, which reinforces that any shareholder interested in obtaining such information may readily do so.

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We benefit by participating in a number of industry and trade associations, which enable our access to business, technical and industry expertise and advance our commercial interests. While we may advise these associations of our views on particular subjects, they are independent organizations that represent the interests of all their members, who may have divergent views and interests. Additionally, we do not control how any such associations direct any expenditures, and in many cases, are not even aware that such expenditures are made. In fact, we may not agree with the position of the organization on any given candidate or issue.

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For a company in a highly regulated industry such as ours, providing information to legislators and regulators and their respective staffs and making sure they fully understand the implications of their policy decisions is part of our responsibility to our business and our stakeholders in acting in our company’s best interests, and an extension of our right to raise concerns with our government. Requiring a company to go through the unnecessary burden of gathering and disclosing such costs—particularly when much of this information is already publicly available either through our own filings or those of any trade associations of which we are members—would be redundant and a waste of corporate resources.

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As interactions with government entities are highly regulated, we take diligent steps to ensure that we are in compliance with applicable rules and regulations. Our lobbying activities are subject to the restrictions and disclosure requirements of applicable law and our Code of Conduct, which is available for review under the “Corporate Governance” section of the Investors section of our website at www.comcastcorporation.com.

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Finally, and importantly, this proposal could interfere with our ability to communicate with legislators and regulators and, more importantly, may require that we disclose proprietary information, putting us at a competitive disadvantage.

For the reasons set forth above, our Board believes that implementing this proposal is not in the best interests of our shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 7: TO REQUIRE THAT THE BOARD CHAIR BE INDEPENDENT

The following proposal and supporting statement were submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278.

Shareholders request our Board of Directors at our will-not-engage company to adopt as a policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice. In spite of Brian L. Roberts controlling 33% of Comcast, 25% of 2019 shareholder votes supported this proposal topic. And Kenneth Bacon, who chaired the Corporate Governance Committee and who apparently supports the Brian L. Roberts will-not-engage attitude, received the most negative votes of any Comcast director in 2019.

It is important to have an independent Chairman of the Board given the will-not-engage stance of Brian L. Roberts, owner of Comcast Corporation class B common stock (with 100-to-one voting power) in a January 2018 letter forwarded to the Securities and Exchange Commission. The will-not-engage letter said:

I [Brian L. Roberts] will respond in the negative to any encouragement by the Board, or any attempt by the Board to engage in any discussion or negotiation with me, to relinquish any of my preexisting rights in the Class B Common Stock. I will not engage in any discussions or negotiations regarding any proposed amendment to Comcast’s articles of incorporation that gives effect to the Proposal or any similar proposal.

I will vote against any such proposed amendment to Comcast’s articles of incorporation to limit the voting rights of the Class B Common Stock that is put to a vote of the Comcast shareholders. The foregoing affirmation also applies to any shareholder proposal submitted by a shareholder proponent in the future that concerns a similar subject matter such as that contained in the Proposal.

Please see the Brian L. Roberts will-not-engage letter:

Comcast Corporation (March 13, 2018)

https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2018/cheveddencomcast031318-14a8.pdf

Mr. Roberts’ will-not-engage letter followed a 35% shareholder vote for a one-share/one-vote shareholder proposal. Then the Comcast proxy states, “Over the course of a year, our investor relations team, some of our named executive officers (“NEOs”) and other key employees typically speak with several hundred investors through investor roadshows, conferences and phone conversations.” What do several hundred investors say about Mr. Roberts’ will-not-engage attitude described in the 2019 proxy?

Please vote yes:

Independent Board Chairman – Proposal 7

Company Response to Shareholder Proposal

Our Board believes that we and our shareholders are best served by having Mr. Roberts serve as Chairman and Chief Executive Officer. Our Board believes that Mr. Roberts serves as an effective bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges.

Board independence and oversight of management are effectively maintained, and management plans are critically reviewed, as a result of the following:

•	90% of our directors will be independent following the annual meeting.

•	Each of our Audit, Compensation and Governance and Directors Nominating Committees is composed entirely of independent directors.

•	Our Lead Independent Director, currently Mr. Breen, is appointed annually by the Board after being recommended by the Governance and Directors Nominating Committee and, among other things:

○	Presides at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

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Facilitates communication between the Chairman and the independent directors, and communicates periodically as necessary between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors.

○	Has the authority to schedule meetings of the independent directors.

○	Reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board.

○	Consults with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting.

○	With the Compensation Committee, organizes the annual Board evaluation of the performance of our CEO and senior management.

○	With the Governance and Directors Nominating Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.

•	Our Board and Committees collectively exercise an appropriate level of risk oversight of our company, as described on page 9.

Having an independent Chairman remains a minority practice among major companies, and having one individual perform the combined role of Chairman and Chief Executive Officer is not restricted or prohibited by current laws or regulations. Additionally, our directors, including the Chairman, are bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Separating the offices of Chairman and Chief Executive Officer would not serve to augment this fiduciary duty.

Importantly, our Board does not believe it should be constrained by today adopting an inflexible, formal requirement that the offices of Chairman and Chief Executive Officer be separated, even if such policy were to not apply to our current Chairman as the proposal would allow. We and our shareholders are best served by maintaining the flexibility for the Board to decide whether to have the same individual serve as Chairman and Chief Executive Officer, based on what is in the best interests of our company at a given point in time. As such, our Board does not believe that adopting a policy requiring the election of an independent Chairman of the Board would in any way enhance its independence or performance and, to the contrary, believes that the adoption of such a policy would not be in the best interests of our shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 8: TO CONDUCT INDEPENDENT INVESTIGATION AND REPORT ON RISKS POSED BY FAILING

TO PREVENT SEXUAL HARASSMENT

The following proposal and supporting statement were submitted by Arjuna Capital, 1 Elm Street, Manchester, MA 01944 on behalf of George C. Jenne.

WHEREAS: Comcast and its subsidiaries are under intense public scrutiny for an alleged failure to protect employees from sexual harassment in the workplace, failing to hold those culpable accountable, and lacking transparency.

In 2017, NBC attracted global attention when it fired “Today” host Matt Lauer for ongoing sexual harassment of employees. In October 2019, Ronan Farrow alleged that NBC covered up accusations against Lauer.

Controversy has focused on NBC’s insistence on conducting an internal investigation led by management, rather than independent advisors. Six presidential candidates have called on the Democratic National Committee to demand Comcast conduct an independent investigation into its toxic culture.

NBC News’ digital editorial staff have voted to form a union, with the NewsGuild of New York, noting “serious questions” about how NBC News has handled workplace sexual misconduct and its “opaque” procedures for “exposing powerful predators.”

This failure to provide a safe workplace extends to Comcast call centers, where employees have described a hostile culture of sexual harassment. In July 2018, Comcast fired three call center employees who filed complaints. One has now filed a complaint at the U.S. Equal Employment Opportunity Commission (EEOC).

Throughout the economy, fear of retaliation in reporting harassment is a particular concern. An EEOC study of harassment in the workplace found that 75 percent of employees who reported some sort of harassment experienced retaliation and that 87 to 94 percent of harassment victims did not file a formal complaint.

Workplace harassment can harm shareholder value. The market capitalization of Wynn Resorts dropped by 3 billion dollars over two days following harassment allegations against CEO Steve Wynn. 21st Century Fox agreed to a 90 million dollar settlement with shareholders who alleged that directors failed to hold accountable senior executives who perpetuated sexual harassment.

Comcast and its subsidiaries rely on consumers to trust their brands. A recent Harvard Business Review study found that a single sexual harassment claim can make a company seem less equitable and more problematic than financial misconduct or fraud and would “be enough to dramatically shape public perception of a company and elicit perceptions of structural unfairness.”

To avoid legal and reputational risk, as the employer of 184,000 workers, Comcast must create a culture of accountability and transparency, and protect employees from harassment and discrimination.

RESOLVED: Shareholders urge the Board of Directors to conduct an independent investigation into and prepare a report (at reasonable expense, omitting confidential and proprietary information) on risks posed by the Company’s failures to prevent workplace sexual harassment.

SUPPORTING STATEMENT: Proponents suggest that the report assess steps Comcast could take to do a better job of holding employees who cause harm accountable, such as integrating metrics on creating a sexual harassment-free workplace into the performance measures of the CEO and senior leadership.

Company Response to Shareholder Proposal

Our company has been built on a foundation of respect, integrity and trust, and we are committed to creating and fostering a work environment that promotes those values. Any allegation of harassment or discrimination is viewed seriously and investigated, and we take appropriate action in response, including by seeking to further strengthen our compliance programs. While we unequivocally share the proponent’s underlying concerns, we do not believe that overriding the Board’s and management’s ordinary business roles and mandating an independent investigation is necessary or appropriate at this time for the reasons below.

The proposal requests that we perform “an independent investigation into and prepare a report … on risks posed by the Company’s failures to prevent workplace sexual harassment.” Importantly, the proposal does not request that we conduct an investigation into any specific allegation of sexual harassment. Instead, the proposal seeks an independent investigation into risks posed from past allegations or incidents of sexual harassment. This request, however, is deeply embedded in our day-to-day business. We devote significant time and resources in the ordinary course of our business to combat harassment and discrimination of any type and have a robust process to help identify, manage and mitigate risks relating to sexual and other harassment with appropriate Board oversight. Moreover, in recognizing the importance of transparency, many of our policies, practices and procedures, and efforts and enhancements made to further combat these issues, are publicly disclosed.

Existing Company Policies, Practices and Procedures

•

Company Policies. We have clearly defined, and widely communicated, policies that prohibit all forms of harassment and discrimination, sexual or otherwise, as well as other inappropriate conduct that does not rise to the level of harassment or discrimination under the law, including as described in our Code of Conduct, which our Board approves and is available in the “Corporate Governance” section of the Investors section of our website at www.comcastcorporation.com.

•

Employee Hotlines and Training Programs. We have an open door policy and culture so employees can report any questions or concerns—whether involving a workplace issue, a concern about suspected illegal or unethical conduct or any other matter—trusting that the company will take their concerns seriously and without fear of retaliation.

○

We have, and frequently communicate with employees to raise awareness about, various ways to report concerns, including through programs called Comcast NBCUniversal Listens and Sky Listens, which have helplines and online portals managed by an independent third-party company and are available 24/7 for employees to report a concern. We encourage and expect those who witness discriminatory, harassing, offensive, abusive, threatening or retaliatory conduct or other behavior inconsistent with a respectful workplace to speak up.

○

Based on various employee engagement surveys, a significant majority of Comcast NBCUniversal employees are aware of how to report ethical concerns or observed misconduct and believe they may report such matters without fear of retaliation.

○	We have comprehensive and mandatory anti-harassment training programs for employees, including for all new employees and repeat trainings for all employees periodically thereafter.

•

Process and Procedures. Our legal, human resources and compliance teams design our policies, procedures and practices with a view toward enabling our employees to recognize the importance of behaving respectfully toward each other and encouraging them to come forward if they believe that they have been subject to, or become aware of, inappropriate behavior. We treat allegations with care and have internal investigative teams that handle investigations into any such alleged wrongdoing and the remedies and penalties imposed after due investigation. We continually assess our policies, procedures and practices, including with a view toward how they can be further enhanced to protect against future incidents or wrongdoing. For example:

○

In light of allegations of sexual harassment in our NBC News division in 2017, NBCUniversal conducted a comprehensive internal investigation and culture assessment and publicly released the results of its investigation. The investigation team was independent of NBC News and led by NBCUniversal’s General Counsel, composed of persons outside of the News Division, and two outside law firms were consulted. The results of this investigation were reported to and discussed with our Board.

○

In response to that investigation’s findings and to bolster our long-standing policies, procedures and trainings, we strengthened our policies, procedures and trainings as they relate to allegations of sexual harassment and similar misconduct, including by:

➢	Increasing the availability and visibility of reporting mechanisms, including by creating a button to “Raise a Concern” on the landing page of NBCUniversal’s intranet site and increasing the frequency of its “Speak Up” campaign communications.

➢	Providing enhanced respectful workplace trainings, including expanding in-person trainings, requiring respectful workplace trainings even for employees who had recently completed their required trainings, and increasing the frequency of required trainings for employees.

➢	Issuing a revised companywide policy, “Providing a Respectful Working Environment,” at NBCUniversal that combined, enhanced and expanded existing anti-discrimination, anti-harassment and anti-retaliation policies.

➢	Revising procedures for the handling of sexual harassment complaints, including by centralizing oversight of all sexual harassment investigations at Comcast Cable by its Labor & Employee relations team and creating a new Fair Employment Practices Group at NBCUniversal.

Oversight

•

Senior management and our Board of Directors oversee our efforts to combat harassment and discrimination of all forms. Our Board receives regular updates from management about significant matters involving our company in the normal course, including those relating to workplace issues. For example, our Board receives periodic reports on our Comcast NBCUniversal Listens and Sky Listens programs and employee engagement surveys, and, if there were ever any allegation or investigation into a serious claim of discrimination or harassment involving one of our executive officers, our Board would be informed.

•

Our Board and senior management team are committed to, and management is incentivized through our executive compensation program to create, a strong workplace culture with values of integrity and respect and to foster our company’s diversity and inclusion efforts.

Looking ahead

We will continue to take any allegation of harassment or discrimination seriously, investigate it, take appropriate action and seek ways to further strengthen our compliance program whenever possible.

We are committed to creating an engaged workforce through proactive listening and constructive dialogue. We believe, based on the results of our annual employee engagement surveys, that our employees value our workplace culture and recognize us as an employer of choice.

For the foregoing reasons, our Board believes that implementing the proponent’s proposal is not in the best interests of our shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices and gives the context for understanding and evaluating more specific compensation information in the tables and related disclosures that follow. Our NEOs for 2019 were:

•	Brian L. Roberts, Chairman and Chief Executive Officer

•	Michael J. Cavanagh, Chief Financial Officer

•	Stephen B. Burke, Chief Executive Officer of NBCUniversal

•	David L. Cohen, Senior Executive Vice President

•	David N. Watson, Chief Executive Officer of Comcast Cable

Executive Summary

We are a global media and technology company with three primary businesses, Comcast Cable, NBCUniversal and Sky.

•

Comcast Cable is a leading provider of high-speed internet, video, voice, wireless and security and automation services to residential customers under the XFINITY brand; we also provide these and other services to business customers and sell advertising.

•

NBCUniversal is one of the world’s leading media and entertainment companies that develops, produces and distributes entertainment, news and information, sports, and other content for global audiences and owns and operates theme parks worldwide.

•

Sky is one of Europe’s leading entertainment companies that primarily includes a direct-to-consumer business, providing video, high-speed internet, voice and wireless phone services, and a content business, operating entertainment networks, the Sky News broadcast network and Sky Sports networks.

Given the nature of our businesses, our NEOs are responsible for managing a more complex and diversified company than many of our peer companies and for helping to shape the future of media and technology in the United States and globally. Our Board credits the leadership of Mr. Roberts and our other NEOs for working cohesively to effectively manage Comcast, for fostering our entrepreneurial and innovative workplace culture while maintaining our commitment to act with integrity and respect and give back to the communities in which we operate, for Comcast achieving strong performance over the past several years and for their strategic vision. We have a deep-rooted strategic focus on long-term growth. Our Board values and rewards our NEOs and senior leadership team for thinking strategically and pursuing strategic pivotal transactions and initiatives for our overall long-term growth prospects, as well as for their ability to react swiftly and effectively in a time of crisis such as the unprecedented COVID-19 pandemic.

Our NEOs and senior leadership team are intently focused on protecting our company, employees and customers from severe economic damage as a result of the COVID-19 crisis. They have swiftly and effectively mobilized our company not only in transitioning our operations to address these challenges, but also in going above and beyond to help our employees, customers and local communities through financial and in-kind support, including by raising the internet service speed of our industry-leading low-income internet adoption program, Internet Essentials, generally to 25/3 Mbps to better facilitate children’s remote online learning experiences during this time. Our employees have been working tirelessly to keep our internet network running so our customers maintain vital internet connectivity, and our news organizations are working tirelessly to keep the world informed. Employees who are able to work from home have been doing so, and we have been adapting to make the work environment clean and safe for frontline employees who need to be in the office or the field. In addition, effective April 1, 2020 through the duration of this situation, Messrs. Roberts, Cavanagh and Watson, as well as two other senior leaders, have pledged to donate 100% of their salaries to charities that support COVID-19 relief efforts.

While we expect 2020 will be a challenging year given this pandemic, 2019 was a strong year for our company, and it is important to understand that the discussion that follows describes our Compensation Committee’s actions, and Comcast’s and our NEOs’ performance, in respect of 2019. Please see “2019 Business Highlights ” below for information about our financial and operational performance in 2019.

We evaluate our business objectives, taking into account the diversified nature of our businesses and complexity in managing them, in designing a compensation program for our NEOs. We need uniquely talented and experienced individuals who think strategically for the long term and perform for our highly competitive businesses, particularly in light of the challenging, and evolving, competitive, technological and regulatory environments in which we operate. As a result, we employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of our executives to create shareholder value.

•	To motivate and retain our executives, we provide pay opportunity levels that are highly competitive.

•

Our compensation program is designed in a straight-forward manner to achieve an appropriate balance of elements to reward our NEOs for their performance and create long-term shareholder value. In addition to fixed compensation, we provide short-term and long-term performance-based compensation, that when viewed holistically – understanding the rigor and relevance of our performance conditions and the exceedingly long vesting periods for NEOs to ultimately realize any value from their long-term incentive awards – strongly align the interests of our NEOs with those of our shareholders over the long term.

○

Our short-term annual bonus program is largely based on quantitative performance goals – these goals are based on a rigorous and in-depth enterprise-wide consolidated budget that is prepared annually and takes into consideration the cyclicality of working capital in our business, capital spending plans for the upcoming year, target product rollout numbers and other relevant factors.

○

Our annual long-term incentive program is composed of grants of performance-based restricted stock units (“PSUs”) and stock options. PSUs awarded in 2019 have a meaningful performance condition for vesting that targeted 100% achievement for a 5.5% – 6.5% annual increase in Adjusted EBITDA – one of the most important financial metrics in creating shareholder value. Stock options also are inherently performance-based in that our stock price must appreciate for the options to deliver any value.

➣	Our PSUs and stock options have among the longest vesting periods in corporate America – 5 years for PSUs, which are back-end weighted with 40% vesting in the 5th year, and 9.5 years for options, which have a 10-year term.

➣	These long vesting periods tie the value ultimately realized by our NEOs to our long-term performance and to the interests of our long-term shareholders.

○

The primary financial quantitative metrics used in our incentive compensation program reflect those used both internally to measure our performance and externally to report to investors. These measures are tied to cash generation, which is critical not only to maintain our existing businesses, but to make growth and strategic capital investments as we seek to proactively anticipate technological and consumer behavior changes in a rapidly changing competitive environment. Cash generation is also critical as we address the financial challenges of the COVID-19 pandemic and seek to reduce indebtedness incurred from the Sky acquisition. As a result, the financial metrics used are:

(1)	Revenue – Serves as the top line component to cash generation.

(2)	Adjusted EBITDA – Reflects the operational performance of our businesses, taking into account the costs of operating these businesses.

(3)	Free cash flow – Measures, among other things, cash remaining after capital investments that allows us to repay indebtedness, make strategic investments and return capital to shareholders.

o	Consistent with this view, free cash flow and Adjusted EBITDA were the top two metrics used for valuing our company, according to an investor perception study of 47 buy-side investors and 10 sell-side analysts conducted by an unaffiliated third party on our behalf in 2019. We believe that our performance on these financial metrics is strongly correlated to shareholder returns in both the short and long term.

o	We set company-specific performance goals that are directly linked with the NEOs’ management of our businesses to motivate them rather than use a TSR metric that can be affected by external factors beyond the control of our NEOs, such as economic and market conditions.

o

We believe that other financial measures, such as return on equity, return on assets and return on invested capital, are less directly correlated with, and less reliable measures of, the profitability of our asset-intensive business and operating performance and are less reliable predictors of our stock performance.

•	Our Compensation Committee also is mindful of the following when designing our compensation program and evaluating NEO performance.

○

The diversity of our businesses, and the larger size of our company in terms of revenue and market capitalization relative to many of our primary industry-specific peers, present challenges in developing a peer group for assessing pay and performance. As such, our Compensation Committee uses three distinct peer groups (rather than a blend of all types of peers) to review executive pay, which primarily reflect our entertainment/media and transmission/distribution peers, as well our status as a premier Fortune 100 company. Our Compensation Committee, with the assistance of its independent compensation consultant, Korn Ferry, triangulates data from these three peer groups and other data to conduct a more holistic review of our pay and performance. See “Compensation Decision-Making Process – Use of Competitive Data” below for additional information.

○

The diversity of our businesses, overlaid with the impact of potential cyclical factors, such as broadcasts of the Olympics and Super Bowl and the impact of political advertising on our advertising revenues, as well as macroeconomic factors on a global scale, make consolidated financial goal-setting a challenge for us. The work that our NEOs must do to successfully operate our businesses, including working constructively, proactively and cohesively together and fostering a culture of integrity and respect, does not readily lend itself entirely to formulaic measurements, and a proper assessment requires the use of business judgment. See “Assessing NEO Performance” below for additional information.

○

Over the past year, we engaged with shareholders representing approximately 40% of our Class A common stock and two proxy advisory services, regarding our executive compensation program. This engagement helped us to further understand shareholder viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. As noted immediately below in “Compensation-Related Changes,” we have made several changes with respect to our compensation program for 2020 after considering feedback received this past year. See also “Shareholder Feedback on Executive Compensation” below for additional information.

Taken together, the interplay of these elements provides a pay program that is strongly aligned with shareholder interests and long-term value creation, retains a high-quality executive team and compensates the executive team when it does the right things to help our businesses succeed.

Compensation-Related Changes

•	There were no significant changes in compensation design with respect to 2019.

•	In evaluating how to further enhance our emphasis on performance-based compensation, we have taken the following actions with respect to 2020 compensation:

○	We and our NEOs have agreed to eliminate the company contributions to their deferred compensation accounts that had been set forth in their employment agreements.

○

We created a cap on the amount that can be invested in the income fund and added several investment alternatives under our deferred compensation plans, including a company stock fund that tracks the value of our Class A common stock and several third-party mutual and exchange funds. We expect these changes will result both in lower balances and above-market interest in respect of our NEOs’ income fund accounts.

○	The Compensation Committee increased the value of PSUs and stock options granted to the NEOs in March 2020, given the performance-based nature of these awards.

○	As a result, the total performance-based target compensation of our NEOs will increase.

2019 Business Highlights

All of our businesses operate in intensely competitive and rapidly changing technological environments and in highly regulated industries.

Over the past several fiscal years, we delivered strong financial results that allowed us to both (i) reinvest in our businesses to compete effectively and adapt to changing consumer behaviors and (ii) return significant capital to shareholders or make substantial strategic acquisitions.

While we expect 2020 will be a challenging year given the COVID-19 pandemic, our 2019 consolidated financial results for the three primary quantitative performance goals used in our incentive compensation program – revenue, Adjusted EBITDA and free cash flow – were strong across the board, including our generating record free cash flow.

(1)

Net income attributable to Comcast in 2017 included $12.7 billion of net income tax benefits primarily associated with a reduction of our net deferred income tax liabilities as a result of the 2017 tax reform legislation.

(2)

Reconciliations of consolidated Adjusted EBITDA to net income attributable to Comcast Corporation and consolidated free cash flow to net cash provided by operating activities are set forth on Appendix C.

•	2019 key results across our three primary businesses:

○	Comcast Cable (whose results are reported in our Cable Communications segment) Adjusted EBITDA increased 7.3%.

○	Cable Communications total customer relationships increased by 1.1 million, with total high-speed internet customers increasing by 1.4 million.

○	NBCUniversal Adjusted EBITDA increased 2.0%.

○	Sky Adjusted EBITDA increased 7.1% on a pro forma basis to $3.1 billion; excluding the impact of currency, Adjusted EBITDA increased 12.2% on a pro forma basis (see Appendix C for a reconciliation).

•

We made four cash dividend payments totaling $3.7 billion in 2019, and announced an increase to the planned annual dividend by $0.08 per share, or 10%, to $0.92 per share on an annualized basis for 2020 – the 12th increase in 12 years.

Our strong operational and financial results in 2019 reflected our overall focus on driving profitable growth even while we navigated a rapidly evolving competitive landscape and invested in product innovation and our key assets.

•	In 2019, we continued to invest and innovate in our businesses, including:

○	The launch of the Flex streaming device for high-speed internet customers.

○	The development of Peacock, NBCUniversal’s direct-to-consumer ad-supported streaming service, that will launch in 2020.

○	The planned development of new theme parks in China and Orlando, Florida and new theme park attractions such as Super Nintendo World at our theme park in Japan.

Stock Performance

Cumulative Total Returns[1]
	Class A Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index

One-Year Avg.	34%	16%	25%	26%	31%

One-Year Median		21%	22%

Three-Year Avg.	37%	34%	26%	57%	53%

Three-Year Median		19%	20%

Five-Year Avg.	70%	108%	120%	96%	74%

Five-Year Median		(5)%	59%

Ten-Year Avg.	542%	955%	786%	342%	256%

Ten-Year Median		238%	181%

(1)

Cumulative returns of our 2019 peer groups are calculated by averaging returns without reference to market capitalization or other weightings. One-, three-, five- and ten-year cumulative returns are as of December 31, 2019. Netflix became a new company in our entertainment/media and transmission/distribution peer groups in 2019. Its addition has a distortive effect on average returns given its outsized returns over those periods, so the median return also is presented for the entertainment/media and transmission/distribution peer groups.

NEO Performance

We believe we have among the best leadership teams in our industries. In fact, Messrs. Roberts and Cavanagh were ranked as the top CEO and CFO in the media sector by Institutional Investor Magazine in 2019.

Our NEOs were instrumental in fostering our entrepreneurial culture and our strong operational and financial achievements in 2019. At the same time, they continued to reinforce our commitment to operate ethically and with integrity and to further our diversity and inclusion initiatives. We are proud that over 60% of our employees are women or people of color, that over half of our employees report to a woman or a person of color and that women and people of color represent more than 50% of our employees at or above the vice president-level. Additionally, since the end of 2010, the number of women at or above the vice president-level has increased by more than 70%, and the number of people of color at or above that level has more than doubled.

Our NEOs not only foster our diversity and inclusion initiatives with respect to our workforce, but also with our suppliers, in our programming and in the communities we serve. They have long supported our connections, programs and partnerships with the communities in which we operate and inspire positive and substantive change, such as our commitments to military engagement, accessibility and sustainability. See “Assessing NEO Performance” below for additional information, including on third-party awards we have recently received for these efforts.

Compensation Program Highlights

What We Do:

✓

Use among the longest vesting schedules for equity awards granted to our NEOs: Options generally vest over 9.5 years, and PSUs vest over 5 years and are back-end weighted, with 40% vesting on the fifth anniversary of the grant date.

✓	Employ a rigorous PSU performance condition.

✓

Maintain robust stock ownership guidelines. Our CEO’s stock ownership requirement is 10x his base salary; other NEOs are required to own 3x their base salaries; and nonemployee directors are required to own 5x their annual retainer. A person who is not in compliance with these guidelines cannot sell or otherwise dispose of any stock until he or she meets the applicable ownership requirement. All of our NEOs’ beneficial shareholdings exceed these thresholds significantly.

✓

Prohibit our executive officers and directors from using any strategies or products to hedge against potential changes in the value of our stock. Stock can be pledged only in limited circumstances; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

✓	Have an incentive compensation recoupment (or “clawback”) policy applicable to our executive officers.

✓

Require our NEOs to reimburse us for any benefits that would be considered perquisites; do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

✓	Compensation Committee directly engages Korn Ferry as its own independent compensation consultant.

✓	Use net-settled options, which results in fewer shares issued and less dilution to our shareholders than stock options exercised with a cash payment.

What We Don’t Do:

×

Do not maintain any defined benefit pension plans or supplemental executive retirement plans (SERPs) for our NEOs; instead, we offer a nonqualified and unfunded deferred compensation plan as our primary retirement vehicle, which is available not only to our NEOs, but also to a much broader group of key employees with base salaries of at least $350,000. Our deferred compensation plan is a unique compensation feature that we believe gives us a competitive advantage in attracting and retaining key talent in an increasingly competitive talent market.

×

None of our equity plans has automatic (“single-trigger”) accelerated vesting provisions in connection with a change in control. Mr. Roberts’ employment agreement has a “double-trigger” change in control provision. No other NEO has any change in control provisions in his employment agreement.

×	Do not permit the repricing of options of any kind.

×	Do not pay dividends or dividend equivalents in respect of any unearned PSUs, restricted stock units or on any stock options.

×	Do not provide for any excise tax gross ups for our executive officers.

Shareholder Feedback on Executive Compensation

At our 2019 annual meeting, our shareholders approved by 80% of the votes cast, on an advisory basis, the 2018 compensation of our NEOs. The Compensation Committee has carefully considered the results of this advisory vote and has discussed our executive compensation program and our voting results with Korn Ferry, its independent compensation consultant.

The Compensation Committee has also considered feedback we have received in the past year through our corporate governance roadshows with our largest shareholders, who we believe represent approximately 40% of our Class A common stock, and two proxy advisory services regarding our executive compensation program. In general, investors continued to express satisfaction with our exceedingly long equity vesting periods, but a few raised questions about our deferred compensation program for a lack of alignment with the performance of our businesses. Our Compensation Committee continues to strongly believe that our deferred compensation program provides us with a competitive advantage in attracting and retaining key talent – not only for the NEOs but for a broader group of key employees. That said, in response to the feedback received over the past year, we have made several changes to our deferred compensation program that will take effect with respect to 2020 compensation, as described in detail above in “Compensation-Related Changes.”

Our Compensation Committee and management team are committed to our continued engagement with shareholders to understand their viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. Our Compensation Committee, with the assistance of Korn Ferry, continues to evaluate our compensation program design. The Compensation Committee believes that its policies and decisions are consistent with our compensation philosophy and objectives and align the interests of our NEOs with our long-term goals and the interests of our shareholders without incenting inappropriate risk taking.

For information on our shareholder engagement program, including as it relates to general corporate governance matters, please see “General Information – Shareholder Engagement” on page 3.

Emphasis on Performance

•

Our compensation program is designed to motivate, reward and retain our NEOs by including in their compensation both short-term and long-term performance-based components and to align their compensation with our shareholders’ interests.

•

Our overall compensation program design incorporates both objective goals (in the case of our annual cash bonus metrics and PSU awards) and subjective evaluation criteria. The combination of internally measured performance (financial performance) and externally measured performance (stock price as reflected in stock options and PSUs) provides both short-term and long-term performance components in the compensation structure of our NEOs. See “Elements of Our Compensation Program” below.

•

80% of the target annual bonus for our NEOs (75% in the case of Mr. Burke) was based on quantitative financial performance metrics and a combination of quantitative and qualitative goals relating to key operational initiatives in 2019. See “Compensation Decisions for 2019 – Annual Cash Bonus” below for additional information.

•

Our quantitative financial performance metrics – revenue, Adjusted EBITDA and free cash flow – are meaningful measures of our performance that we use both internally to measure our performance and externally to report to investors and that we believe are strongly correlated to shareholder returns in both the short and long term. These metrics, along with key operational performance metrics included in our annual cash bonus plan, can be affected by the decision making of our NEOs.

•

Total performance-based compensation in 2019 (using the grant date value of stock options and PSUs) was a significant percentage of the NEOs’ total compensation (which includes now discontinued company deferred compensation contributions but excludes deferred compensation earnings). We do not include deferred compensation earnings because, like all employees in our deferred compensation plans, the NEOs make their own investment decisions as to how much of their salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix*

* Includes now discontinued company contributions to deferred compensation,

but excludes deferred compensation earnings

•	Total performance-based compensation as a percentage of total compensation in 2019 for our other NEOs was as follows:

Mr. Cavanagh	80%
Mr. Burke	72%
Mr. Cohen	76%
Mr. Watson	77%

•

Our equity-based compensation program aligns the NEOs’ compensation with our shareholders’ interests in that both the achievement of our operating, investing and capital goals and the level at which the awards ultimately pay out would be expected to be reflected to some extent in the market price of our stock. Because a significant portion of compensation for each NEO is in the form of long-vesting equity, a significant portion of each NEO’s compensation is inherently tied to stock price movement and the achievement of long-term shareholder value creation.

•

The Compensation Committee does not condition incentive-based compensation award achievement on a total shareholder return (TSR) metric, as it seeks to motivate our NEOs by setting company-specific performance goals that are directly linked with our NEOs’ management of our company rather than using a TSR metric that can be affected by external factors such as economic and market conditions that they cannot control. The Compensation Committee also believes that using a TSR metric could lead to an undesirable focus on short-term results at the expense of long-term performance.

○

While the Compensation Committee does not focus on TSR in particular in determining incentive arrangements for our NEOs, we have observed that Mr. Roberts’ compensation has generally increased less than our TSR over the last five-year period and is therefore aligned with our TSR over the long term.

•

While our performance measures are “absolute” in nature, our Compensation Committee also reviews (i) our performance measures on a “relative” basis compared to our peers over time and (ii) the amount of compensation paid to the NEOs relative to our Adjusted EBITDA and free cash flow, as compared to our peers. Based on these reviews, we believe the design of our compensation program is appropriate. See “Compensation Decision-Making Process – Use of Competitive Data and – Compensation Committee’s Role, Process and Validation” below for more information.

•

The Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for our NEOs to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our enterprise risk management process.

Elements of Our Compensation Program

We view the executive compensation program on a “portfolio” basis. Our compensation program is designed in a straight-forward manner to achieve an appropriate balance of compensation elements to motivate and reward our NEOs for their performance and creating long-term shareholder value. It includes fixed compensation, short-term performance-based compensation and long-term performance-based compensation (which includes options vesting over 9.5 years and PSUs vesting over 5 years, with 40% vesting in the 5th year). The following chart illustrates our view of the significant aspects of our portfolio.

Type	Element	Why We Use It	Compensation Highlights
Fixed	Base Salary	• Necessary to attract and retain our NEOs. • Serves as a baseline measure of an NEO’s value. • Guaranteed compensation in exchange for investing in a career with us.	• Salary level is based on individual performance, position within the organization and any increase in duties and responsibilities.
Deferred Compensation Plans

•  One of our primary tools to attract and retain NEOs (and other key talent).

•  Retention incentive gets stronger as the account balance grows; the crediting rate in the income fund is meaningfully reduced following termination of employment.

•  Do not offer any pension or other defined benefit-type plan.

•  Provides a simple, transparent, tax-efficient vehicle for long-term value accumulation.

•  Company contributions eliminated starting in 2020.

•  Created a cap on the amount that can be invested in the income fund starting in 2020 and added several investment alternatives in December 2019, including third-party mutual and exchange funds. Expect these changes will result both in lower balances and above-market interest in respect of our NEOs’ income fund accounts.

•  Receipt of PSUs may be voluntarily deferred; the value of PSUs ultimately received is based on stock price when deferral lapses or upon diversification into cash deferred compensation.

Type	Element	Why We Use It	Compensation Highlights
Variable, Short-Term, Performance Based	Annual Cash Bonus

•  Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.

•  Target bonus is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation.

•  Supports our objective that NEOs must balance achieving satisfactory or better current year (short-term) results with long-term value creation.

•  Based on objective quantitative financial performance metrics and quantitative and qualitative goals relating to key operational initiatives; also includes a small qualitative portion based on achievement of key initiatives, such as diversity and inclusion.

	Additional Performance-Related Awards	• Rewards an NEO for extraordinary performance, attainment of strategic milestones or unanticipated additional responsibilities. • Form of bonus can vary, depending on primary goals.	• Amount and form of awards are based on individual performance and any increase in duties and responsibilities.
Variable, Long-Term, Performance Based	Annual Stock Option Grants

•  Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•  Links the NEOs’ decision making with the long-term outcomes of those decisions.

•  Use one of the longest vesting periods among our peers (9.5 years) to create a significant retention tool and tie value ultimately realized to our long-term performance.

•  Generally vest over a 9.5 year period: 30% on the 2nd anniversary of the date of grant, 15% on each of the 3rd through 5th anniversaries, 5% on each of the 6th through 9th anniversaries and 5% on the 9.5 year anniversary.

•  Stock price must appreciate for stock options to deliver value.

Annual PSU Grants

•  Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•  Links the NEOs’ decision making with the long-term outcomes of those decisions.

•  Back-end weighted vesting term used for most PSU grants creates a meaningful retention tool.

•  Use one of the longest vesting periods among our peers for most grants to create a significant retention tool and tie value ultimately realized to our long-term performance.

•  Vest over 5 years and are back-end weighted: 15% vest after 13 months, 15% on each of the 2nd through 4th anniversaries and 40% on the 5th anniversary.

•  Vesting is dependent upon achievement of one or more robust performance goals that are tied to value creation (Adjusted EBITDA, one of the primary metrics to evaluate our business, was used in 2019).

•  Ultimate value of shares acquired upon vesting depends on stock price.

Compensation Decision-Making Process

Compensation Committee’s Role, Process and Validation

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

In 2019, the Compensation Committee reviewed for our NEOs:

•

The nature and amounts of all elements of our NEOs’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of PSU and stock option awards (as compared to their grant date value).

•	Each element of our NEOs’ compensation for internal consistency.

•	Various analyses provided by the independent compensation consultant, including the following:

○	an assessment of the composition of our peer groups;

○

a competitive pay assessment (comparing NEO compensation to that of executives holding comparable positions at our peer group companies as disclosed in proxy statements and to broad groups of companies in published surveys, and analyzing components of pay compared to those of our peer group companies (e.g., fixed vs. variable, components of long-term equity));

○

a financial performance review (comparing our performance relative to our peer group companies with respect to growth in Adjusted EBITDA, free cash flow, revenue and total shareholder return, based on financial data from a third-party source);

○	a compensation sharing analysis (analyzing the actual pay delivered to our NEOs as a percentage of our Adjusted EBITDA and free cash flow as compared to our peer group companies);

○	an incentive compensation design analysis (analyzing various annual bonus and long-term incentive design elements); and

○	an analysis of equity dilution resulting from, and annual usage rates in, our equity-based compensation plans as compared to our peer group companies (i.e., overhang and burn rates).

•

After taking into account the analyses above, the Compensation Committee evaluates our financial performance, as compared to our peers over time, as it relates to our strongly competitive compensation philosophy.

•

The Compensation Committee also reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the NEOs’ work over that period and reflects the achievement of our long-term goals, and, conversely, that lesser amounts realized on prior years’ compensation reflect a lack of achievement of our long-term goals. As such, the Compensation Committee believes that realized or realizable equity compensation is inherently aligned with our long-term performance and shareholders’ interests.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each NEO. This process includes subjective criteria and involves the exercise of discretion and judgment. The Compensation Committee also believes it should retain discretion to adjust the compensation of an NEO from time to time on account of extraordinary performance, unanticipated events or additional responsibilities, an employment agreement renewal or extension or other circumstances. See “Assessing NEO Performance” below for information on how the Compensation Committee assessed performance in 2019.

Role of Compensation Consultants

The Compensation Committee has directly engaged Korn Ferry as its own independent compensation consultant. In determining 2019 compensation, the Compensation Committee directed Korn Ferry to provide it with various compensation analyses as described above; Korn Ferry did not recommend or determine compensation levels or elements, performance targets or compensation plan design. The Compensation Committee assessed Korn Ferry’s work as required under SEC rules and concluded that its work for the Compensation Committee in 2019 did not raise any conflicts of interest. See “Corporate Governance – The Board – Compensation Consultant” above for additional information.

Use of Competitive Data

The results of the peer group and compensation survey analyses discussed below, as well as the other analyses referred to above, are considered important and valuable by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information only as one of several considerations to inform its decision and put it in context in determining compensation levels (and when to change compensation levels).

Peer Groups. Our company is uniquely positioned among our peers, owning Comcast Cable – a distributor of content; NBCUniversal – a creator of content; and Sky – a leading distributor and creator of content in Europe. As such, our NEOs are responsible for managing a more complex and diversified company than many companies in our peer groups.

There are challenges in developing a peer group for assessing pay and performance given the complexity, diversity and size of our businesses. Our Compensation Committee used three distinct peer groups (rather than a blend of all types of peers)

to review executive pay for 2019, and, with the assistance of Korn Ferry, triangulated data from the three peer groups and other data to conduct a more holistic review of our pay and performance. Together, these three peer groups reflect the prominence of our primary businesses and the size, scope, diversity and complexity of our businesses and enhance the Compensation Committee’s deliberations by allowing it to review practices and outcomes that are distinctive to each peer group.

•

Entertainment/Media Peer Group. The Compensation Committee pays particular attention to the entertainment/media peer group because it believes our stock price has a strong correlation with certain of these peer group companies and this peer group has special relevance with respect to competition for executive talent. The business expertise of employees in this industry is highly correlated to our needs, not only as a leading media and entertainment company, but as a leading cable company. Media companies continue to look for new ways to distribute and monetize their content, both directly to consumers through the Internet and indirectly through traditional and virtual video distributors. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to those companies’ executives being attractive to us.

•

Transmission/Distribution Peer Group. Comcast Cable and Sky are leading providers of high-speed internet, video, voice and wireless services in the United States and Europe. Many companies in this peer group are among our primary competitors, and we believe our stock price has a strong correlation with certain of these peer group companies.

•

General Industry Peer Group. Our revenue and market capitalization rank us among the largest companies in the United States. This peer group includes companies in the consumer products and services, industrial and technology sectors with revenue and market capitalization levels similar to ours.

Entertainment/Media(1)	Transmission/Distribution(1)	General Industry(1)
• Discovery, Inc. • Netflix, Inc. • The Walt Disney Company • ViacomCBS Inc.	• AT&T Inc. • CenturyLink, Inc. • Charter Communications, Inc. • DISH Network Corporation • Netflix, Inc. • Sprint Corporation • T-Mobile US, Inc. • Verizon Communications Inc.

•  3M Company

•  Alphabet Inc.

•  Amazon.com, Inc.

•  Apple Inc.

•  The Boeing Company

•  Caterpillar Inc.

•  Cisco Systems, Inc.

•  The Coca-Cola Company

•  Deere & Co.

•  DowDuPont Inc.

•  Express Scripts Holding Co.

•  The General Electric Company

•  Honeywell International Inc.

•  Intel Corporation

•  International Business Machines Corporation

•  Johnson & Johnson

•  Lockheed Martin Corporation

•  McDonald’s Corporation

•  McKesson Corporation

•  Merck & Co. Inc.

•  Microsoft Corporation

•  Oracle Corporation

•  PepsiCo, Inc.

•  Pfizer Inc.

•  Procter & Gamble Co.

•  UnitedHealth Group Incorporated

•  United Parcel Service, Inc.

•  United Technologies Corporation

•  Verizon Communications Inc.

•  The Walt Disney Company

(1)

In 2019, Netflix was added to the Entertainment/Media and Transmission/Distribution peer groups. Due to merger and acquisition activity, 21st Century Fox and Time Warner were removed from the 2019 Entertainment/Media peer group. Subsequent to determining these peer groups, CBS and Viacom merged in December 2019, DowDuPont underwent a series of business splits in 2019 and Express Scripts merged into Cigna in December 2018. In April 2020, Sprint and T-Mobile merged.

The Compensation Committee triangulates pay and performance results from all three peer groups, rather than aggregating all the data together, and places stronger weight on the entertainment/media, as well as the transmission/distribution, peer groups.

•

Our peer group analyses indicate that overall, our “pay at risk” practices are generally aligned with peer group practices, although Mr. Roberts’ compensation did have somewhat more emphasis on fixed compensation and less on annual equity awards than our peers. This mix is expected to change in 2020 due to the elimination of company contributions to his deferred compensation account.

•

Comparisons for (i) Mr. Roberts were made to peer chief executive officers for all peer groups, (ii) Mr. Cavanagh were made to peer chief financial officers for all peer groups, (iii) Mr. Burke were made to peer chief executive officers of the entertainment/media peer group and by ordinal rank (i.e., the position in the Summary Compensation Table) for the entertainment/media and general industry peer groups, (iv) Mr. Watson were made to peer chief executive officers of the transmission/distribution peer group and by ordinal rank for the transmission/distribution and general industry peer groups, and (v) Mr. Cohen were made by ordinal rank for all peer groups. Additionally, as a means to further inform the Compensation Committee, comparisons for Messrs. Burke and Watson were made to chief executive officers of general industry peer groups with revenues similar in size to those of their respective business units.

•

The Compensation Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer groups; instead, it reviews our peer group analyses, as well as the other analyses discussed above in “Compensation Committee’s Role, Process and Validation,” both to validate our compensation program design and to inform its judgment in determining target compensation.

○

The Compensation Committee generally seeks compensation to be competitive (around the median) with the entertainment/media peer group, to which, as noted above, the Compensation Committee pays particular attention.

○	The Compensation Committee generally seeks compensation to be in the upper quartile for the transmission/distribution and general industry peer groups as a supplemental point of reference.

•

The compensation we provide varies when compared among the peer groups and individual companies within a group in its relationship to the reference points above. In reviewing target compensation levels for 2019, Mr. Roberts’ target total remuneration (which includes base salary, target annual cash bonus, equity-based compensation and now discontinued company deferred compensation contributions) fell just below the 25th percentile of that in the entertainment/media peer group. Otherwise, our NEOs’ total compensation for 2019 generally met or exceeded the reference points.

Assessing NEO Performance

In determining an NEO’s individual compensation, the Compensation Committee:

•	Sets specific factors to be used in evaluating Mr. Roberts, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs.

•	Assesses each NEO’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, as well as the importance of retaining the NEO.

•	Evaluates each NEO’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals.

•	Evaluates our overall prior year performance, both in terms of financial results and progress on strategic initiatives, including a comparison of our performance to our competitors.

The Compensation Committee employs a rigorous process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to an NEO’s base salary and annual equity awards and the attainment of qualitative objectives for our annual cash bonus. This design allows our Compensation Committee to employ a holistic evaluation process with extensive performance reviews, taking into account factors in and out of management’s control, while balancing it with our financial and shareholder outcomes, to get to a better result than a purely formulaic calculation would provide.

Each year, our Compensation Committee establishes a set of defined objectives for the qualitative portion of our annual cash bonus, which may be tied to an NEO’s or our company’s overall performance, company culture or key company initiatives, such as diversity and inclusion and customer experience initiatives, at the time it determines the quantitative metrics. In determining payout levels on the qualitative metrics, the Compensation Committee critically evaluates our company and NEO performance and progress based on the defined objectives.

Company Performance. The Compensation Committee considers our overall performance when approving pay decisions for our NEOs. As more fully described above in “Executive Summary – 2019 Business Highlights,” 2019 was a year of strong financial and operational results that reflect our focus on innovation and investing in our business for the long-term.

NEO Performance. Our NEOs continued to provide critical strategic vision and leadership as we continue to shape the future of technology and media and navigate through the rapidly changing competitive and regulatory environment for all of our businesses. In 2019, the NEOs were instrumental in fostering our entrepreneurial and innovative workplace culture and in facilitating team building and collaboration among our senior leadership teams, including in particular as we worked to integrate Sky into our company and move key talent across our businesses. At the same time, they continued to reinforce our commitment to operate ethically and with integrity and to further our diversity and inclusion initiatives.

•

As a testament to our various diversity and inclusion and talent management initiatives, we have received many third-party recognitions, including (i) being named to Fortune magazine’s “Best Big Companies to Work For” list, “100 Best Places to Work For 2020” list, “75 Best Workplaces for Women” list and “Best Workplaces for Diversity” list; (ii) being named to LinkedIn’s “Top Companies” list for 2019; (iii) earning a score of 100 on HRC’s 2020 Corporate Equality Index; and (iv) being named a Best Place to Work for LGBTQ Equality.

To reinforce critical aspects of our cable communications business, goals relating to customer experience, product churn and the rollout of our wireless phone service were used as components of our NEOs’ annual cash bonus. In 2019, we continued to make progress in providing a better overall customer experience by eliminating unnecessary activity and transactions, including by providing more digital service tools, which translated into reduced call volumes and truck rolls and improved key customer satisfaction scores. Our NEOs, individually and as a team, continue to support and promote this initiative throughout our entire company.

Our NEOs also continued to frame and support our strategic plans related to dedicating capital to our businesses as we invest in the long-term performance of our company, including our substantial investments in theme parks in the United States and internationally, and the cross-company collaboration to develop and launch Peacock in early 2020.

When assessing NEO performance, our Compensation Committee considered each NEO’s progress on these and other strategic initiatives, including those described in “Executive Summary – 2019 Business Highlights” above. In particular:

•

Mr. Roberts was instrumental in continuing to shape the strategic vision of our company, including through his leadership in integrating Sky into our company. He continued to foster strong leadership and cohesion among our NEOs and senior leadership team, successfully managing leadership transition plans for the upcoming retirement of Mr. Burke and transition of Mr. Cohen. He continues to lead our strategic thinking and initiatives and champions our technology and business initiatives, such as Peacock, and other key investment priorities. He also reinforces our commitment to creating a culture of integrity, respect and compliance.

•

Mr. Cavanagh provided critical financial and strategic leadership to our company, including with respect to our continued efforts to reduce the level of our debt following the Sky acquisition. He continued to be instrumental in setting our capital allocation framework and in managing our balance sheet to ensure that the framework supports our business initiatives and strategies, including as we make substantial investments such as Peacock. He also provided risk management oversight.

•

Mr. Burke successfully managed NBCUniversal and has paved the way for his transition in leadership. Mr. Burke’s strategic vision and leadership, including in framing the strategy behind Peacock, its new ad-supported direct-to-consumer streaming service, and in investing in NBCUniversal’s themes parks and other businesses for their long-term success, have been critical factors in NBCUniversal attaining such strong results since we acquired it.

•

Mr. Cohen provided critical leadership to our corporate communications, external and government affairs, community impact and human resources functions and has paved the way for his transition in leadership. He successfully oversaw our efforts relating to legislation and regulatory matters critical to our strategy and performance. He also provided leadership to critical aspects of the Sky acquisition and subsequent integration efforts and effectively managed his other significant administrative responsibilities. He continued to lead and promote our diversity and inclusion and talent management initiatives, which as noted elsewhere in this proxy statement, have received many third-party recognitions.

•

Mr. Watson successfully led Comcast Cable, which had strong financial results and added 1.4 million net high- speed internet customers in 2019. Mr. Watson provided strategic and operational leadership to Comcast Cable, including through his focus on customer experience initiatives, continued expansion of our high-speed internet, business services and wireless phone service businesses, and the innovation of product and service enhancements.

Along these lines, Mr. Watson’s strategic leadership has helped strengthen our position as a leading provider of high-speed internet services by offering xFi wireless gateways that enhance speed, coverage and control and leveraging our X1 platform to launch our new Flex streaming devices for customers who prefer to consume content via internet streaming.

2020 marks a year of change for our senior leadership team with the transition of responsibilities of Mr. Cohen and the retirement of Mr. Burke. While Messrs. Burke and Cohen have been instrumental in shaping and guiding our company for many years, we are excited about our next generation of leaders who will continue to help us navigate evolving consumer, technological and regulatory trends and address competitive challenges.

Compensation Decisions for 2019

Base Salary

In March 2019, the Compensation Committee increased the base salaries of Messrs. Roberts, Burke and Cohen by 3%. Effective January 1, 2019, Mr. Cavanagh’s base salary increased by approximately $300,000 in connection with his entering into a new employment agreement, and Mr. Watson’s base salary increased by $250,000. In March 2020, no base salaries were increased other than that of Mr. Watson’s.

In response to the COVID-19 crisis, effective April 1, 2020 through the duration of this situation, Messrs. Roberts, Cavanagh and Watson, as well as two other senior leaders, have pledged to donate 100% of their salaries to charities that support COVID-19 relief efforts.

Annual Cash Bonus

Our cash bonus plan, which was approved by our shareholders, provides a variable and performance-based element to annual cash compensation.

•	The target bonus opportunity amount in 2019, expressed as a percentage of salary, was 300% for Messrs. Roberts, Cavanagh and Burke and 250% for Messrs. Cohen and Watson.

•

For the NEOs (other than Mr. Burke), 80% of their target bonus was based on quantitative financial goals and a combination of quantitative and qualitative goals relating to key operational initiatives, and 20% was based on qualitative goals. For Mr. Burke, 75% of his target bonus was based on quantitative financial goals and a combination of quantitative and qualitative goals relating to key operational initiatives and 25% was based on qualitative goals.

•

Of a potential maximum bonus payment of 173% of the NEOs’ target bonuses (170% in the case of Mr. Burke and 175% in the case of Mr. Watson), the Compensation Committee considered it appropriate to award bonuses based on actual achievement of the quantitative and qualitative goals of 101% of the target bonuses.

•

The table below provides further details of the 2019 cash bonus plan for NEOs other than Messrs. Burke and Watson. The target levels established for the financial quantitative goals are bolded. Given Mr. Burke’s role as CEO of NBCUniversal, he did not have a goal relating to the rollout of our wireless phone service, his weightings for the customer experience and Adjusted EBITDA varied slightly from the other NEOs and more discretionary weight was given to him based on NBCUniversal’s performance. Given Mr. Watson’s role at Comcast Cable, his weightings were higher for the customer experience and lower for free cash flow than the other NEOs.

•

The Compensation Committee established the quantitative goals below based on a rigorous and in-depth enterprise-wide consolidated budget that is prepared annually and takes into consideration the cyclicality of working capital in our business, capital spending plans for the upcoming year, target product rollout numbers and other relevant factors. In particular, in setting 2019 targets, the Compensation Committee considered that our revenue, Adjusted EBITDA and free cash flow would be negatively impacted in 2019 as compared to 2018 due to the absence of the Olympics and Super Bowl broadcasts from 2018 and would be affected by the impact of adding Sky to our consolidated results.

Goal	Achievement Range (in billions)	(% of target bonus)
Consolidated	≤ $33.5	0%
Adjusted EBITDA(1)	> $33.5 – $34.196	10% – < 25%
	$34.197 – $34.397	25%
	> $34.397 – $34.85	> 25% – 35%
	> $34.85	37.5%

Actual Achievement	$34.335	25%
Consolidated	≤ $11.3	0%
Free Cash Flow(1)	> $11.3 – $12.070	8% – < 20%
	$12.071 – $12.271	20%
	> $12.271 – $12.8	> 20% – 28%
	> $12.8	30%

Actual Achievement	$13.357	30%
Consolidated	≤ $109.95	0%
Revenue(1)	> $109.95 – $111.48	4% – < 10%
	$111.49 – $111.79	10%
	> $111.79 – $112.8	> 10% – 14%
	> $112.8	15%

Actual Achievement	$109.543	0%
Customer Experience(2)		0% – 30%
Actual Achievement		15.5%
Product Churn(2)		0% – 10%

Actual Achievement		5%
Wireless Phone Rollout(2)		0% – 10%

Actual Achievement		5%
Qualitative Goal(3)		0% – 40%

Actual Achievement		20%

% of Target Bonus Achieved		100.5%
Actual Bonus for 2019	Roberts: $9,974,251
	Cavanagh: 6,926,301
	Burke: 9,259,286
	Cohen: 4,070,060
	Watson: 4,580,108

(1)	Amounts reflected have been adjusted to reflect Sky results on a constant currency basis.

(2)

These metrics are based in part on whether we have met or exceeded expectations of achievement of quantifiable operational metrics. The customer service metrics included rNPS, unique contact rate and other customer experience metrics. Product churn metrics relate to the stability of our cable customer base. The wireless phone rollout metric reflects the operational rollout of our wireless phone service to achieve long-term business success and profitability. Details of these specific targets, which were designed to be rigorous targets as indicated by the level of actual 2019 achievement, are not disclosed due to competitive concerns.

(3)

The qualitative portion of the annual cash bonus was determined based on predetermined objectives tied primarily to the contribution of each NEO to the overall management and financial results of our company, including (i) in creating a strong workplace culture that emphasizes integrity and respect, (ii) the overall management of Comcast Cable and NBCUniversal, (iii) the integration of Sky and (iv) the continuing focus on critical diversity and inclusion initiatives and customer experience metrics.

Equity-Based Incentive Compensation

The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by extending the vesting period for options and PSUs granted under our annual award program over a longer time period than most other large public companies – with options generally vesting over 9.5 years, and PSUs vesting over 5 years and being back-end weighted, with 40% vesting in the fifth year.

•

In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each NEO, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

•

The performance condition for PSUs granted in 2019 is based on a sliding scale tied to increases in year-over-year Adjusted EBITDA. Vesting of the PSUs is interpolated, except that 100% vests for achievement of a 5.5%-6.5% increase. This range included the percentage we had budgeted to increase for 2019. The calculations below were adjusted to reflect Sky results on a constant currency basis.

Achievement Range	Potential PSU Vesting %	Achievement

< 2.5%	0%	100% (Based on a 6.1% Increase)
2.5%	25%
5.5%-6.5%	100%
≥ 7.5%	125%

•

Vesting for each subsequent tranche of PSUs is based on the highest vesting percentage of any prior vesting tranche, or such higher vesting percentage as may be attained for such subsequent tranche based on the same performance condition and achievement ranges provided for in the applicable PSU award. Any portion of PSUs that fail to vest in a year is permanently forfeited. For PSUs that were granted in 2017 and 2018, the third and second tranches, respectively, of the award vested at the same percentage level as their respective first tranche.

•	Neither our Board nor the Compensation Committee has the discretion to vest PSUs absent attainment of the applicable goal.

•	The grant date value of equity-based compensation in our annual award program may fluctuate somewhat from year to year.

Deferred Compensation

Our deferred compensation plan is a compensation feature that we believe gives us a competitive advantage in attracting and retaining key talent. Our deferred compensation plan is available not only to our NEOs, but also to a broader group of key employees with base salaries of at least $350,000. The plan allows eligible employees to defer the receipt of cash compensation (i.e., base salary and annual bonus) up to certain limits, with amounts generally invested in an income fund. At the end of 2019, we added a company stock fund, which tracks the value of our Class A common stock, and several third-party mutual and exchange funds as investment alternatives for our executive officers under the plan.

The deferred compensation plan is not tax qualified and is unfunded. Account balances are unsecured obligations of Comcast Corporation only and are at-risk and may be forfeited in the event of a company bankruptcy.

Effective for 2020, we and our NEOs agreed to eliminate the company contributions to their deferred compensation plan accounts. We created a cap on the amount that can be invested in the income fund and added several investment alternatives under our deferred compensation plans, including a company stock fund that tracks the value of our Class A common stock and several third-party mutual and exchange funds. We expect these changes will result both in lower balances and above-market interest in respect of our NEOs’ income fund accounts.

Our deferred compensation plan is described in more detail below in the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table.

The Compensation Committee reviews the deferred compensation plan balances of our NEOs and annually reviews the embedded and projected costs of this plan.

Other Policies and Considerations

Executive Stock Ownership Policy

We have a stock ownership policy for members of our senior management, including our NEOs, which is available on our website, www.comcastcorporation.com. Under these guidelines, (i) Mr. Roberts is expected to own our stock in an amount equal to at least ten times his annual base salary, (ii) the other NEOs are expected to own our stock in an amount equal to at least three times their annual base salaries, (iii) other executive officers are expected to own an amount equal to at least one and a half times their annual base salaries and (iv) other key executives are expected to own an amount equal to at least one times their annual base salaries. This policy is designed to increase our executives’ ownership stake in our company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy includes stock owned directly or indirectly and shares credited under our employee stock purchase plan, which must be held for one year from the date credited, but “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan (although none of our NEOs holds any stock in a margin account or has pledged any stock as collateral). In addition, “ownership” includes 60% of deferred vested shares, shares deemed invested in the company stock fund under our deferred compensation plans and the pre-tax net number of shares deliverable upon the exercise of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our NEOs were in compliance with the requirements of our stock ownership policy as of December 31, 2019. If an executive is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities, Hedging and Pledging

Our trading policy prohibits our executive officers, certain other high-level employees, and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with the prior approval of our General Counsel. This seeks to ensure that the executive officers will not trade in our securities at a time when they are in possession of material, nonpublic information. In addition, our executive officers and directors are prohibited from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock. Executive officers and directors also may not hold Comcast stock in margin accounts or pledge our stock as collateral for a loan, unless it is approved by the Chair of our Governance and Directors Nominating Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both our average daily trading volume and the total value of Comcast stock held by such person, as well as such person’s ability to repay any loans secured by Comcast stock or to substitute other assets as collateral.

No Automatic Payments in Connection with a Change in Control

We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and Compensation Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or stock units or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment

Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” table below. These compensation arrangements are contained in each NEO’s employment or other agreements, which are summarized below under “Agreements with Our Named Executive Officers,” and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to nonexecutive employees upon termination of employment.

Recoupment (or “Clawback”) Policy

We have an incentive compensation recoupment (or “clawback”) policy providing that, if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested stock units (time- or performance-based) or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested stock units) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and they will review it following the SEC’s adoption of a final rule under the Dodd-Frank Act regarding incentive-based compensation recoupment.

Award Timing

Our annual equity incentive awards are granted in accordance with pre-established grant date schedules.

Tax and Accounting Considerations

The Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of our executive compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by public companies to certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee has previously awarded, and continues to have the flexibility to award, compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

In addition, the Internal Revenue Code limits the amount that companies can deduct for the personal use of Company-provided aircraft to the amount recognized as income by the executives who used the aircraft. In 2019, the total amount of our disallowed tax deduction resulting from the personal use of Company-provided aircraft by our NEOs and any guests was approximately $10.7 million.

Other Considerations

The Compensation Committee is aware that Mr. Roberts is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Edward D. Breen (Chair)

Gerald L. Hassell

David C. Novak

SUMMARY COMPENSATION TABLE

It is important to understand that the specified information regarding the compensation for 2019, 2018 and 2017 of our NEOs set forth below reflects our Compensation Committee’s actions, and Comcast’s and our NEOs’ performance, in respect of those years. Our NEOs are: our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Chief Financial Officer (Mr. Michael J. Cavanagh) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, David L. Cohen and David N. Watson).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Brian L. Roberts	2019	$3,291,832	—	$5,330,304	$5,350,324	$9,974,249	$7,560,231	$4,863,243	$36,370,183
Chairman of the Board, President and Chief Executive Officer	2018	3,196,313	—	5,328,517	5,351,060	10,739,611	5,695,338	4,715,368	35,026,207
	2017	3,103,566	—	5,337,864	5,350,848	9,124,484	5,144,047	4,459,415	32,520,224

Michael J. Cavanagh	2019	2,285,908	—	6,725,376	4,749,955	6,926,300	3,831,120	2,280,818	26,799,477
Chief Financial Officer	2018	1,955,231	—	3,983,004	4,001,855	6,569,575	2,952,011	2,240,023	21,701,699
	2017	1,898,496	—	3,992,184	3,999,912	5,581,578	2,523,815	2,150,016	20,146,001

Stephen B. Burke	2019	3,055,870	—	5,330,304	5,350,324	9,259,285	14,814,904	4,765,623	42,576,310
President and CEO of NBCUniversal(6)	2018	2,967,198	—	5,328,517	5,351,060	9,969,786	11,680,195	4,662,259	39,959,015
	2017	2,881,100	—	5,337,864	15,350,857	8,470,433	10,160,248	4,336,848	46,537,350

David L. Cohen	2019	1,611,905	—	3,737,664	2,748,725	4,070,061	6,165,930	1,686,234	20,020,519
Senior Executive Vice President	2018	1,565,133	—	3,733,174	2,752,750	4,382,373	4,988,634	1,693,412	19,115,476
	2017	1,519,718	—	3,741,738	2,750,592	3,723,309	4,499,584	1,514,268	17,749,209

David N. Watson	2019	1,813,904	—	3,237,696	3,251,010	4,580,108	2,522,306	1,534,454	16,939,478
President and CEO of Comcast Cable	2018	1,538,914	—	2,740,992	2,748,460	4,188,344	2,015,073	1,521,216	14,752,999
	2017	1,377,890		3,744,044	1,249,320	2,352,017	1,809,743	810,480	11,343,494

(1)

The amounts in this column represent the aggregate grant date fair value of PSUs granted to the NEOs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2017, 2018 and 2019. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, for PSUs as defined in the Glossary to FASB ASC Topic 718, taking into account the probable outcome of the PSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures in accordance with SEC rules. The amounts were also discounted to consider that dividend equivalents that accrue during the vesting period are not paid out until the underlying shares vest. The following are the values of the PSUs as of their grant date assuming attainment of the maximum level of performance: Mr. Roberts ($6,662,799), Mr. Cavanagh ($8,406,720), Mr. Burke ($6,662,799), Mr. Cohen ($4,672,040) and Mr. Watson ($4,047,080).

(2)

The amounts in this column represent the aggregate grant date fair value of stock options granted to the NEOs in accordance with FASB ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in March 2019 to our NEOs for their annual option awards: an expected volatility of 22.0%, an expected term to exercise of 6.0 years, an interest rate of 2.45% and a dividend yield of 2.08%. For information on valuation assumptions with respect to grants made before 2019, refer to the footnotes in the “Summary

Compensation Table” in our definitive proxy statements filed with the SEC in 2018 and 2017. See the “Grants of Plan-Based Awards” table below for additional information on options granted in 2019.

(3)

The amounts in this column represent annual performance-based bonuses earned by our NEOs under our 2006 Cash Bonus Plan. See the “Grants of Plan-Based Awards” table below and “Compensation Discussion and Analysis — Compensation Decisions for 2019 — Annual Cash Bonus” above for additional information on these bonuses and the achievement of specified metrics in 2019.

(4)

The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate. The interest crediting rates on deferred compensation were 9% or 12%, depending on a variety of factors as more fully discussed in “Nonqualified Deferred Compensation in and as of Fiscal Year-End” below.

(5)

The amounts in this column for 2019 include: (a) company contributions in January 2019 to our retirement-investment plan accounts in the amount of $10,000 for each NEO; (b) company contributions to deferred compensation accounts (Mr. Roberts, $4,653,984; Mr. Cavanagh, $2,100,000; Mr. Burke, $4,466,986; Mr. Cohen, $1,477,454; and Mr. Watson, $1,477,454); and (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $199,259; Mr. Cavanagh, $170,818; Mr. Burke, $288,637; Mr. Cohen, $198,780; and Mr. Watson, $47,000). Starting in 2020, we and each of our NEOs have agreed to eliminate company contributions to their deferred compensation accounts.

For security and business reasons, Company practices and policy strongly encourage, and in some cases may require, Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel. Our other NEOs also have access to Company-provided aircraft for personal travel, as it affords all of our NEOs greater security, allows travel time to be used productively and enables them to be immediately available to respond to business priorities from any location. Our policy allows an NEO to bring guests, such as family members, on flights on Company-provided aircraft. The NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy. The NEOs are imputed income for costs related to use of Company-provided aircraft when required under Internal Revenue Code guidelines. We do not reimburse the NEOs for any taxes incurred as a result of imputed income. In addition, the Internal Revenue Code limits the amount that we can deduct for the personal use of Company-provided aircraft to the amount recognized as income by our executives who use the aircraft; the amounts in the table above do not include our 2019 disallowed tax deduction of $10.7 million resulting from the personal use of Company-provided aircraft by our NEOs and any guests.

The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight taken on a third party-owned plane that is serviced by us includes all variable costs attributable to that flight (including for repositioning flights), such as fuel, trip and allocable maintenance expenses and third-party lease payments. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). These methodologies exclude fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, our NEOs are required to pay us in full (and have paid us in full) for such benefits.

(6)	As previously disclosed, effective January 1, 2020, Mr. Burke became Chairman of NBCUniversal in anticipation of his planned retirement on August 14, 2020.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to our NEOs in 2019 as follows: (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of PSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (g)	Exercise or Base Price of Option Awards (h)	Grant Date Fair Value of Stock and Option Awards(4) (i)
Name	Grant Date	Threshold (a)	Target (b)	Maximum (c)	Threshold (d)	Target (e)	Maximum (f)
Brian L. Roberts	—	$2,172,609	$9,875,496	$17,035,231
	3/15/2019				33,048	132,200	165,248			$5,330,304
	3/15/2019							676,400	$40.47	5,350,324
Michael J. Cavanagh	—	1,508,699	6,857,724	11,829,574
	3/15/2019				41,700	166,800	208,500			6,725,376
	3/15/2019							600,500	40.47	4,749,955
Stephen B. Burke	—	2,200,226	9,167,610	15,584,937
	3/15/2019				33,048	132,200	165,248			5,330,304
	3/15/2019							676,400	40.47	5,350,324
David L. Cohen	—	886,548	4,029,763	6,951,340
	3/15/2019				23,174	92,700	115,874			3,737,664
	3/15/2019							347,500	40.47	2,748,725
David N. Watson	—	906,952	4,534,760	7,935,830
	3/15/2019				20,074	80,300	100,374			3,237,696
	3/15/2019							411,000	40.47	3,251,010

(1)

Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2019 are included in the “Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column.

(2)

The amounts in columns (d) through (f) represent shares of our Class A common stock underlying PSUs granted under our 2002 Restricted Stock Plan. Amounts in columns (d) through (f) represent shares underlying PSUs that vest based on the achievement of the performance condition as described above in “Compensation Discussion and Analysis — Compensation Decisions for 2019 — Equity-Based Incentive Compensation.” The PSUs vest as follows: 15% on the 13-month anniversary, and the second, third and fourth anniversaries, of the date of grant and 40% on the fifth anniversary of the date of grant. Dividend equivalents accrue on shares underlying PSUs, although the amounts only will be paid (without interest) if and when the shares underlying PSUs vest.

(3)

The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. Options become exercisable as follows: 30% of the shares become exercisable on the second anniversary of the date of grant, 15% on each of the third, fourth and fifth anniversaries of the date of grant, 5% on each of the sixth through ninth anniversaries of the date of grant and 5% on the nine-and-a-half-year anniversary of the date of grant.

(4)

The amounts in this column represent the grant date fair value of PSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of PSUs was determined as described in footnote (1) to the “Summary Compensation Table.” Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (2) to the “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by our NEOs as of December 31, 2019. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (see columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (see columns (e) and (f)) and unvested PSUs with respect to shares of Class A common stock (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2019, or $44.97.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)	Number of Securities Underlying Unexercised Options Unexercisable (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested(5) (e)	Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (g)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)

Brian L. Roberts
							448,827	$20,183,750
	1,166,000	–	9.170	03/25/2020
	1,510,200	167,800(2)	12.510	03/24/2021
	1,113,500	196,500(2)	14.995	03/22/2022
	969,600	242,400(2)	20.610	03/21/2023
	723,750	241,250(2)	25.000	03/20/2024
	544,560	363,040(2)	29.725	03/19/2025
	420,660	514,140(2)	29.880	03/17/2026
	230,640	538,160(2)	37.460	03/16/2027
	–	748,400(2)	35.830	03/15/2028
	–	676,400(2)	40.470	03/14/2029

Michael J. Cavanagh
							550,737	24,766,643
	428,976	285,984(2)	28.320	05/14/2025
	314,640	384,560(2)	29.880	03/17/2026
	172,410	402,290(2)	37.460	03/16/2027
	–	559,700(2)	35.830	03/15/2028
	–	600,500(2)	40.470	03/14/2029

Stephen B. Burke
							632,733	28,454,003
	93,300	–	9.170	03/25/2020
	–	135,200(2)	12.510	03/24/2021
	–	191,400(2)	14.995	03/22/2022
	856,000	214,000(2)	20.610	03/21/2023
	723,750	241,250(2)	25.000	03/20/2024
	544,560	363,040(2)	29.725	03/19/2025
	420,660	514,140(2)	29.880	03/17/2026
	–	1,389,856(3)	33.695	08/04/2026
	230,640	1,710,494(4)	37.460	03/16/2027
	–	748,400(2)	35.830	03/15/2028
	–	676,400(2)	40.470	03/14/2029

David L. Cohen
							459,212	20,650,764
	357,300	79,400(2)	12.510	03/24/2021
	637,500	112,500(2)	14.995	03/22/2022
	502,400	125,600(2)	20.610	03/21/2023
	374,400	124,800(2)	25.000	03/20/2024

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested(5) (e)	Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (g)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)
	281,880		187,920(2)	29.725	03/19/2025
	216,000	(1)	264,000(2)	29.880	03/17/2026
	118,560	(1)	276,640(2)	37.460	03/16/2027
	–		385,000(2)	35.830	03/15/2028
	–		347,500(2)	40.470	03/14/2029

David N. Watson
						63,170	$2,840,755	240,878	10,832,284
	470,000		–	9.170	03/25/2020
	79,314		–	12.630	02/24/2021
	297,000		33,000(2)	12.510	03/24/2021
	122,500		46,500(2)	14.995	03/22/2022
	157,020		56,880(2)	20.610	03/21/2023
	169,200		56,400(2)	25.000	03/20/2024
	127,440		84,960(2)	29.725	03/19/2025
	74,870		120,230(2)	29.880	03/17/2026
	53,850		125,650(2)	37.460	03/16/2027
	–		384,400(2)	35.830	03/15/2028
	–		411,000(2)	40.470	03/14/2029

(1)	Mr. Cohen assigned to a family trust a portion of these options representing 280,560 shares.

(2)

The expiration date occurs one day prior to the tenth anniversary of the grant date. Shares underlying stock options as of the respective grant date had the following vesting schedule: 30%, 15%, 15%, 15%, 5%, 5%, 5%, 5% and 5% on the second, third, fourth, fifth, sixth, seventh, eighth, ninth, and nine and a half anniversaries of the grant date, respectively.

(3)	The expiration date occurs one day prior to the tenth anniversary of the grant date. Shares underlying the stock options vest on August 14, 2023.

(4)

The expiration date occurs one day prior to the tenth anniversary of the grant date. Shares underlying 1,172,334 of the stock options vest on August 14, 2023; shares underlying 768,800 of the stock options as of the grant date had the following vesting schedule: 30%, 15%, 15%, 15%, 5%, 5%, 5%, 5% and 5% on the second, third, fourth, fifth, sixth, seventh, eighth, ninth, and nine and a half anniversaries of the grant date, respectively.

(5)	The number of shares underlying each outstanding stock unit(1) for the NEOs that remain subject to vesting are as follows:

Grant Date	Brian L. Roberts		Michael J. Cavanagh		Stephen B. Burke		David L. Cohen		David N. Watson
03/20/2015	–		–		85,456		37,200		16,800
05/15/2015	–		56,512	(2)	–		–		–
10/30/2015	–		–		–		38,336		–
03/18/2016	–		73,700	(3)	98,450		69,080		22,990
03/17/2017	124,950	(4)	93,450	(4)	124,950	(4)	87,586	(4)	23,380
04/14/2017	–		–		–		–		58,904	(5)
03/16/2018	158,629	(6)	118,575	(6)	158,629	(6)	111,136	(6)	81,600	(6)
03/15/2019	165,248	(7)	208,500	(7)	165,248	(7)	115,874	(7)	100,374	(7)

(1)

Except as otherwise described in footnotes (2) and (3), all stock units granted as of the respective grant date had the following vesting schedule: 15%, 15%, 15%, 15% and 40% on the 13-month, second, third, fourth and fifth anniversaries of the grant date, respectively.

(2)

The PSUs granted as of the grant date had the following vesting schedule: 69.3%, 8.7%, 8.7%, 3.6% and 9.7% on the 13-month, second, third, fourth and fifth anniversaries of the grant date, respectively.

(3)

The PSUs granted as of the grant date had the following vesting schedule: 25.6%, 25.6%, 25.6%, 6.3% and 16.8% on the 13-month, second, third, fourth and fifth anniversaries of the grant date, respectively.

(4)

Reflects the number of shares underlying PSUs that, as of December 31, 2019, may be achieved assuming maximum attainment of a performance condition, which would result in 125% vesting of the award. In February 2018, the Compensation Committee certified performance for the first tranche of PSUs, resulting in attainment of 114.5% of the award as follows: Mr. Roberts, 163,502 shares; Mr. Cavanagh, 122,282 shares; Mr. Burke, 163,502 shares; and Mr. Cohen, 114,613 shares. The second and third tranches of PSUs were earned at the same percentage level as the first tranche, because the attainment of the performance condition for those tranches was not above 114.5%. Because the performance condition for these tranches was deemed achieved at 114.5% (rather than at maximum performance of 125%), (i) 10.5% of the target shares underlying these three PSU tranches that would have vested were not achieved and (ii) 10.5% of the target shares underlying the remaining two tranches of the PSUs may be earned based on achievement of the maximum performance conditions.

(5)

Reflects the number of shares underlying PSUs that, as of December 31, 2019, may be achieved assuming maximum attainment of a performance condition, which would result in 125% vesting of the award. In May 2018, the Compensation Committee certified performance for the first tranche of PSUs, resulting in attainment of 100% of the award (67,320 shares). The second and third tranches of PSUs were earned at the same percentage level as the first tranche, because the attainment of the performance condition for those tranches was not above 100%. Because the performance condition for these tranches was deemed achieved at 100% (rather than at maximum performance of 125%), (i) 25% of the target shares underlying these three PSU tranches that would have vested were not achieved and (ii) 25% of the target shares underlying the remaining two tranches of the PSUs may be earned based on achievement of the maximum performance conditions.

(6)

Reflects the number of shares underlying PSUs that, as of December 31, 2019, may be achieved assuming maximum attainment of a performance condition, which would result in 125% vesting of the award. In February 2019, the Compensation Committee certified performance for the first tranche of PSUs, resulting in attainment of 108.3% of the award as follows: Mr. Roberts, 161,688 shares; Mr. Cavanagh, 120,861 shares; Mr. Burke, 161,688 shares; Mr. Cohen, 113,280 shares; and Mr. Watson, 83,173 shares. The second tranche of PSUs was earned at the same percentage level as the first tranche, because the attainment of the performance condition for the second tranche was not above 108.3%. Because the performance condition for these tranches was deemed achieved at 108.3% (rather than at maximum performance of 125%), (i) 16.7% of the target shares underlying these two PSU tranches that would have vested were not achieved and (ii) 16.7% of the target shares underlying the remaining three tranches of the PSUs may be earned based on achievement of the maximum performance conditions.

(7)

Reflects the number of shares underlying PSUs that, as of December 31, 2019, may be achieved assuming maximum attainment of a performance condition, which would result in 125% vesting of the award. In February 2020, the Compensation Committee certified performance for the first tranche of PSUs, resulting in attainment of 100% of the award as follows: Mr. Roberts, 132,200 shares; Mr. Cavanagh, 166,800 shares; Mr. Burke, 132,200 shares; Mr. Cohen, 92,700 shares; and Mr. Watson, 80,300 shares. Because the performance condition for the first tranche was achieved at 100% (rather than at maximum performance of 125%), (i) 25% of the target shares underlying the first PSU tranche that would have vested were not achieved and (ii) 25% of the target shares underlying the remaining four tranches of the PSUs may be earned based on achievement of the maximum performance conditions.

OPTION EXERCISES AND STOCK VESTED

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of stock awards and the value realized before payment of any applicable withholding tax during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting

Brian L. Roberts	3,440,000	$116,583,900	48,778	(1)	$2,010,425

Michael J. Cavanagh	—	—	139,163	(1)	5,657,103

Stephen B. Burke	2,172,000	68,944,971	193,274	(1)	7,775,413

David L. Cohen	2,532,900	81,896,824	125,590		5,125,889

David N. Watson	663,000	19,299,406	60,154		2,443,379

(1)

Mr. Roberts deferred the vesting of 21,855 and 21,612 of these PSUs on March 17, 2019 and April 16, 2019, respectively, Mr. Cavanagh deferred the March 18, 2019 vesting of 81,500 of these PSUs and Mr. Burke deferred the April 16, 2019 vesting of 24,253 of these PSUs. The value of the stock units realized on vesting is based on the value of a share of Class A common stock on the original vesting date, regardless of whether the vesting had been deferred. The actual value of the stock units realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table immediately below; see footnote (6)  to that table for additional information regarding these PSU deferrals.

NONQUALIFIED DEFERRED COMPENSATION IN AND AS OF FISCAL YEAR-END

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2019.(1)

Name	Type of Investment Fund	Executive Contributions in Last FY(2)		Company Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE(5)

Brian L. Roberts	Income Fund	$11,914,958	(6)	$4,653,984	$10,262,837		$(102,703,952)		$8,479,892
	Other Funds	92,894,821	(6)	—	200,338	(6)	(1,019,973	)(6)	92,075,186

Michael J. Cavanagh	Income Fund	3,825,610	(6)	2,100,000	5,972,739		—		72,845,573
	Other Funds	3,253,480	(6)	—	572,130	(6)	(3,825,610)		—

Stephen B. Burke	Income Fund	11,451,944	(6)	4,466,986	20,249,781		—		201,873,114
	Other Funds	1,017,898	(6)	—	88,039	(6)	(1,105,937)		—

David L. Cohen	Income Fund	2,191,187		1,477,454	8,422,254		—		83,196,110

David N. Watson	Income Fund	181,390		1,477,454	3,424,585		—		33,257,190
(1)

Amounts in this table have been deferred under our deferred compensation plans, except for deferrals of PSUs with respect to shares of Class A common stock under our restricted stock plan, as more fully described in footnote (6) to this table. Eligible employees and directors may participate in these plans.

Under our deferred compensation plans, each employee participant, including our NEOs, may only defer an amount of cash compensation of up to 35% of his or her annual salary, target bonus opportunity, annual stock option and stock unit grant values and any annual company contribution to his or her deferred compensation account (the “total compensation value”) as of the prior year (the “35% cap”), provided that his or her deferred compensation account balance as of the prior year does not exceed seven times the total compensation value (the “7x cap”).

Amounts credited to a participant’s account generally will be invested in an income fund, although beginning in December 2019, executive officers may invest instead in a third-party mutual fund or our company’s common stock fund. Beginning in 2020, our executive officers will be subject to a cap on the amount that can be invested in the income fund (the “income fund cap”), with amounts in excess of the cap as of each year end automatically invested in a third-party mutual fund or our company’s common stock fund as selected by the participant. We expect these changes will result both in lower balances and above-market interest in respect of our NEOs’ income fund accounts.

In 2014, the interest crediting rate in the income fund was reduced from 12% to 9%, but remained at 12% for (i) compensation originally earned before 2014 (including any subsequent redeferrals) and (ii) certain other compensation as described in more detail in our 2005 Deferred Compensation Plan (which resulted in all amounts earned in 2019 that are reflected in the Income Fund row under the “Executive Contributions in Last FY” and “Company Contributions in Last FY” columns for Mr. Roberts being credited at 12%).

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of stock units, vest in the future. Upon vesting, deferred stock units are invested in our company stock fund. An employee who has elected to defer stock units may also make a “diversification election” of up to 40% of the shares subject to such stock units (or such greater percentage authorized by the Compensation Committee or its authorized delegate) to have the value of such stock units transferred to our income fund; these amounts do not count toward the 35% cap, but count toward the 7x cap and the income fund cap.

(2)

These amounts (other than amounts related to deferrals of PSUs) are reported as compensation in the “Summary Compensation Table” above under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table” above under the column “All Other Compensation.”

(4)

The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table” above under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)

All amounts contributed by an NEO and by us in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent he was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of PSUs deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements.

(6)

Pursuant to our restricted stock plan, as described in footnote (1) to this table, (i) Mr. Roberts deferred the vestings of 21,855 PSUs on March 17, 2019 and 21,612 PSUs on April 16, 2019, Mr. Cavanagh deferred the March 18, 2019 vesting of 81,500 PSUs and Mr. Burke deferred the April 16, 2019 vesting of 24,253 PSUs. Pursuant to diversification elections for 2019, deferred PSUs with an aggregate fair market value on the date of the diversification of $1,019,973, $3,825,610 and $1,105,937 were deemed invested in an income fund instead of our stock fund for Messrs. Roberts, Cavanagh and Burke, respectively. These amounts are included in the “Other Funds” row of the “Aggregate Withdrawals/Distributions” column and are also included in the amount shown in the “Income Fund” row of the “Executive Contributions in Last FY” column to reflect the value deemed invested in the income fund and aggregated with the respective NEO’s cash deferred compensation accounts on their respective diversification dates. The amounts shown in the “Other Funds” row of the “Executive Contributions in Last FY” column reflect the aggregate value of (i) the PSUs that were deferred in 2019 as of their respective vesting dates and (ii) the amounts deemed invested in third-party mutual funds that were first made available to executive officers at the end of 2019; the amounts shown in the “Other Funds” row of the “Aggregate Earnings in Last FY” column reflect the value of any aggregate gain or loss in 2019 of deferred PSUs.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

Each of our NEOs has an employment agreement with us that has the following key provisions. Mr. Roberts’ agreement was effective as of August 1, 2017 and provides for an initial term of employment through July 31, 2020, which term will be extended automatically by one additional day for each day that elapses after August 1, 2017 (so that the term of the agreement will always be three years), unless otherwise terminated by either party in accordance with the employment agreement. Mr. Cavanagh’s agreement was entered into on December 21, 2018 and secures his employment through December 31, 2023. Mr. Burke’s agreement was entered into on December 16, 2009, and as amended on July 25, 2016, secures his employment through August 31, 2020. Mr. Cohen’s agreement was entered into on October 23, 2015 and secures his employment through December 31, 2020. Mr. Watson’s agreement was entered into on March 1, 2018 and secures his employment through December 31, 2022.

Each of the employment agreements provides for a base salary either as specified in the agreement or otherwise then in effect. An NEO’s salary may not be reduced, except under an overall plan to reduce the salary on a basis consistent with other senior executives at their respective levels. The NEOs also are eligible to receive an annual performance bonus, payable in cash, of a percentage of their respective base salaries for the applicable year. Messrs. Roberts, Cavanagh and Burke’s target bonus opportunity may not be less than 300% of their respective base salaries if all performance targets are achieved (250% of base salary in the case of Messrs. Cohen and Watson). Each NEO also was entitled to a company contribution to his respective deferred compensation account in 2019 as set forth in the 2019 Summary Compensation Table; however, in December 2019, all of the NEOs’ employment agreements were amended to eliminate these company contributions beginning in 2020. Our NEOs also are entitled to receive certain severance benefits under their respective agreements in the event of a qualifying termination of employment as described under the “Potential Payments upon Termination or Change in Control” table below.

Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. For our NEOs (other than Mr. Roberts), if we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our NEOs has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our NEOs is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the payments and benefits to which each of our NEOs would have been entitled (i) had his employment terminated on December 31, 2019 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table above. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration/ Continued Vesting & Exercisability of Unvested Stock Options(1)	Acceleration/ Continued Vesting of Unvested Stock Units(1)	Health Benefit Continuation	Total

Brian L. Roberts

Without Cause/With Good Reason(2)	$9,935,598	$29,806,794	$9,875,496	$49,278,177	$17,272,392	$31,212	$116,199,669

Death(3)	—	—	9,875,496	49,278,177	17,272,392	208,080	76,634,145

Disability(4)	9,935,598	29,806,794	9,875,496	49,278,177	17,272,392	—	116,168,457

Retirement(5)	—	—	—	—	—	—	—

Change in Control(6)	—	—	—	—	—	—	—

Michael J. Cavanagh

Without Cause/With Good Reason(7)	4,600,000	6,900,000	6,857,724	5,550,349	6,210,492	26,760	30,145,325

Death/Disability(8)	575,000	—	6,857,724	21,403,750	21,825,830	—	50,662,304

Retirement(5)	—	—	—	—	—	—	—

Change in Control(6)	—	—	—	—	—	—	—

Stephen B. Burke

Without Cause/With Good Reason(7)	6,148,936	9,223,404	9,167,610	15,677,350	8,135,703	26,760	48,379,763

Death/Disability(8)	768,617	—	9,167,610	71,850,139	25,542,645	—	107,329,011

Retirement(5)	—	—	—	—	—	—	—

Change in Control(6)	—	—	—	—	—	—	—

David L. Cohen

Without Cause/With Good Reason(7)	3,243,430	4,054,288	4,029,763	8,626,400	6,406,651	20,806	26,381,338

Death/Disability(8)	405,429	—	4,029,763	25,510,200	18,610,070	—	48,555,462

Retirement(5)	—	—	—	8,626,400	6,406,651	—	15,033,051

Change in Control(6)	—	—	—	—	—	—	—

David N. Watson

Without Cause/With Good Reason(7)	3,648,962	4,561,203	4,534,760	4,344,192	2,819,574	26,760	19,935,451

Death/Disability(8)	456,120	—	4,534,760	14,392,956	11,750,256	—	31,134,092

Retirement(5)	—	—	—	—	—	—	—

Change in Control(6)	—	—	—	—	—	—	—

(1)

The value associated with the acceleration or continued vesting of equity compensation is based on the closing market price of a share of our Class A common stock as of December 31, 2019 ($44.97), minus, in the case of stock options, the exercise price and, in the case of PSUs granted in 2019, is based on the target vesting of 100% of PSUs as of December 31, 2019.

(2)

If we terminate Mr. Roberts’ employment without cause or he terminates his employment with good reason, he is entitled to payment of his base salary (based on the highest base salary he received during the term) on a monthly basis for three years after the termination date. He also is entitled to the payment of his annual cash bonus (appropriately prorated for partial calendar years), assuming full achievement of performance goals, on an annual basis for three years. In addition, his unvested stock options and stock units will continue to vest in accordance with their terms and his stock options will remain exercisable for the remainder of their terms, in each case, as if his employment had continued. Mr. Roberts’ receipt of the payments and benefits described above are subject to his execution of our standard agreement containing certain mutual releases. Mr. Roberts is also entitled to receive a prorated annual cash bonus for the year of his termination, assuming full achievement of the performance goals. In addition, Mr. Roberts is entitled to continued health and welfare benefits for three years after the termination date. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime or a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means (i) the failure of Mr. Roberts to be elected Chairman of the Board or retained as Chief Executive Officer and President, (ii) assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, or any other action that results in a change in his positions and titles or a substantial diminution in his duties or (iii) a material breach of any provision of his agreement by us.

(3)

If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of the performance goals), and his spouse is entitled to continued health and welfare benefits during her lifetime.

(4)

If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for three years, his annual cash bonus (appropriately prorated for partial calendar years), assuming full achievement of performance goals, on an annual basis for three years, and his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their term. In the event of Mr. Roberts’ death prior to the end of such three-year period following the date of his termination by reason of his disability, the remaining payments will not be made.

(5)

None of our NEOs other than Mr. Cohen would have been entitled to any retirement-related compensation had they retired on December 31, 2019; Mr. Cohen is over the age of 62 and, as of the date of this proxy statement, has completed 17 years of service. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our NEOs, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted before August 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of stock units for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)

None of our NEOs’ employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and none of our NEOs’ employment agreements, other than Mr. Roberts, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”). Under Mr. Roberts’ employment agreement, if we were to terminate Mr. Roberts’ employment following a change in control transaction, it would be treated as a termination without cause and he would be entitled to the same amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

Under our restricted stock plan and stock option plan, a “change in control” means the occurrence of any one or more of the following events (i) following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by us, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of directors, unless a majority of our directors in office immediately preceding the date on which such person or group acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance; (ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; (iii) the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving us or any of our subsidiaries with any other corporation or entity, which would result in the combined voting power of securities of our company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of our company or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction, or (y) any sale, lease, exchange or other transfer of all or substantially all of our assets, in one transaction or a series of related transactions; or (iv) the approval by our shareholders of a liquidation or dissolution of our company.

Under our restricted stock plan and stock option plan, in the event of a change in control, the Compensation Committee may, among other things, provide that any outstanding awards will vest and become exercisable, as applicable, in full or in part. If the Compensation Committee had decided to accelerate the vesting of such options or stock units as of December 31, 2019, our NEOs would have been entitled to the applicable amounts set forth in the “Acceleration/Continued Vesting and Exercisability of Unvested Stock Options” and “Acceleration/Continued Vesting of Unvested Stock Units” columns as if their employment had been terminated due to their death or disability.

(7)

If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each such executive is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive also is entitled to receive the full (non-prorated) amount of the current year’s annual cash bonus (assuming full achievement of performance goals) and the following year’s target annual cash bonus (prorated to reflect the number of full months he was employed during the year of termination and assuming full achievement of performance goals). In addition, each of Messrs. Cavanagh, Burke and Watson is entitled to continued vesting of his stock options and stock units in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term; Mr. Cohen, who is over the age of 62, is entitled to receive retirement-related compensation as set forth in footnote (5) to this table.

The executives’ receipt of the payments and benefits described above are subject to execution of our standard agreement containing certain mutual releases.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written company policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach by the company of his agreement. In addition, for Mr. Cavanagh “cause” also includes the commission of any act or involvement in any situation, or occurrence, whether before or during the term of the agreement, which brings him into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or his being subject to publicity for any such conduct or involvement in such conduct.

(8)

If such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of performance goals). In addition, full vesting of such executive’s stock options and stock units will occur and his stock options will remain exercisable for the remainder of their terms.

OTHER COMPENSATION INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2019.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column (a)(3) (c)

Equity compensation plans approved by security holders	247,509,422	$31.84	229,663,716

Equity compensation plans not approved by security holders	—		—

Total	247,509,422		229,663,716

(1)

Includes shares of Class A common stock under the following plans: 2003 Stock Option Plan, 2002 Restricted Stock Plan (under which RSUs and PSUs have been granted), Comcast Corporation 2002 Employee Stock Purchase Plan, Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and 2019 Omnibus Sharesave Plan. Also includes our 2002 and 2005 Deferred Compensation Plans (under which shares of Class A common stock have been credited to participants’ accounts).

(2)	The weighted-average exercise price only takes into account stock options under our 2003 Stock Option Plan.

(3)

The number of shares available for issuance includes the following number of shares of Class A common stock: 120,016,568 shares available for issuance under the 2003 Stock Option Plan; 66,712,011 shares available for issuance under the 2002 Restricted Stock Plan; 6,819,445 shares available for issuance under the 2019 Omnibus Sharesave Plan; 860,799 shares that were issued in connection with the fourth quarter 2019 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan, 22,401,282 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan following the fourth quarter purchase; and 251,459 shares that were issued in connection with the fourth quarter 2019 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and 12,602,152 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan following the fourth quarter purchase.

PAY RATIO

We are required under SEC rules to provide a pay ratio comparing Mr. Roberts’ 2019 compensation to that of our median employee’s 2019 compensation (excluding Mr. Roberts). As permitted under SEC rules, we had excluded approximately 33,000 employees of Sky, which we acquired in 2018, from last year’s pay ratio. As a result of including these employees for purposes of the 2019 pay ratio, we reasonably believed there would be a significant change in the pay ratio and have identified a new median employee. To identify the median employee, we engaged an unaffiliated third-party advisory services firm to conduct a statistical sampling of approximately 201,000 full-time, part-time, seasonal and temporary employees as of December 31, 2019 (which included approximately 50,000 non-U.S. employees) based on comparisons of base wages.

All of our part-time, seasonal and temporary employees as of December 31, 2019, including in our theme park and entertainment production businesses, were required to be taken into account for purposes of identifying our median employee under SEC rules. SEC rules do not permit us to annualize the compensation paid to these workers as if they were full-time employees, which has the effect of reducing the level of our median employee’s total compensation relative to what it would have been had the rules permitted us to annualize compensation across our entire workforce or to use only full-time U.S. employees. With approximately 25% of our employee population being international, the identification of our median employee also is affected by currency exchange rates relative to the U.S. dollar. As a result, the impact of this rule may be different for us than some companies in our peer groups given the composition of our workforce across our uniquely diversified company, and year-over-year comparisons may not be meaningful. We believe putting into context how our median employee was identified highlights why that employee’s compensation and the resulting pay ratio, and year-over-year changes thereto, should not be compared on an “apples-to-apples” basis.

We have estimated that our pay ratio for 2019 is 461 to 1, calculated by dividing Mr. Roberts’ 2019 total compensation set forth in the Summary Compensation Table, adjusted as described below ($36,384,957), by $78,869, which represents the annual total compensation of our median employee. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation of our NEOs, which, along with Mr. Roberts’ compensation, was then adjusted to include the cost to the Company of specified employee benefits provided on a non-discriminatory basis, including group health and welfare benefits and the value of courtesy cable services.

As permitted under SEC rules, we adjusted our total employee population for purposes of identifying our median employee by excluding approximately 1.2% of our employee population as follows (all amounts are approximate): 200 in Brazil; 370 in Canada; 760 in India; 820 in Ireland; 170 in Mexico; 80 in Peru; 50 in Russia; and fewer than 10 employees in total in the remainder of the world.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION PROGRAM

From time to time, the Compensation Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data. Korn Ferry last provided this analysis in 2019. For 2019, our nonemployee directors received annual compensation as follows:

	Annual Retainer*	FMV of Annual Grant of Shares of CMCSA
Director Fees	$110,000	$185,000
Audit Committee Fees	$40,000 – Chair	–
$15,000 – Member
Compensation Committee Fees	$40,000 – Chair	–
$15,000 – Member
Governance and Directors	$20,000 – Chair	–
Nominating Committee Fees	$12,500 – Member
Finance Committee Fees	$10,000 – Chair	–
$7,500 – Member

*	A fee of $2,500 may also be paid when a director attends a meeting (other than a Board or committee meeting) or conducts business on our behalf in his or her capacity as a director.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant also may be deferred in whole or in part under our restricted stock plan. If deferred, any shares accrue dividend equivalents during the deferral period.

Our directors emeritus are entitled to receive an annual cash payment equal to the fair market value of our annual stock grant, as well as the same annual Board retainer and fees for meetings, if any, attended as provided above for nonemployee directors. Fees received may be deferred in whole or in part under our deferred compensation plans at the same crediting rate as nonemployee directors during and for one year following service as a director emeritus.

Nonemployee directors and directors emeritus are reimbursed for travel expenses for meetings attended and also are provided with our high-speed internet, video, voice and home security and automation services at up to two of their residences, if in our service areas, at no cost during the time they serve, and for five years thereafter.

DIRECTOR COMPENSATION

The following table sets forth specified information regarding the 2019 compensation of our nonemployee directors in 2019. No information is provided for Mr. Roberts, who is an employee director and does not receive compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Kenneth J. Bacon	$130,000	$185,040	$150,154	$465,194
Madeline S. Bell	137,592	185,040	14,736	337,368
Sheldon M. Bonovitz	117,500	185,040	1,254,329	1,556,869
Edward D. Breen	150,092	185,040	45,211	380,343
Gerald L. Hassell	135,092	185,040	197,562	517,694
Jeffrey A. Honickman	162,592	185,040	324,891	672,523
Maritza G. Montiel	125,092	185,040	8,241	318,373
Asuka Nakahara	125,092	185,040	11,240	321,372
David C. Novak	125,092	185,040	11,214	321,346

(1)

This column represents all cash retainers and meeting fees earned by our nonemployee directors in 2019, regardless of whether deferred as described below. Messrs. Breen, Hassell, Honickman, Nakahara and Novak and Msses. Bell and

Montiel elected to receive 50% of their annual retainer in the form of equity. Each such director earned 1,282 share units with respect to Class A common stock, which all (other than Mr. Breen) deferred.

(2)

The amounts in this column represent the aggregate grant date fair value for each award of shares of Class A common stock granted in 2019, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts were determined by multiplying the Class A common stock closing price on the date of grant, November 20, 2019, by the number of shares subject to the grant.

As of December 31, 2019, the following share units were outstanding with respect to shares of Class A common stock resulting from annual equity awards and annual retainer fees, all of which were deferred:

	Annual Equity Awards	Annual Retainers

Madeline S. Bell	22,741	3,738

Sheldon M. Bonovitz	11,638	–

Edward D. Breen	–	4,818

Gerald L. Hassell	109,694	26,290

Jeffrey A. Honickman	136,495	32,581

Maritza G. Montiel	10,008	2,167

Asuka Nakahara	17,206	3,847

David C. Novak	13,842	3,842

(3)

Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest on previously earned compensation (and previously reported in the “Fees Earned or Paid in Cash” or “Stock Awards” columns) that has been deferred in excess of 120% of the long-term applicable federal rate (the interest crediting rate on deferred compensation earned in 2019 was 9%). Mr. Bonovitz, a nonindependent director who is not a nominee for election at the 2020 annual meeting, has deferred a significant amount of previously earned compensation over his 40 year tenure. Once deferred, under our deferred compensation plans and as a result of applicable tax law, we cannot require that a director’s deferred compensation balance be paid to the director. Moreover, under our deferred compensation plans and as a result of applicable tax law, absent certain hardship exceptions, a director cannot require that we distribute amounts deferred other than in accordance with distribution schedules established by the director.

RELATED PARTY TRANSACTIONS POLICY AND CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Senior Executive Vice President with supervisory responsibility for corporate administrative matters of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

If the reviewing body determines that a transaction has potential conflict of interest issues and other circumstances warrant, it may also recommend that a special committee review the transaction. After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

2019 RELATED PARTY TRANSACTIONS

In connection with Mr. Roberts’ use of an aircraft he leases from a third party, we have agreed to provide various operational services for the aircraft for Mr. Roberts and his immediate family members, including by providing pilots and performing general operational and maintenance services. Pursuant to this agreement, Mr. Roberts is responsible for reimbursing us for the costs we incur in operating and maintaining the aircraft. For 2019, Mr. Roberts paid us an aggregate of approximately $354,000 related to this agreement.

As a result of the death of our founder Ralph J. Roberts in June 2015, trusts he established for the benefit of certain of his designated beneficiaries (other than Mr. Brian L. Roberts) are entitled to receive compensation he had deferred under our deferred compensation plans and, as such, collectively earned approximately $159,000 in 2019 in interest and dividend equivalents on such deferred compensation. Suzanne Roberts, the late mother of Brian L. Roberts and widow of Ralph J. Roberts, received health and welfare benefits pursuant to contractual arrangements entered into with Ralph J. Roberts approximately 20 years ago.

Mr. Roberts’ son is an employee of Comcast Spectacor, one of our business units. He received approximately $360,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly-situated employees in 2019.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2021 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 25, 2020 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2021 annual meeting is more than 30 days from June 3, 2021, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2021 but are not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2021 annual meeting of shareholders for a date between May 4, 2021 and July 3, 2021, we must receive notice of the proposal on or after February 3, 2021 and on or before March 5, 2021. If we call the 2021 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 5, 2021 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2021 annual meeting of shareholders, if such meeting is not called for a date between May 4, 2021 and July 3, 2021), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Corporate Governance — Director Nominations.”

All shareholder proposals should be directed to Thomas J. Reid, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by the Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $32,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Equiniti Trust Company D/B/A EQ Shareowner Services (“EQ Shareowner Services”), at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting EQ Shareowner Services.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

How do I consent to, or discontinue, the householding process of receiving just one set of annual disclosure materials?

To give your consent to, or to discontinue, householding, please notify our transfer agent, EQ Shareowner Services, at 1-888-883-8903 or by mail at P.O. Box 64874, St. Paul, MN 55164-0854 if you are a registered shareholder, or your bank or broker if you are a beneficial shareholder. Registered and beneficial shareholders may also discontinue householding by contacting Broadridge by phone at (866) 540-7095 or by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

The householding consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you discontinue this process.

Appendix A

COMCAST CORPORATION

2003 STOCK OPTION PLAN

(As Amended and Restated Effective April 10, 2020)

1.	BACKGROUND AND PURPOSE

(a)    Background. COMCAST CORPORATION, a Pennsylvania corporation hereby amends and restates the Comcast Corporation 2003 Stock Option Plan, (the “Plan”), effective April 10, 2020.

(b)    Purpose. The purpose of the Plan is to assist the Sponsor and its Affiliates in retaining valued employees, officers and directors by offering them a greater stake in the Sponsor’s success and a closer identity with it, and to aid in attracting individuals whose services would be helpful to the Sponsor and would contribute to its success.

(c)    References to Written Forms, Elections and Notices. Any action under the Plan that requires a written form, election, notice or other action shall be treated as completed if taken via electronic or other means, to the extent authorized by the Committee.

2.	DEFINITIONS

(a)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)    “AT&T Broadband Transaction” means the acquisition of AT&T Broadband Corp. (now known as Comcast Cable Communications Holdings, Inc.) by the Sponsor.

(c)    “Board” means the Board of Directors of the Sponsor.

(d)    “Cash Right” means any right to receive cash in lieu of Shares granted under the Plan and described in Paragraph 3(a)(iii).

(e)    “Cause” means (i) fraud; (ii) misappropriation; (iii) embezzlement; (iv) gross negligence in the performance of duties; (v) self-dealing; (vi) dishonesty; (vii) misrepresentation; (viii) conviction of a crime of a felony; (ix) material violation of any Company policy; (x) material violation of the Sponsor’s Code of Conduct or, (xi) in the case of an employee of a Company who is a party to an employment agreement with a Company, material breach of such agreement; provided that as to items (ix), (x) and (xi), if capable of being cured, such event or condition remains uncured following 30 days written notice thereof.

(f)    “Change in Control” means the occurrence of any one or more of the following events:

(i)

following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act) (each, a “Person”), other than an employee benefit plan or trust maintained by the Sponsor, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Sponsor representing 30% or more of the combined voting power of the Sponsor’s outstanding securities entitled to vote generally in the election of directors, unless a majority of the directors of the Sponsor in office immediately preceding the date on which such Person acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance);

(ii)

at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board;

(iii)

the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving the Sponsor or any of its subsidiaries with any other corporation or entity, which would result in combined voting power of the Sponsor’s securities entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of the Sponsor or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction, or (y) any sale, lease, exchange or other transfer to any Person of all or substantially all of the assets of the Sponsor, in one transaction or a series of related transactions; or

(iv)	the approval by the shareholders of the Sponsor of a liquidation or dissolution of the Sponsor.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Comcast Plan” means any restricted stock, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Sponsor or an Affiliate of the Sponsor, including, but not limited to this Plan, the Comcast Corporation 2002 Stock Option Plan, the Comcast Corporation 2002 Restricted Stock Plan, the Comcast Corporation 1987 Stock Option Plan and the AT&T Broadband Corp. Adjustment Plan.

(i)    “Committee” means the committee described in Paragraph 5, provided that for purposes of Paragraph 7:

(i)	all references to the Committee shall be treated as references to the Board with respect to any Option granted to or held by a Non-Employee Director; and

(ii)	all references to the Committee shall be treated as references to the Committee’s delegate with respect to any Option granted within the scope of the delegate’s authority pursuant to Paragraph 5(b).

(j)    “Common Stock” means the Sponsor’s Class A Common Stock, par value, $0.01.

(k)    “Company” means the Sponsor and the Subsidiary Companies.

(l)    “Date of Grant” means the date as of which an Option is granted.

(m)    “Director Emeritus” means an individual designated by the Board, in its sole discretion, as Director Emeritus, pursuant to the Board’s Director Emeritus Policy.

(n)    “Disability” means:

(i)	For any Incentive Stock Option, a disability within the meaning of section 22(e)(3) of the Code.

(ii)	For any Non-Qualified Option:

(A)

An Optionee’s substantially inability to perform the Optionee’s employment duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of twelve (12) consecutive months or for a cumulative period of fifty-two (52) weeks in any two calendar year period; or

(B)	If different from the definition in Paragraph 2(n)(ii)(A) above, “Disability” as it may be defined in such Optionee’s employment agreement between the Optionee and the Sponsor or an Affiliate, if any.

(o)    “Fair Market Value.”

(i)

In General. If Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date. If Shares are not so listed, but trades of Shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a Share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date. If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined by the Board or the Committee in good faith.

(ii)

Option Exercise and Tax Withholding. For purposes of Paragraph 7(d) and Paragraph 15 (except to the extent that the Optionee pays the full option price and all applicable withholding taxes in cash, by certified check or surrender or attestation to ownership of Shares, as described in Paragraph 7(d)(i), (ii) and (iii), respectively) the fair market value of Shares applied to pay the option price and the fair market value of Shares withheld to pay applicable tax liabilities shall be determined based on the available price of Shares at the time the option exercise transaction is executed.

(p)    “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(q)    “Incentive Stock Option” means an Option granted under the Plan, designated by the Committee at the time of such grant as an Incentive Stock Option within the meaning of section 422 of the Code and containing the terms specified herein for Incentive Stock Options; provided, however, that to the extent an Option granted under the Plan and designated by the Committee at the time of grant as an Incentive Stock Option fails to satisfy the requirements for an incentive stock option under section 422 of the Code for any reason, such Option shall be treated as a Non-Qualified Option.

(r)    “Non-Employee Director” means an individual who is a member of the Board, and who is not an employee of a Company, including an individual who is a member of the Board and who previously was, but at the time of reference is not, an employee of a Company.

(s)    “Non-Qualified Option” means:

(i)	an Option granted under the Plan, designated by the Committee at the time of such grant as a Non-Qualified Option and containing the terms specified herein for Non-Qualified Options; and

(ii)

an Option granted under the Plan and designated by the Committee at the time of grant as an Incentive Stock Option, to the extent such Option fails to satisfy the requirements for an incentive stock option under section 422 of the Code for any reason.

(t)    “Officer” means an officer of the Sponsor (as defined in section 16 of the 1934 Act).

(u)    “Option” means any stock option granted under the Plan and described in Paragraph 3(a)(i) or Paragraph 3(a)(ii).

(v)    “Optionee” means a person to whom an Option has been granted under the Plan, which Option has not been exercised in full and has not expired or terminated.

(w)    “Other Available Shares” means, as of any date, the sum of:

(i)

the total number of Shares owned by an Optionee or such Optionee’s Family Member that were not acquired by such Optionee or such Optionee’s Family Member pursuant to a Comcast Plan or otherwise in connection with the performance of services to the Sponsor or an Affiliate; plus

(ii)	the excess, if any of:

(A)	the total number of Shares owned by an Optionee or such Optionee’s Family Member other than the Shares described in Paragraph 2(w)(i); over

(B)	the sum of:

(1)    the number of such Shares owned by such Optionee or such Optionee’s Family Member for less than six months; plus

(2)    the number of such Shares owned by such Optionee or such Optionee’s Family Member that has, within the preceding six months, been the subject of a withholding certification pursuant to Paragraph 15(b) or any similar withholding certification under any other Comcast Plan; plus

(3)    the number of such Shares owned by such Optionee or such Optionee’s Family Member that has, within the preceding six months, been received in exchange for Shares surrendered as payment, in full or in part, or as to which ownership was attested to as payment, in full or in part, of the exercise price for an option to purchase any securities of the Sponsor or an Affiliate of the Sponsor, under any Comcast Plan, but only to the extent of the number of Shares surrendered or attested to; plus

(4)    the number of such Shares owned by such Optionee or such Optionee’s Family Member as to which evidence of ownership has, within the preceding six months, been provided to the Sponsor in connection with the crediting of “Deferred Stock Units” to such Optionee’s Account under the Comcast Corporation 2002 Deferred Stock Option Plan (as in effect from time to time).

For purposes of this Paragraph 2(w), a Share that is subject to a deferral election pursuant to another Comcast Plan shall not be treated as owned by an Optionee until all conditions to the delivery of such Share have lapsed. For purposes of determining the number of Other Available Shares, the term “Shares” shall also include the securities held by an Optionee or such Optionee’s Family Member immediately before the consummation of the AT&T Broadband Transaction that have converted into Common Stock.

(x)    [RESERVED]

(y)    “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(z)    “Plan” means the Comcast Corporation 2003 Stock Option Plan.

(aa)    “Share” or “Shares.”

(i)	Except as provided in this Paragraph 2(aa), a share or shares of Common Stock.

(ii)

The term “Share” or “Shares” also means such other securities issued by the Sponsor as may be the subject of an adjustment under Paragraph 10, or for purposes of Paragraph 2(w) and Paragraph 15, as may have been the subject of a similar adjustment under similar provisions of a Comcast Plan as now in effect or as may have been in effect before the AT&T Broadband Transaction.

(bb)    [RESERVED]

(cc)    “Sponsor” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(dd)    “Subsidiary Companies” means all business entities that, at the time in question, are subsidiaries of the Sponsor within the meaning of section 424(f) of the Code.

(ee)    “Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules contained in section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations, as defined respectively in sections 424(e) and (f) of the Code, provided that the employer corporation is a Company.

(ff)    “Terminating Event” means a Change in Control.

(gg)    “Third Party” means any Person other than a Company, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Sponsor or an Affiliate of the Sponsor.

(hh)    “1933 Act” means the Securities Act of 1933, as amended.

(ii)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

3.	RIGHTS TO BE GRANTED

(a)    Types of Options and Other Rights Available for Grant. Rights that may be granted under the Plan are:

(i)

Incentive Stock Options, which give an Optionee who is an employee of a Company the right for a specified time period to purchase a specified number of Shares for a price not less than the Fair Market Value on the Date of Grant.

(ii)	Non-Qualified Options, which give the Optionee the right for a specified time period to purchase a specified number of Shares for a price not less than the Fair Market Value on the Date of Grant; and

(iii)

Cash Rights, which give an Optionee the right for a specified time period, and subject to such conditions, if any, as shall be determined by the Committee and stated in the option document, to receive a cash payment of such amount per Share as shall be determined by the Committee and stated in the option document, not to exceed the excess, if any, of the Fair Market Value of a Share on the date of exercise of a Cash Right over the Fair Market Value of Share on the date of grant of a Cash Right, in lieu of exercising a Non-Qualified Option.

(b)    Limit on Grant of Options. The maximum number of Shares for which Options may be granted to any single individual in any calendar year, adjusted as provided in Paragraph 10, shall be 30,000,000 Shares.

(c)    Limit on Term of Options. In no event shall (i) an Incentive Stock Option be exercisable after five years from the Date of Grant in the case of a grant to a Ten Percent Shareholder and (ii) any other Option be exercisable after ten years from the Date of Grant.

4. SHARES	SUBJECT TO PLAN

(a)    Shares Available For Grant. Subject to adjustment as provided in Paragraph 10, not more than 688 million Shares in the aggregate may be issued pursuant to the Plan upon exercise of Options, provided that subject to the approval of the Sponsor’s shareholders at the Sponsor’s Annual Meeting of Shareholders to be held in 2020, the number of Shares in the aggregate that may be issued under the Plan pursuant to the exercise of Options, subject to adjustment in accordance with Paragraph 10, shall be increased from 688 million to 1,039,000,000. Shares delivered pursuant to the exercise of an Option may, at the Sponsor’s option, be either treasury Shares or Shares originally issued for such purpose.

(b)    Shares Returned to the Reserve. For avoidance of doubt, if an Option covering Shares is forfeited, terminates or expires without having been exercised in full, the Shares underlying such forfeited, terminated or expired Option shall return to the pool of Shares available for issuance under the Plan.

(c)    Share Recycling Prohibitions. If (i) the Sponsor withholds Shares to satisfy an Optionee’s tax liabilities as provided in Paragraph 15(b) and Paragraph 15(c) or (ii) an Option covering Shares is exercised pursuant to the cashless exercise provisions of Paragraph 7(d)(iv), other Options may not be granted covering the Shares so withheld to satisfy the Optionee’s tax liabilities or covering the Shares that were subject to such Option but not delivered because of the application of such cashless exercise provisions, as applicable. In addition, for the avoidance of doubt, Options may not be granted covering Shares repurchased by the Sponsor on the open market with proceeds, if any, received by the Sponsor on account of the payment of the option price for an Option by Optionees.

5.	ADMINISTRATION OF PLAN

(a)    Committee. The Plan shall be administered by the Compensation Committee of the Board or any other committee or subcommittee designated by the Board, provided that the committee administering the Plan is composed of two or more non-employee members of the Board.

(b)     Delegation of Authority. The Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of Options to a person, persons or committee, in its sole and absolute discretion. Actions taken by the Committee’s duly-authorized delegate shall have the same force and effect as actions taken by the Committee. Any delegation of authority pursuant to this Paragraph 5(b) shall continue in effect until the earliest of:

(i)	such time as the Committee shall, in its sole and absolute discretion, revoke such delegation of authority;

(ii)

in the case of delegation to a person that is conditioned on such person’s continued service as an employee of the Company or as a member of the Board, the date such delegate shall cease to serve in such capacity for any reason; or

(iii)	the delegate shall notify the Committee that he or she declines to continue to exercise such authority.

(c)    Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(d)    Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Paragraph 5(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute.

(e)    Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled without further act on his part to indemnity from the Sponsor to the fullest extent provided by applicable law and the Sponsor’s By-laws in connection with or arising out of any actions, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which he may be involved by reasons of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of the action, suit or proceeding.

6.	ELIGIBILITY

(a)    Eligible individuals to whom Options may be granted shall be employees, officers or directors of a Company who are selected by the Committee for the grant of Options. Eligible individuals to whom Cash Rights may be granted shall be individuals who are employees of a Company on the Date of Grant other than Officers. The terms and conditions of Options granted to individuals other than Non-Employee Directors shall be determined by the Committee, subject to Paragraph 7. The terms and conditions of Cash Rights shall be determined by the Committee, subject to Paragraph 7. The terms and conditions of Options granted to Non-Employee Directors shall be determined by the Board, subject to Paragraph 7.

(b)    An Incentive Stock Option shall not be granted to a Ten Percent Shareholder except on such terms concerning the option price and term as are provided in Paragraph 7(b) and 7(g) with respect to such a person. An Option designated as Incentive Stock Option granted to a Ten Percent Shareholder but which does not comply with the requirements of the preceding sentence shall be treated as a Non-Qualified Option. An Option designated as an Incentive Stock Option shall be treated as a Non-Qualified Option if the Optionee is not an employee of a Company on the Date of Grant.

7.	OPTION DOCUMENTS AND TERMS – IN GENERAL

All Options granted to Optionees shall be evidenced by option documents. The terms of each such option document for any Optionee who is an employee of a Company shall be determined from time to time by the Committee, and the terms of each such option document for any Optionee who is a Non-Employee Director shall be determined from time to time by the Board, consistent, however, with the following:

(a)    Time of Grant. All Options shall be granted on or before May 19, 2026.

(b)    Option Price. Except as otherwise provided in Section 13(b), the option price per Share with respect to any Option shall be determined by the Committee, provided, however, that with respect to any Options, the option price per share shall not be less than 100% of the Fair Market Value of such Share on the Date of Grant, and provided further that with respect to any Incentive Stock Options granted to a Ten Percent Shareholder, the option price per Share shall not be less than 110% of the Fair Market Value of such Share on the Date of Grant.

(c)    Restrictions on Transferability. No Option granted under this Paragraph 7 shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee, shall be exercisable only by him or for his benefit by his attorney-in-fact or guardian; provided that the Committee may, in its discretion, at the time of grant of a Non-Qualified Option or by amendment of an option document for an Incentive Stock Option or a Non-Qualified Option, provide that Options granted to or held by an Optionee may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Optionee; and provided further that any Incentive Stock Option granted pursuant to an option document which is amended to permit transfers during the lifetime of the Optionee shall, upon the effectiveness of such amendment, be treated thereafter as a Non-Qualified Option. No transfer of an Option shall be effective unless the Committee is notified of the terms and conditions of the transfer and the Committee determines that the transfer complies with the requirements for transfers of Options under the Plan and the option document. Any person to whom an Option has been transferred may exercise any Options only in accordance with the provisions of Paragraph 7(g) and this Paragraph 7(c).

(d)    Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made pursuant to one or more of the following methods as determined by the Committee and set forth in the Option document:

(i)	In cash;

(ii)	By certified check payable to the order of the Sponsor;

(iii)

By surrendering or attesting to ownership of Shares with an aggregate Fair Market Value equal to the aggregate option price, provided that the option price may not be paid in Shares if the Committee determines that such method of payment would result in liability under section 16(b) of the 1934 Act to an Optionee. Except as otherwise provided by the Committee, if payment is made in whole or in part by surrendering Shares, the Optionee shall deliver to the Sponsor certificates registered in the name of such Optionee (or record the equivalent thereof on a book entry recordkeeping system maintained by the Sponsor) representing Shares legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of delivery that is equal to or greater than the aggregate option price for the Option Shares subject to payment by the surrender of Shares, accompanied by any necessary stock powers duly endorsed in blank by the record holder of such Shares; and if payment is made in whole or in part by attestation of ownership, the Optionee shall attest to ownership of Shares representing Shares legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of attestation that is equal to or greater than the aggregate option price for the Option Shares subject to payment by attestation of Share ownership. The Committee may impose such limitations and prohibitions on attestation or ownership of Shares and the use of Shares to exercise an Option as it deems appropriate; or

(iv)

Via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Optionee Shares having a Fair Market Value at the time of exercise, equal to the excess, if any, of (A) the Fair Market Value of such Shares at the time of exercise of the Option over (B) the sum of (1) the aggregate option price for such Shares, plus (2) the applicable tax withholding amounts (as determined pursuant to Paragraph 15) for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall withhold cash that would otherwise be payable to the Optionee from its regular payroll or the Optionee shall deliver cash or a certified check payable to the order of the Company for the balance of the option price for a whole Share to the extent necessary to avoid the issuance of a fractional Share or the payment of cash by the Company (as provided in Paragraph 7(e)).

(e)    Recording of Shares Upon Exercise of Options; Payment of Cash. For purposes of the Plan, the Sponsor may satisfy its obligation to deliver Shares following the exercise of Options by arranging for the recording of Optionee’s ownership of Shares issuable on the exercise of Options on a book entry recordkeeping system maintained by the Sponsor. Only whole Shares shall be issuable upon exercise of Options. No fractional Shares shall be issued. Any right to a fractional Share shall be satisfied in cash. Following the exercise of an Option and the satisfaction of the conditions of Paragraph 9, the Sponsor shall deliver to the Optionee the number of whole Shares issuable on the exercise of an Option and a check for the Fair Market Value on the date of exercise of any fractional Share to which the Optionee is entitled.

(f)    Termination of Employment. For purposes of the Plan, a transfer of an employee between two employers, each of which is a Company, shall not be deemed a termination of employment. For purposes of Paragraph 7(g), an Optionee’s termination of employment shall be deemed to occur on the date an Optionee ceases to have a regular obligation to perform services for a Company, without regard to whether (i) the Optionee continues on the Company’s payroll for regular, severance or other pay or (ii) the Optionee continues to participate in one or more health and welfare plans maintained by the Company on the same basis as active employees. Whether an Optionee ceases to have a regular obligation to perform services for a Company shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if an Optionee is a party to an employment agreement or severance agreement with a Company which establishes the effective date of such Optionee’s termination of employment for purposes of this Paragraph 7(f), that date shall apply. An Optionee who is a Non-Employee Director shall be treated as having terminated employment on the Optionee’s termination of service as a Non-Employee Director, provided that if such an Optionee is designated as a Director Emeritus upon termination of service as a Non-Employee Director, such Optionee shall not be treated as having terminated employment until the Optionee’s termination of service as a Director Emeritus.

(g)    Periods of Exercise of Options. An Option shall be exercisable in whole or in part at such time or times as may be determined by the Committee and stated in the option document, or as described in Paragraph 7(h)(ii), provided, however, that if the grant of an Option would be subject to section 16(b) of the 1934 Act, unless the requirements for exemption therefrom in Rule 16b-3(c)(1), under such Act, or any successor provision, are met, the option document for such Option shall provide that such Option is not exercisable until not less than six months have elapsed from the Date of Grant. Except as otherwise provided by the Committee in its discretion, no Option shall first become exercisable following an Optionee’s termination of employment for any reason; provided further, that:

(i)

In the event that an Optionee’s employment with the Company terminates for any reason other than death or Cause, any Option held by such Optionee and which is then exercisable shall be exercisable for a period of 90 days following the date the Optionee’s employment with the Company terminates (unless a longer period is established by the Committee); provided, however, that if such termination of employment with the Company is due to the Disability of the Optionee, he shall have the right to exercise those of his Options which are then exercisable for a period of one year following such termination of employment (unless a longer period is established by the Committee); provided, however, that in no event shall an Incentive Stock Option be exercisable after five years from the Date of Grant in the case of a grant to a Ten Percent Shareholder, nor shall any other Option be exercisable after ten years from the Date of Grant.

(ii)

In the event that an Optionee’s employment with the Company terminates by reason of his death, any Option held at death by such Optionee which is then exercisable shall be exercisable for a period of one year from the date of death (unless a longer period is established by the Committee) by the person to whom the rights of the Optionee shall have passed by will or by the laws of descent and distribution; provided, however, that in no event shall an Incentive Stock Option be exercisable after five years from the Date of Grant in the case of a grant to a Ten Percent Shareholder, nor shall any other Option be exercisable after ten years from the Date of Grant.

(iii)

In the event that an Optionee’s employment with the Company is terminated for Cause, each unexercised Option held by such Optionee shall terminate and cease to be exercisable; provided further, that in such event, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee shall automatically forfeit all Shares otherwise subject to delivery upon exercise of an Option but for which the Sponsor has not yet delivered such Shares, upon refund by the Sponsor of the option price.

(h)    Date of Exercise.

(i)

In General. The date of exercise of an Option shall be the date on which written notice of exercise, addressed to the Sponsor at its main office to the attention of its Secretary, is hand delivered, telecopied or mailed first class postage prepaid; provided, however, that the Sponsor shall not be obligated to deliver any Shares pursuant to the exercise of an Option until the Optionee shall have made payment in full of the option price for such Shares. Each such exercise shall be irrevocable when given. Each notice of exercise must (i) specify the Incentive Stock Option, Non-Qualified Option or combination thereof being exercised; and (ii) if applicable, include a statement of preference (which shall be binding on and irrevocable by the Optionee but shall not be binding on the Committee) as to the manner in which payment to the Sponsor shall be made. Each notice of exercise shall also comply with the requirements of Paragraph 15.

(ii)

Automatic Exercise. The provisions of this Paragraph 7(h)(ii) shall apply to any Option that is unexercised, in whole or in part, on or after October 28, 2013. Immediately before the time at which any such Option is scheduled to expire in accordance with the terms and conditions of the Plan and the applicable option document, such Option shall be deemed automatically exercised, if such Option satisfies the following conditions:

(A)	Such Option is covered by a then current registration statement or a Notification under Regulation A under the 1933 Act.

(B)

The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the option price per Share by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Share shall be $0.01.

An Option subject to this Paragraph 7(h)(ii) shall be exercised via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Optionee Shares having a value, at the time of exercise, equal to the excess, if any, of (A) the value of such Shares based on the last reported sale price of such Shares on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading date, over (B) the sum of (1) the aggregate option price for such Shares, plus (2) the applicable tax withholding amounts (as determined pursuant to Paragraph 15) for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall pay cash in lieu of any fractional Share.

(i)    Cash Rights. The Committee may, in its sole discretion, provide in an option document for an eligible Optionee that Cash Rights shall be attached to Non-Qualified Options granted under the Plan. All Cash Rights that are attached to Non-Qualified Options shall be subject to the following terms:

(i)	Such Cash Right shall expire no later than the Non-Qualified Option to which it is attached.

(ii)	Such Cash Right shall provide for the cash payment of such amount per Share as shall be determined by the Committee and stated in the option document.

(iii)	Such Cash Right shall be subject to the same restrictions on transferability as the Non-Qualified Option to which it is attached.

(iv)	Such Cash Right shall be exercisable only when such conditions to exercise as shall be determined by the Committee and stated in the option document, if any, have been satisfied.

(v)	Such Cash Right shall expire upon the exercise of the Non-Qualified Option to which it is attached.

(vi)	Upon exercise of a Cash Right that is attached to a Non-Qualified Option, the Option to which the Cash Right is attached shall expire.

8.	LIMITATION ON EXERCISE OF INCENTIVE STOCK OPTIONS

The aggregate Fair Market Value (determined as of the time Options are granted) of the Shares with respect to which Incentive Stock Options may first become exercisable by an Optionee in any one calendar year under the Plan and any other plan of the Company shall not exceed $100,000. The limitations imposed by this Paragraph 8 shall apply only to Incentive Stock Options granted under the Plan, and not to any other options or stock appreciation rights. In the event an individual receives an Option intended to be an Incentive Stock Option which is subsequently determined to have exceeded the limitation set forth above, or if an individual receives Options that first become exercisable in a calendar year (whether pursuant to the terms of an option document, acceleration of exercisability or other change in the terms and conditions of exercise or any other reason) that have an aggregate Fair Market Value (determined as of the time the Options are granted) that exceeds the limitations set forth above, the Options in excess of the limitation shall be treated as Non-Qualified Options.

9.	RIGHTS AS SHAREHOLDERS

An Optionee shall not have any right as a shareholder with respect to any Shares subject to his Options until the Option shall have been exercised in accordance with the terms of the Plan and the option document and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised and the Optionee shall have made arrangements acceptable to the Sponsor for the payment of applicable taxes consistent with Paragraph 15.

10.	CHANGES IN CAPITALIZATION

In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Sponsor, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Sponsor, the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, and subject to outstanding Options, and to the option prices and the amounts payable pursuant to any Cash Rights. Any reference to the option price in the Plan and in option documents shall be a reference to the option price as so adjusted. Any reference to the term “Shares” in the Plan and in option documents shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 10. The Committee’s adjustment shall be effective and binding for all purposes of this Plan.

11.	TERMINATING EVENTS

(a)    The Sponsor shall give Optionees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. Upon receipt of such notice, and for a period of ten (10) days thereafter (or such shorter period as the Board shall reasonably determine and so notify the Optionees), each Optionee shall be permitted to exercise the Option to the extent the Option is then exercisable; provided that, the Sponsor may, by similar notice, require the Optionee to exercise the Option, to the extent the Option is then exercisable, or to forfeit the Option (or portion thereof, as applicable). The Committee may, in its discretion, provide that upon the Optionee’s receipt of the notice of a Terminating Event under this Paragraph 11(a), the entire number of Shares covered by Options shall become immediately exercisable.

(b)    Notwithstanding Paragraph 11(a), in the event the Terminating Event is not consummated, the Option shall be deemed not to have been exercised and shall be exercisable thereafter to the extent it would have been exercisable if no such notice had been given.

12.	INTERPRETATION

The Committee shall have the power to interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan. All determinations by the Committee shall be final, conclusive and binding on all Persons, including Optionees and their beneficiaries. It is intended that the Incentive Stock Options granted under the Plan shall constitute incentive stock options within the meaning of section 422 of the Code, and that Shares transferred pursuant to the exercise of Non-Qualified Options shall constitute property subject to federal income tax pursuant to the provisions of section 83 of the Code. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

13.	AMENDMENTS

(a)    In General. The Board or the Committee may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, neither the Board nor the Committee may, without obtaining approval within twelve months before or after such action by such vote of the Sponsor’s shareholders as may be required by Pennsylvania law for any action requiring shareholder approval, or by a majority of votes cast at a duly held shareholders’ meeting at which a majority of all voting stock is present and voting on such amendment, either in person or in proxy (but not, in any event, less than the vote required pursuant to Rule 16b-3(b) under the 1934 Act) change the class of individuals eligible to receive an Incentive Stock Option, extend the expiration date of the Plan, decrease the minimum option price of an Incentive Stock Option granted under the Plan or increase the maximum number of shares as to which Options may be granted, except as provided in Paragraph 10 hereof.

(b)    Repricing of Options and Cash Rights. Notwithstanding any provision in the Plan to the contrary, neither the Board nor the Committee may, without obtaining prior approval by the Sponsor’s shareholders, reduce the option or exercise price of any issued and outstanding Option or Cash Right granted under the Plan, including through cancellation and regrant or any other method (including the repurchase of an Option or Cash Right that is “out of the money” in exchange for an Option, Cash Right, cash and/or other property), at any time during the term of such option or Cash Right (other than by adjustment pursuant to Paragraph 10 relating to Changes in Capitalization). This Paragraph 13(b) may not be repealed, modified or amended without the prior approval of the Sponsor’s shareholders.

14.	SECURITIES LAW

(a)    In General. The Committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act or the 1934 Act, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission.

(b)    Acknowledgment of Securities Law Restrictions on Exercise. To the extent required by the Committee, unless the Shares subject to the Option are covered by a then current registration statement or a Notification under Regulation A under the 1933 Act, each notice of exercise of an Option shall contain the Optionee’s acknowledgment in form and substance satisfactory to the Committee that:

(i)

the Shares subject to the Option are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Sponsor, may be made without violating the registration provisions of the Act);

(ii)

the Optionee has been advised and understands that (A) the Shares subject to the Option have not been registered under the 1933 Act and are “restricted securities” within the meaning of Rule 144 under the 1933 Act and are subject to restrictions on transfer and (B) the Sponsor is under no obligation to register the Shares subject to the Option under the 1933 Act or to take any action which would make available to the Optionee any exemption from such registration;

(iii)	the book entry recordkeeping system maintained by the Sponsor evidencing the Shares may bear a restrictive legend; and

(iv)	the Shares subject to the Option may not be transferred without compliance with all applicable federal and state securities laws.

(c)    Delay of Exercise Pending Registration of Securities. Notwithstanding any provision in the Plan or an option document to the contrary, if the Committee determines, in its sole discretion, that issuance of Shares pursuant to the exercise of an Option should be delayed pending registration or qualification under federal or state securities laws or the receipt of a legal opinion that an appropriate exemption from the application of federal or state securities laws is available, the Committee may defer exercise of any Option until such Shares are appropriately registered or qualified or an appropriate legal opinion has been received, as applicable.

15.	WITHHOLDING OF TAXES ON EXERCISE OF OPTION

(a)    Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option, the Company shall have the right to (i) require the recipient to remit to the Sponsor an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery or transfer of any such Shares or (ii) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Sponsor’s obligation to make any delivery or transfer of Shares on the exercise of an Option shall be conditioned on the recipient’s compliance, to the Sponsor’s satisfaction, with any withholding requirement. In addition, if the Committee grants Options or amends option documents to permit Options to be transferred during the life of the Optionee, the Committee may include in such option documents such provisions as it determines are necessary or appropriate to permit the Company to deduct compensation expenses recognized upon exercise of such Options for federal or state income tax purposes.

(b)    Except as otherwise provided in this Paragraph 15(b), any tax liabilities incurred in connection with the exercise of an Option under the Plan other than an Incentive Stock Option shall be satisfied by the Sponsor’s withholding a portion of the Shares underlying the Option exercised having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Sponsor under applicable law, unless otherwise determined by the Committee with respect to any Optionee. Notwithstanding the foregoing, except with respect to Options subject to the automatic exercise provisions described in Paragraph 7(h)(ii), the Committee may permit an Optionee to elect one or more of the following:

(i)

To the extent permitted by law, to have taxes withheld in excess of the minimum amount required to be withheld by the Sponsor under applicable law; provided that the Optionee certifies in writing to the Sponsor that the Optionee owns a number of Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value of Option Shares to be withheld by the Sponsor for the then-current exercise on account of withheld taxes in excess of such minimum amount;

(ii)

With respect to Options (other than Incentive Stock Options) exercised on and after January 1, 2017, to have Shares otherwise deliverable to the Optionee after the application of this Paragraph 15(b) redeemed by the Sponsor for the Fair Market Value of such Shares on the date of the exercise of the applicable Option, and have the cash proceeds of such redemption remitted by the Sponsor to the Optionee to facilitate one or more estimated tax payments to the Internal Revenue Service or other taxing authority for the taxable year in which the Optionee exercises the Option, provided that the Optionee certifies in writing to the Sponsor at the time of such election that the Optionee owns Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value of such Shares to be redeemed by the Sponsor; and

(iii)	To pay to the Sponsor in cash all or a portion of the taxes to be withheld upon the exercise of an Option.

In all cases, the Shares so withheld or redeemed by the Sponsor, as applicable, shall have a Fair Market Value that does not exceed the amount of taxes to be withheld or remitted via estimated tax payments minus the cash payment, if any, made by the Optionee. Any election pursuant to this Paragraph 15(b) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Paragraph 15(b) may be made only by an Optionee or, in the event of the Optionee’s death, by the Optionee’s legal representative. Shares withheld or redeemed, as applicable, pursuant to this Paragraph 15(b) shall not continue to be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Paragraph 15(b) as it deems appropriate.

(c)    Except as otherwise provided in this Paragraph 15(c), any tax liabilities incurred in connection with the exercise of an Incentive Stock Option under the Plan (other than an Incentive Stock Option that is subject to the automatic exercise provisions described in Paragraph 7(h)(ii)), shall be satisfied by the Optionee’s payment to the Sponsor in cash all of the taxes to be withheld upon exercise of the Incentive Stock Option. Notwithstanding the foregoing, the Committee may permit an Optionee to elect to have the Sponsor withhold a portion of the Shares underlying the Incentive Stock Option exercised having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Sponsor under applicable law. Any tax liabilities incurred in connection with the automatic exercise of an Incentive Stock Option that is subject to the automatic exercise provisions described in Paragraph 7(h)(ii) shall be satisfied by the Sponsor’s withholding of a portion of the Shares underlying the Incentive Stock Option exercised having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Sponsor under applicable law. Any election pursuant to this Paragraph 15(c) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Paragraph 15(c) may be made only by an Optionee or, in the event of the Optionee’s death, by the Optionee’s legal representative. Shares withheld pursuant to this Paragraph 15(c) shall not continue to be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Paragraph 15(c) as it deems appropriate.

16.	EFFECTIVE DATE AND TERM OF PLAN

This amendment and restatement of the Plan shall be effective April 10, 2020, except as otherwise specifically provided herein. The Plan shall expire on May 19, 2026, unless sooner terminated by the Board.

[THIS SPACE INTENTIONALLY LEFT BLANK]

17.	GENERAL

Each Option shall be evidenced by a written instrument containing such terms and conditions not inconsistent with the Plan as the Committee may determine. The issuance of Shares on the exercise of an Option shall be subject to all of the applicable requirements of the corporation law of the Sponsor’s state of incorporation and other applicable laws, including federal or state securities laws, and all Shares issued under the Plan shall be subject to the terms and restrictions contained in the Articles of Incorporation and By-Laws of the Sponsor, as amended from time to time.

Executed on the 10th day of April, 2020.

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Thomas J. Reid

Appendix B

COMCAST CORPORATION

2002 RESTRICTED STOCK PLAN

(As Amended and Restated, Effective April 10, 2020)

1.	BACKGROUND AND PURPOSE

(a)    Background. COMCAST CORPORATION, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2002 Restricted Stock Plan (the “Plan”) effective April 10, 2020.

(b)    Purpose. The purpose of the Plan is to promote the ability of Comcast Corporation to recruit and retain employees and enhance the growth and profitability of Comcast Corporation by providing the incentive of long-term awards for continued employment and the attainment of performance objectives.

(c)    Purpose of the Amendment; Credits Affected. The Plan was previously amended and restated, effective January 1, 2005 in order (i) to preserve the favorable tax treatment available to amounts deferred pursuant to the Plan before January 1, 2005 and the earnings credited in respect of such amounts (each a “Grandfathered Amount”) in light of the enactment of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as part of the American Jobs Creation Act of 2004, and the issuance of various Notices, Announcements, Proposed Regulations and Final Regulations thereunder (collectively, “Section 409A”), and (ii) with respect to all other amounts eligible to be deferred under the Plan, to comply with the requirements of Section 409A. Grandfathered Amounts will continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005. All amounts eligible to be deferred under the Plan other than Grandfathered Amounts will be subject to the terms of this amendment and restatement of the Plan and Section 409A.

(d)    Reservation of Right to Amend to Comply with Section 409A. In addition to the powers reserved to the Board and the Committee under Paragraph 14 of the Plan, the Board and the Committee reserve the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of the Section 409A.

(e)    Deferral Provisions of Plan Unfunded and Limited to Select Group of Management or Highly Compensated Employees. Deferral Eligible Grantees and Non-Employee Directors may elect to defer the receipt of Restricted Stock and Restricted Stock Units as provided in Paragraph 8. The deferral provisions of Paragraph 8 and the other provisions of the Plan relating to the deferral of Restricted Stock and Restricted Stock Units are unfunded and maintained primarily for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan.

(f)     References to Written Forms, Elections and Notices. Any action under the Plan that requires a written form, election, notice or other action shall be treated as completed if taken via electronic or other means, to the extent authorized by the Committee.

2.	DEFINITIONS

(a)    [RESERVED]

(b)    “Account” means unfunded bookkeeping accounts established pursuant to Paragraph 8(h) and maintained by the Committee in the names of the respective Grantees (i) to which Deferred Stock Units, dividend equivalents and earnings on dividend equivalents shall be credited with respect to the portion of the Account allocated to the Company Stock Fund and (ii) to which amounts credited to the Income Fund or an Other Investment Fund are credited with income, gains, and losses as provided in Article 8, reduced by distributions in accordance with the Plan.

(c)    “Active Grantee” means each Grantee who is actively employed by a Participating Company.

(d)    “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(e)    “Annual Rate of Pay” means, as of any date, an employee’s annualized base pay rate. An employee’s Annual Rate of Pay shall not include sales commissions or other similar payments or awards.

(f)    “Applicable Interest Rate” means:

(i)	Except as otherwise provided in Paragraph 2(f)(ii):

(A)

The Applicable Interest Rate with respect to amounts credited to the Income Fund that are attributable to (1) dividends and other distributions credited with respect to Deferred Stock Units that are deferred pursuant to Initial Deferral Elections made before January 1, 2010 and (2) Diversification Elections and Special Diversification Elections made before January 1, 2010 shall be the interest rate that, when compounded annually pursuant to rules established by the Committee from time to time, is mathematically equivalent to 8% (0.08) per annum, or such other interest rate established by the Committee from time to time.

(B)

The Applicable Interest Rate with respect to amounts credited to the Income Fund that are attributable to (1) dividends and other distributions credited with respect to Deferred Stock Units that are deferred pursuant to Initial Deferral Elections made on or after January 1, 2010 and before January 1, 2014 and (2) Diversification Elections and Special Diversification Elections made on or after January 1, 2010 and before January 1, 2014, shall be the interest rate that, when compounded annually pursuant to rules established by the Committee from time to time, is mathematically equivalent to 12% per annum, or such other interest rate established by the Committee from time to time.

(C)

Effective with respect to amounts credited to the Income Fund that are attributable to (1) dividends and other distributions credited with respect to Deferred Stock Units that are deferred pursuant to Initial Deferral Elections made on or after January 1, 2014, (2) dividends and other distributions credited with respect to Deferred Stock Units that are deferred pursuant to Regular Deferral Elections, and (3) Diversification Elections and Special Diversification Elections made on or after January 1, 2014, the “Applicable Interest Rate” shall be the Applicable Interest Rate that applies to “Protected Account Balances” under the Comcast Corporation 2005 Deferred Compensation Plan (the “2005 Deferred Compensation Plan”) if, as of the September 30th immediately preceding the Plan Year to which the Initial Deferral Election, Regular Deferral Election or Diversification Election applies, the sum of (x) the Grantee’s Account under the 2005 Deferred Compensation Plan to the extent such Account is credited to the Income Fund, plus (y) the Grantee’s Account under the Comcast Corporation 2002 Deferred Compensation Plan (the “2002 Deferred Compensation Plan”) to the extent such Account is credited to the Income Fund, plus (z) the portion of the Grantee’s Account under this Plan credited to the Income Fund, is less than the High-Water Mark. If the conditions described in the preceding sentence do not apply, the “Applicable Interest Rate” shall be the Applicable Interest Rate that applies under the 2005 Deferred Compensation Plan to amounts credited pursuant to Initial Deferral Elections with respect to compensation earned after December 31, 2013, that are not Protected Account Balances.

(ii)

Effective for the period beginning as soon as administratively practicable following (A) a significant reduction in a Grantee’s compensation and services to the Company, as determined by the Committee in its sole discretion, and (B) a Grantee’s employment termination date, in each case, to the date the Grantee’s Account is distributed in full, the Committee, in its sole and absolute discretion, may designate the term “Applicable Interest Rate” for such Grantee’s Account to mean the lesser of: (A) the rate in effect under Paragraph 2(f)(i) or (B) the interest rate that, when compounded annually pursuant to rules established by the Committee from time to time, is mathematically equivalent to the Prime Rate plus one percent, compounded annually as of the last day of the calendar year. A Grantee’s re-employment by a Participating Company following an employment termination date shall not affect the Applicable Interest Rate that applies to the part of the Grantee’s Account (including interest credited with respect to such part of the Grantee’s Account) that was credited before such employment termination date. Notwithstanding the foregoing, the Committee may delegate its authority to determine the Applicable Interest Rate under this Paragraph 2(f)(ii) to an officer of the Company or committee of two or more officers of the Company.

(g)     “AT&T Broadband Transaction” means the acquisition of AT&T Broadband Corp. (now known as Comcast Cable Communications, LLC) by the Company.

(h)    “Award” means an award of Restricted Stock or Restricted Stock Units granted under the Plan.

(i)    “Board” means the Board of Directors of the Company.

(j)    “Change in Control” means:

(i)	Except as provided in Paragraph 2(j)(ii), “Change in Control” means the occurrence of any one or more of the following events:

(A)

following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act) (each, a “Person”), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors, unless a majority of the directors of the Company in office immediately preceding the date on which such Person acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance);

(B)

at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board;

(C)

the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving the Company or any of its subsidiaries with any other corporation or entity, which would result in the combined voting power of the Company’s securities entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of the Company or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction, or (y) any sale, lease, exchange or other transfer to any Person of all or substantially all of the assets of the Company, in one transaction or a series of related transactions; or

(D)	the approval by the shareholders of the Company of a liquidation or dissolution of the Company.

(ii)

For purposes of Paragraph 8, and with respect to the distribution of amounts subject to an Award that constitute “deferred compensation” (within the meaning of Section 409A), the term “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

(k)    “Code” means the Internal Revenue Code of 1986, as amended.

(l)    “Comcast Plan” means any restricted stock, restricted stock unit, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Company or an Affiliate, including but not limited to this Plan, the Comcast Corporation 2003 Stock Option Plan, the Comcast Corporation 2002 Stock Option Plan, the Comcast Corporation 1996 Stock Option Plan, Comcast Corporation 1987 Stock Option Plan and the Comcast Corporation 2002 Deferred Stock Option Plan.

(m)    “Committee” means the Compensation Committee of the Board, provided that all references to the Committee shall be treated as references to the Committee’s delegate with respect to any Award granted within the scope of the delegate’s authority pursuant to Paragraph 5(f).

(n)    “Common Stock” means Class A Common Stock, par value $0.01, of the Company.

(o)    “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(p)    “Company Stock Fund” means a hypothetical investment fund pursuant to which Deferred Stock Units are credited with respect to a portion of an Award subject to an Election, and thereafter until (i) the date of distribution or (ii) the effective date of a Diversification Election, to the extent a Diversification Election applies to such Deferred Stock Units, as applicable. The portion of a Grantee’s Account deemed invested in the Company Stock Fund shall be treated as if such portion of the Account were invested in hypothetical shares of Common Stock otherwise deliverable as Shares upon the Vesting Date associated with Restricted Stock or Restricted Stock Units, and all dividends and other distributions paid with respect to Common Stock were credited to the Income Fund, held uninvested in cash and credited with interest at the Applicable Interest Rate as of the next succeeding December 31 (to the extent the Account continues to be deemed credited in the form of Deferred Stock Units through such December 31), provided that dividends and other distributions paid with respect to Common Stock shall be credited with interest at the Applicable Interest Rate commencing as of the date on which dividends or other distributions are paid. To the extent a distribution of a Grantee’s Account is attributable to amounts credited to the Company Stock Fund (i) as Deferred Stock Units that have never been the subject of a completed Diversification Election or (ii) under circumstances described in Paragraph 8(j)(ii)(A), distributions shall be made in the form of Common Stock. All other distributions of Account balances shall be made in cash.

(q)    “Date of Grant” means the date on which an Award is granted.

(r)    “Deceased Grantee” means:

(i)	A Grantee whose employment by a Participating Company is terminated by death; or

(ii)	A Grantee who dies following termination of employment by a Participating Company.

(s)    “Deferral Eligible Employee” means:

(i)	Effective for the period extending from January 1, 2014 through December 31, 2018:

(A)

An Eligible Employee whose Annual Rate of Pay is $250,000 or more as of both: (x) the date on which an Initial Deferral Election or Regular Deferral Election is filed with the Committee; and (y) the first day of the calendar year in which such Initial Deferral Election or Regular Deferral Election is filed.

(B)	Each New Key Employee.

(C)	Each other employee of a Participating Company who is designated by the Committee, in its sole and absolute discretion, as a Deferral Eligible Employee.

(ii)	Effective on and after January 1, 2019:

(A)

An Eligible Employee whose Annual Rate of Pay is $350,000 or more as of both: (x) the date on which an Initial Deferral Election or Regular Deferral Election is filed with the Committee; and (y) the first day of the calendar year in which such Initial Deferral Election or Regular Deferral Election is filed.

(B)	Each New Key Employee.

(C)	Each other employee of a Participating Company who is designated by the Committee, in its sole and absolute discretion, as a Deferral Eligible Employee.

Notwithstanding anything in this Paragraph 2(s) to the contrary, except as otherwise provided by the Committee or its delegate, no Grantee who is an employee of NBCUniversal, LLC, a Delaware limited liability company, and its subsidiaries (collectively, “NBCUniversal”) shall be a Deferral Eligible Employee with respect to any Award granted to such Grantee on or after January 29, 2011.

(t)    “Deferred Stock Units” means the number of hypothetical Shares subject to an Election.

(u)    “Disability” means:

(i)

A Grantee’s substantial inability to perform Grantee’s employment duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of 12 consecutive months or for a cumulative period of 52 weeks in any two-calendar year period; or

(ii)	If different from the definition in Paragraph 2(u)(i) above, “Disability” as it may be defined in such Grantee’s employment agreement between the Grantee and the Company or an Affiliate, if any.

(v)    “Disabled Grantee” means:

(i)	A Grantee whose employment by a Participating Company is terminated by reason of Disability;

(ii)	The duly-appointed legal guardian of an individual described in Paragraph 2(v)(i) acting on behalf of such individual.

(w)    “Diversification Election” means a Grantee’s election to have a portion of the Grantee’s Account credited in the form of Deferred Stock Units and attributable to any grant of Restricted Stock or Restricted Stock Units deemed liquidated and credited thereafter under the Income Fund or an Other Investment Fund, as provided in Paragraph 8(k).

(x)    “Election” means, as applicable, an Initial Deferral Election, Regular Deferral Election, or a Subsequent Deferral Election.

(y)    “Eligible Employee” means an employee of a Participating Company, as determined by the Committee.

(z)    “Fair Market Value” means:

(i)

If Shares or shares of any Other Investment Fund are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a share on the principal exchange on which shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

(ii)

If Shares or shares of any Other Investment Fund are not so listed, but trades of shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

(iii)	If Shares or shares of any Other Investment Fund are not so listed nor trades of shares so reported, Fair Market Value shall be determined by the Committee in good faith.

(aa)    “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(bb)    “Grandfathered Amount” means amounts described in Paragraph 1(c) that were deferred under the Plan and that were earned and vested before January 1, 2005.

(cc)    “Grantee” means an Eligible Employee or Non-Employee Director who is granted an Award.

(dd)    “Hardship” means an “unforeseeable emergency,” as defined in Section 409A. The Committee shall determine whether the circumstances of the Grantee constitute an unforeseeable emergency and thus a Hardship within the meaning of this Paragraph 2(dd). Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Grantee shall be required to submit any evidence of the Grantee’s circumstances that the Committee requires. The determination as to whether the Grantee’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Paragraph 2(dd) for all Grantees in similar circumstances.

(ee)    “High Balance Participant” means a Grantee the value of whose Account that is deemed invested in the Income Fund is greater than or equal to the Income Fund Limit, as determined by the Committee.

(ff)    “High-Water Mark” means:

(i)

With respect to amounts credited to the Income Fund on account of Diversification Elections made in 2014, the highest of the sum of the amounts described in (A), (B) and (C) below as of the last day of any calendar quarter beginning after December 31, 2008 and before October 1, 2013:

(A)	the Grantee’s Account under the 2005 Deferred Compensation Plan, to the extent credited to the Income Fund; plus

(B)	the Grantee’s Account under the 2002 Deferred Compensation Plan, to the extent credited to the Income Fund; plus

(C)	the portion of the Grantee’s Account under this Plan credited to the Income Fund.

(ii)

With respect to amounts credited to the Income Fund on account of Diversification Elections and Special Diversification Elections made after 2014, the sum of (x) plus (y) where (x) equals the highest of the sum of the amounts described in Paragraphs 2(ee)(i)(A), (B) and (C) as of the last day of any calendar quarter beginning after December 31, 2008 and before January 1, 2014, and (y) equals the sum of:

(A)

The amount credited to the Income Fund with respect to a Grantee’s Account under Section 3.8 of the 2005 Deferred Compensation Plan after December 31, 2013 and on or before September 30, 2014 that is contractually committed pursuant to an employment agreement entered into on or before December 31, 2013; plus

(B)

The deferred portion of a Grantee’s cash bonus award earned for 2013 to the extent credited to the Income Fund and payable, but for the Grantee’s deferral election under the 2005 Deferred Compensation Plan after December 31, 2013 and on or before September 30, 2014; plus

(C)

The amount credited to the Income Fund pursuant to a Diversification Election or Special Diversification Election made by a Grantee before January 1, 2014 with respect to Restricted Stock Units that vest after December 31, 2013 and on or before September 30, 2014.

(gg)    “Income Fund” means a hypothetical investment fund pursuant to which an amount equal to the Fair Market Value of Deferred Stock Units subject to a Diversification Election is credited as of the effective date of such Diversification Election and, except as otherwise provided in Paragraph 8(j) and Paragraph 8(k), as to which interest is credited thereafter until the date of distribution at the Applicable Interest Rate. In addition, the Income Fund shall also be deemed to hold dividend equivalents and earnings on dividend equivalents credited to a Grantee’s Account as described in Paragraph 2(b) and Paragraph 2(p). Notwithstanding any other provision of the Plan to the contrary, for purposes of determining the time and form of payment of amounts credited to the Income Fund, the rules of the 2005 Deferred Compensation Plan shall apply on the same basis as if such amounts were credited to a Grantee’s account under such 2005 Deferred Compensation Plan. The “9% Fund” means that portion of the Income Fund with respect to which the Applicable Interest Rate is 9%. The “12% Fund” means that portion of the Income Fund with respect to which the Applicable Interest Rate is 12%. The “Prime Plus One Fund” means that portion of the Income Fund with respect to which the Applicable Interest Rate is described in Paragraph 2(f)(ii). For purposes of this Paragraph 2(gg), the Income Fund shall include amounts credited to the Income Fund under the 2002 Deferred Compensation Plan and the 2005 Deferred Compensation Plan.

(hh)    “Income Fund Limit” means $100 million, provided that if the amount credited to a Grantee’s Income Fund is greater than $100 million as of December 31, 2019, the Income Fund Limit applicable to such Grantee for any applicable Plan Year shall be equal to the amount credited to a Grantee’s Income Fund as of the December 31 immediately preceding such applicable Plan Year until such balance is equal to or less than $100 million. The Committee may waive or modify the Income Fund Limit applicable to one or more High Balance Participants in its discretion. For purposes of this Paragraph 2(hh), the Income Fund shall include amounts credited to Income Fund under the 2002 Deferred Compensation Plan and 2005 Deferred Compensation Plan.

(ii)    “Initial Deferral Election” means a written election on a form provided by the Committee, pursuant to which a Grantee: (i) elects, within the time or times specified in Paragraph 8(a)(i), to defer the distribution date of Shares issuable with respect to Restricted Stock Units; and (ii) designates the distribution date of such Shares.

(jj)    [RESERVED]

(kk)    “New Key Employee” means:

(i)	Effective for the period extending from January 1, 2014 through December 31, 2018, each employee of a Participating Company who:

(A)	becomes an employee of a Participating Company and has an Annual Rate of Pay of $250,000 or more as of his employment commencement date; or

(B)	has an Annual Rate of Pay that is increased to $250,000 or more and who, immediately preceding such increase, was not a Deferral Eligible Employee.

(ii)	Effective on and after January 1, 2019, each employee of a Participating Company who:

(A)	becomes an employee of a Participating Company and has an Annual Rate of Pay of $350,000 or more as of his employment commencement date; or

(B)	has an Annual Rate of Pay that is increased to $350,000 or more and who, immediately preceding such increase, was not a Deferral Eligible Employee.

(ll)    “Non-Employee Director” means an individual who is a member of the Board, and who is not an Eligible Employee, including an individual who is a member of the Board and who previously was an employee of the Company.

(mm)    “Normal Retirement” means a Grantee’s termination of employment that is treated by the Participating Company as a retirement under its employment policies and practices as in effect from time to time.

(nn)    “Other Available Shares” means, as of any date, the sum of:

(i)

The total number of Shares owned by a Grantee or such Grantee’s Family Member that were not acquired by such Grantee or such Grantee’s Family Member pursuant to a Comcast Plan or otherwise in connection with the performance of services to the Company or an Affiliate; plus

(ii)	The excess, if any of:

(A)	The total number of Shares owned by a Grantee or such Grantee’s Family Member other than the Shares described in Paragraph 2(nn)(i); over

(B)	The sum of:

(1)    The number of such Shares owned by such Grantee or such Grantee’s Family Member for less than six months; plus

(2)    The number of such Shares owned by such Grantee or such Grantee’s Family Member that has, within the preceding six months, been the subject of a certification pursuant to Paragraph 9(c)(ii) or any similar certification under any other Comcast Plan; plus

(3)    The number of such Shares owned by such Grantee or such Grantee’s Family Member that has, within the preceding six months, been received in exchange for Shares surrendered as payment, in full or in part, or as to which ownership was attested to as payment, in full or in part, of the exercise price for an option to purchase any securities of the Company or an Affiliate of the Company, under any Comcast Plan, but only to the extent of the number of Shares surrendered or attested to; plus

(4)    The number of such Shares owned by such Grantee or such Grantee’s Family Member as to which evidence of ownership has, within the preceding six months, been provided to the Company in connection with the crediting of “Deferred Stock Units” to such Grantee’s Account under the Comcast Corporation 2002 Deferred Stock Option Plan (as in effect from time to time).

For purposes of this Paragraph 2(nn), a Share that is subject to an Election pursuant to Paragraph 8 or a deferral election pursuant to another Comcast Plan shall not be treated as owned by a Grantee until all conditions to the delivery of such Share have lapsed. For purposes of determining the number of Other Available Shares, the term “Shares” shall also include the securities held by a Grantee or such Grantee’s Family Member immediately before the consummation of the AT&T Broadband Transaction that have converted into Shares.

(oo)    “Other Investment Fund” means the Company Stock Fund and such other hypothetical investment funds designated by the Committee, pursuant to which income, gains, and losses are credited to a Grantee’s Account as if the Account, to the extent deemed invested in such Other Investment Fund, were credited with income, gains, and losses as if actually invested in such Other Investment Fund. The Grantee shall designate the Other Investment Funds in which the Grantee’s Account shall be invested in accordance with rules established by the Committee.

(pp)    “Participating Company” means the Company and each of the Subsidiary Companies.

(qq)    “Performance-Based Compensation” means “Performance-Based Compensation” within the meaning of Section 409A.

(rr)    “Performance Period” means a period of at least 12 months during which a Grantee may earn Performance-Based Compensation.

(ss)    “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(tt)    “Plan” means the Comcast Corporation 2002 Restricted Stock Plan, as set forth herein, and as amended from time to time.

(uu)    “Plan Year” means the calendar year.

(vv)    “Prime Rate” means, for any calendar year, the interest rate that, when compounded daily pursuant to rules established by the Committee from time to time, is mathematically equivalent to the prime rate of interest (compounded annually) as published in the Eastern Edition of The Wall Street Journal on the last business day preceding the first day of such calendar year, and as adjusted as of the last business day preceding the first day of each calendar year beginning thereafter.

(ww)    “Regular Deferral Election” means a written election on a form provided by the Committee, pursuant to which a Grantee: (i) elects, within the time or times specified in Paragraph 8(a)(ii), to defer the distribution date of Shares issuable with respect to Restricted Stock Units; and (ii) designates the distribution date of such Shares.

(xx)    “Restricted Stock” means Shares subject to restrictions as set forth in an Award.

(yy)    “Restricted Stock Unit” means a unit that entitles the Grantee, upon the Vesting Date set forth in an Award, to receive one Share.

(zz)    “Retired Grantee” means a Grantee who has terminated employment pursuant to a Normal Retirement.

(aaa)    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

(bbb)    “Section 16 Officer” means an “officer” of the Company, as defined pursuant to Rule 16a-1(f) under the 1934 Act.

(ccc)    “Share” or “Shares” means a share or shares of Common Stock.

(ddd)    “Special Diversification Election” means, with respect to each separate Award, a Diversification Election by a Grantee other than a Non-Employee Director to have more than 40 percent of the Deferred Stock Units credited to such Grantee’s Account in the Company Stock Fund liquidated and credited thereafter under the Income Fund or an Other Investment Fund, as provided in Paragraph 8(k)(i), if (and to the extent that) it is approved by the Committee or its delegate in accordance with Paragraph 8(k)(ii).

(eee)    “Subsequent Deferral Election” means a written election on a form provided by the Committee, filed with the Committee in accordance with Paragraph 8(d), pursuant to which a Grantee: (i) elects, within the time or times specified in Paragraph 8(d), to further defer the distribution date of Shares issuable with respect to Restricted Stock or Restricted Stock Units; and (ii) designates the distribution date of such Shares.

(fff)    “Subsidiary Companies” means all business entities that, at the time in question, are subsidiaries of the Company, within the meaning of section 424(f) of the Code.

(ggg)    “Successor-in-Interest” means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.

(hhh)    “Terminating Event” means a Change in Control.

(iii)    “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

(jjj)    “Vesting Date” means, as applicable: (i) the date on which the restrictions imposed on a Share of Restricted Stock lapse or (ii) the date on which the Grantee vests in a Restricted Stock Unit.

(kkk)    “1933 Act” means the Securities Act of 1933, as amended.

(lll)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

3.	RIGHTS TO BE GRANTED

Rights that may be granted under the Plan are:

(a)    Rights to Restricted Stock which gives the Grantee ownership rights in the Shares subject to the Award, subject to a substantial risk of forfeiture, as set forth in Paragraph 7, and to deferred payment, as set forth in Paragraph 8; and

(b)    Rights to Restricted Stock Units which give the Grantee the right to receive Shares upon a Vesting Date, as set forth in Paragraph 7, and to deferred payment, as set forth in Paragraph 8. The maximum number of Shares subject to Awards that may be granted to any single individual in any calendar year, adjusted as provided in Paragraph 10, shall be 4.0 million Shares.

4.	SHARES SUBJECT TO THE PLAN

(a)    Shares Available for Grant. Subject to adjustment as provided in Paragraph 10, not more than 268 million Shares in the aggregate may be issued under the Plan pursuant to the grant of Awards, provided that subject to the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in 2020, the number of Shares in the aggregate that may be issued under the Plan, pursuant to the grant of Awards, subject to adjustment in accordance with Paragraph 10, shall be increased from 268 million to 304 million. The Shares issued under the Plan may, at the Company’s option, be either Shares held in treasury or Shares originally issued for such purpose.

(b)    Shares Returned to the Reserve. If Restricted Stock or Restricted Stock Units are forfeited pursuant to the terms of an Award, the Shares underlying such forfeited Award shall return to the pool of Shares available for issuance under the Plan.

(c)    Share Recycling Prohibitions. If the Company withholds Shares to satisfy its tax withholding obligations, such withheld Shares shall not again become available for Awards or increase the number of Shares available for grant under Paragraph 4(a).

5.	ADMINISTRATION OF THE PLAN

(a)    Administration. The Plan shall be administered by the Committee, provided that with respect to Awards to Non-Employee Directors, the rules of this Paragraph 5 shall apply so that all references in this Paragraph 5 to the Committee shall be treated as references to either the Board or the Committee acting alone.

(b)    Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those Employees and Non-Employee Directors to whom Awards shall be granted under the Plan, to determine the number of Shares and/or Restricted Stock Units, as applicable, to be granted pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award, including the restrictions applicable to such Shares and the conditions upon which a Vesting Date shall occur. The determination of the Committee in all such matters shall be conclusive.

(c)    Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(d)    Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Paragraph 5(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute.

(e)    Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company’ s Articles of Incorporation and By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of the action, suit or proceeding.

(f)     Delegation of Authority. The Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of grants and awards of restricted stock and restricted stock units to a person, persons or committee, in its sole and absolute discretion. Actions taken by the Committee’s duly-authorized delegate shall have the same force and effect as actions taken by the Committee. Any delegation of authority pursuant to this Paragraph 5(f) shall continue in effect until the earliest of:

(i)	such time as the Committee shall, in its sole and absolute discretion, revoke such delegation of authority;

(ii)

in the case of delegation to a person that is conditioned on such person’s continued service as an employee of the Company or as a member of the Board, the date such delegate shall cease to serve in such capacity for any reason; or

(iii)	the delegate shall notify the Committee that he or she declines to continue to exercise such authority.

6.	ELIGIBILITY

Awards may be granted only to Eligible Employees and Non-Employee Directors.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

The Committee may grant Awards in accordance with the Plan, provided that the Board or the Committee may grant Awards to Non-Employee Directors authorized by the Comcast Corporation 2002 Non-Employee Director Compensation Plan, or otherwise. With respect to Awards to Non-Employee Directors, the rules of this Paragraph 7 shall apply so that either the Board or the Committee acting alone shall have all of the authority otherwise reserved in this Paragraph 7 to the Committee.

The terms and conditions of Awards shall be set forth in writing as determined from time to time by the Committee, consistent, however, with the following:

(a)    Time of Grant. All Awards shall be granted on or before May 19, 2026.

(b)    Terms of Awards. The provisions of Awards need not be the same with respect to each Grantee. No cash or other consideration shall be required to be paid by the Grantee in exchange for an Award.

(c)    Awards and Agreements. Each Grantee shall be provided with an agreement specifying the terms of an Award. The Company shall arrange for the recording of Grantee’s ownership of the Restricted Stock on a book entry recordkeeping system maintained on behalf of the Company.

(d)    Restrictions. Subject to the provisions of the Plan and the Award, the Committee may establish a period commencing with the Date of Grant during which the Grantee shall not be permitted to sell, transfer, pledge or assign Restricted Stock or Restricted Stock Units awarded under the Plan.

(e)    Vesting/Lapse of Restrictions. Subject to the provisions of the Plan and the Award, a Vesting Date for Restricted Stock or Restricted Stock Units subject to an Award shall occur at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award; provided, however, that except as otherwise provided by the Committee, a Vesting Date shall occur only if the Grantee is an employee of a Participating Company as of such Vesting Date, and has been an employee of a Participating Company continuously from the Date of Grant. The Award may provide for Restricted Stock or Restricted Stock Units to vest in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to such Grantee’s Restricted Stock or Restricted Stock Units, provided that for avoidance of doubt, such unilateral discretion shall not apply to any grant of rights that is designated as intended to satisfy the rules for performance-based compensation under section 162(m) of the Code.

(f)    Rights of the Grantee. Grantees may have such rights with respect to Shares subject to an Award as may be determined by the Committee and set forth in the Award, including the right to vote such Shares, and the right to receive dividends paid with respect to such Shares. A Grantee whose Award consists of Restricted Stock Units shall not have the right to vote with respect to such Restricted Stock Units. With respect to Awards of Restricted Stock Units granted prior to March 1, 2015, a Grantee shall not have the right to receive dividend equivalents with respect to such Restricted Stock Units.

(g)    Dividend Equivalents. With respect to Awards of Restricted Stock Units granted on and after March 1, 2015, the Committee may, in its discretion, provide for the payment of dividend equivalents with respect to Restricted Stock Units, which may be paid directly to the Grantee, accrued and paid by the Company at such time or times specified in the applicable agreement specifying the terms of an Award, or treated as reinvested in additional Restricted Stock Units, or a combination thereof, as determined by the Committee in its sole discretion.

(h)    Termination of Grantee’s Employment. A transfer of an Eligible Employee between two employers, each of which is a Participating Company, shall not be deemed a termination of employment. A Grantee who is a Non-Employee Director shall be treated as having been terminated upon the Grantee’s termination of service as a Non-Employee Director, provided that if such a Grantee is designated as a Director Emeritus upon termination of service as a Non-Employee Director, such Non-Employee Director shall not be treated as having been terminated until the Grantee’s termination of service as a Director Emeritus. In the event that a Grantee’s employment with all Participating Companies terminates, all Restricted Shares and/or Restricted Stock Units as to which a Vesting Date has not occurred shall be forfeited by the Grantee and deemed canceled by the Company.

(i)    Delivery of Shares. For purposes of the Plan, the Company may satisfy its obligation to deliver Shares issuable under the Plan by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company. Except as otherwise provided by Paragraph 8, when a Vesting Date occurs with respect to all or a portion of an Award of Restricted Stock or Restricted Stock Units, the Company shall notify the Grantee that a Vesting Date has occurred, and shall deliver to the Grantee (or the Grantee’s Successor-in-Interest) Shares as to which a Vesting Date has occurred (or in the case of Restricted Stock Units, the number of Shares represented by such Restricted Stock Units) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 9(a)). The right to payment of any fractional Shares that may have accrued shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share at the Vesting Date, as determined by the Committee.

8.	DEFERRAL ELECTIONS

A Grantee may elect to defer the receipt of Shares that would otherwise be issuable with respect to Restricted Stock Units as to which a Vesting Date has not occurred, as provided by the Committee in the Award, consistent, however, with the following:

(a)    Initial Deferral Election and Regular Deferral Election.

(i)	Initial Deferral Election.

(A)

Election. Each Grantee who is a Non-Employee Director or a Deferral Eligible Employee shall have the right to defer the receipt of some or all of the Shares issuable with respect to Restricted Stock Units as to which a Vesting Date has not yet occurred, by filing an Initial Deferral Election to defer the receipt of such Shares on a form provided by the Committee for this purpose.

(B)

Deadline for Initial Deferral Election. No Initial Deferral Election to defer the receipt of Shares issuable with respect to Restricted Stock Units that are not Performance-Based Compensation shall be effective unless it is filed with the Committee on or before the 30th day following the Date of Grant and 12 or more months in advance of the applicable Vesting Date. No Initial Deferral Election to defer the receipt of Shares issuable with respect to Restricted Stock Units that are Performance-Based Compensation shall be effective unless it is filed with the Committee at least six months before the end of the Performance Period during which such Performance-Based Compensation may be earned.

(ii)	Regular Deferral Election.

(A)

Election. Each Grantee who is a Deferral Eligible Employee shall have the right to defer the receipt of some or all of the Shares issuable with respect to Restricted Stock Units as to which a Vesting Date has not yet occurred, and that are not subject to an Initial Deferral Election, by filing a Regular Deferral Election to defer the receipt of such Shares on a form provided by the Committee for this purpose.

(B)

Deadline for Regular Deferral Election. No Regular Deferral Election to defer the receipt of Shares issuable with respect to Restricted Stock Units shall be effective unless it is filed with the Committee on or before the close of business at least one year before the scheduled Vesting Date of such Restricted Stock Units.

(b)    Effect of Failure of Vesting Date to Occur. An Election shall be null and void if a Vesting Date with respect to the Restricted Stock Units does not occur before the distribution date for Shares issuable with respect to such Restricted Stock Units identified in such Election.

(c)    Deferral Period. Except as otherwise provided in Paragraph 8(d), all Shares issuable with respect to Restricted Stock Units that are subject to an Election shall be delivered to the Grantee (or the Grantee’s Successor-in-Interest) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 9(a)), on the distribution date for such Shares designated by the Grantee on the most recently filed Election. The distribution date may vary with each separate Election.

(i)

Initial Deferral Election. Except as otherwise specifically provided by the Plan, no distribution pursuant to an Initial Deferral Election may be made earlier than January 2nd of the third calendar year beginning after the Vesting Date, nor later than January 2nd of the eleventh calendar year beginning after the Vesting Date.

(ii)

Regular Deferral Election. No distribution pursuant to a Regular Deferral Election may be made before the fifth anniversary or later than the tenth anniversary of the scheduled Vesting Date of the Restricted Stock Units to which the Regular Deferral Election applies.

(d)     Additional Elections. Notwithstanding anything in this Paragraph 8(d) to the contrary, no Subsequent Deferral Election shall be effective until 12 months after the date on which such Subsequent Deferral Election is made.

(i)

Each Active Grantee, and each Grantee designated by the Committee who has served as a Non-Employee Director or Section 16 Officer at any time on or after January 1, 2019 (whether or not such individual is an Active Grantee) (A) who has previously made an Initial Deferral Election or a Regular Deferral Election to receive a distribution of part or all of his or her Account, or (B) who, pursuant to this Paragraph 8(d)(i) has made a Subsequent Deferral Election to defer the distribution date for Shares issuable with respect to Restricted Stock Units for an additional period from the originally-elected distribution date, may elect to defer the distribution date for a minimum of five and a maximum of ten additional years from the previously-elected distribution date, by filing a Subsequent Deferral Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made. The number of Subsequent Deferral Elections under this Paragraph 8(d)(i) shall not be limited. Notwithstanding the foregoing, except as otherwise provided by the Committee, an Active Grantee who returns to service with a Participating Company following a termination of service may not make a Subsequent Deferral Election with respect to amounts subject to an Initial Deferral Election or a Subsequent Deferral Election that was filed with the Committee before such return to service.

(ii)

A Deceased Grantee’s Successor-in-Interest may elect to file a Subsequent Deferral Election to defer the distribution date for the Deceased Grantee’s Shares issuable with respect to Restricted Stock Units for five additional years from the date payment would otherwise be made. A Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the Deceased Grantee’s last Election.

(iii)

A Retired Grantee may elect to defer the distribution date of the Retired Grantee’s Shares issuable with respect to Restricted Stock Units for five additional years from the date payment would otherwise be made. A Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the Retired Grantee’s last Election.

(e)    Discretion to Provide for Distribution in Full Upon or Following a Change in Control. To the extent permitted by Section 409A, in connection with a Change in Control, and for the 12-month period following a Change in Control, the Committee may exercise its discretion to terminate the deferral provisions of the Plan and, notwithstanding any other provision of the Plan or the terms of any Initial Deferral Election, Regular Deferral Election or Subsequent Deferral Election, distribute the Account of each Grantee in full and thereby effect the revocation of any outstanding Initial Deferral Elections, Regular Deferral Election or Subsequent Deferral Elections.

(f)    Hardship. Notwithstanding the terms of an Initial Deferral Election, Regular Deferral Election or Subsequent Deferral Election, if, at the Grantee’s request, the Committee determines that the Grantee has incurred a Hardship, the Committee may, in its discretion, authorize the immediate distribution of all or any portion of the Grantee’s Account.

(g)    Other Acceleration Events. To the extent permitted by Section 409A, notwithstanding the terms of an Initial Deferral Election, Regular Deferral Election or Subsequent Deferral Election, distribution of all or part of a Grantee’s Account may be made:

(i)	To fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) to the extent permitted by Treasury Regulations section 1.409A-3(j)(4)(ii) or any successor provision of law).

(ii)	To the extent necessary to comply with laws relating to avoidance of conflicts of interest, as provided in Treasury Regulation section 1.409A-3(j)(4)(iii) (or any successor provision of law).

(iii)	To pay employment taxes to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(vi) (or any successor provision of law).

(iv)

In connection with the recognition of income as the result of a failure to comply with Section 409A, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(vii) (or any successor provision of law).

(v)	To pay state, local or foreign taxes to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xi) (or any successor provision of law).

(vi)

In satisfaction of a debt of a Grantee to a Participating Company where such debt is incurred in the ordinary course of the service relationship between the Grantee and the Participating Company, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xiii) (or any successor provision of law).

(vii)	In connection with a bona fide dispute as to a Grantee’s right to payment, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xiv) (or any successor provision of law).

(h)    Book Accounts. An Account shall be established for each Grantee who makes an Election. Deferred Stock Units shall be credited to the Account as of the date an Election becomes effective. Each Deferred Stock Unit will represent a hypothetical share of Common Stock credited to the Account in lieu of delivery of the Shares to which the Election applies. To the extent an Account is deemed invested in an Other Investment Fund, the Committee shall credit income, gains, and losses on the same basis as if the Account were directly invested in such Other Investment Fund. To the extent an Account is deemed invested in the Income Fund, the Committee shall credit earnings with respect to such Account at the Applicable Interest Rate, as further provided in Paragraph 8(k).

(i)    Plan-to-Plan Transfers. The Committee may delegate its authority to arrange for plan-to-plan transfers as described in this Paragraph 8(i) to an officer of the Company or committee of two or more officers of the Company.

(i)

The Committee may, with a Grantee’s consent, make such arrangements as it may deem appropriate to transfer the Company’s obligation to pay benefits with respect to such Grantee which have not become payable under this Plan, to another employer, whether through a deferred compensation plan, program or arrangement sponsored by such other employer or otherwise, or to another deferred compensation plan, program or arrangement sponsored by the Company or an Affiliate. Following the completion of such transfer, with respect to the benefit transferred, the Grantee shall have no further right to payment under this Plan.

(ii)

The Committee may, with a Grantee’s consent, make such arrangements as it may deem appropriate to assume another employer’s obligation to pay benefits with respect to such Grantee which have not become payable under the deferred compensation plan, program or arrangement under which such future right to payment arose, to the Plan, or to assume a future payment obligation of the Company or an Affiliate under another plan, program or arrangement sponsored by the Company or an Affiliate. Upon the completion of the Plan’s assumption of such payment obligation, the Committee shall establish an Account for such Grantee, and the Account shall be subject to the rules of this Plan, as in effect from time to time.

(j)    Crediting of Income, Gains, and Losses on Accounts.

(i)	In General. Except as otherwise provided in this Paragraph 8(j) or Paragraph 8(k), the value of a Grantee’s Account as of any date shall be determined as if it were invested in the Company Stock Fund.

(ii)	Credits to Other Investment Funds.

(A)

Post-Termination Elections. To the extent credited to the Income Fund, the Accounts of Non-Employee Directors and Section 16 Officers whose Subsequent Deferral Elections are made after their termination of service shall be credited to an Other Investment Fund. The Committee may designate the specific Other Investment Fund or Funds to which the Account of any individual who has terminated service to the Company shall be invested.

(B)

High Balance Participants. If a Grantee’s Income Fund exceeds the Income Fund Limit as of the last day of a Plan Year, the excess of (x) the amount credited to the Grantee’s Income Fund over (y) the Income Fund Limit shall be deemed transferred to an Other Investment Fund as of such last day of such Plan Year.

(C)

Section 16 Officers. Pursuant to rules established by the Committee or its delegate, a Section 16 Officer may elect to (x) transfer amounts credited to their Accounts that were previously subject to a Diversification Election and that are deemed to be invested in the Income Fund to an Other Investment Fund, or (y) transfer amounts credited to their Accounts that were previously subject to a Diversification Election and that are deemed to be invested in an Other Investment Fund to the Income Fund to the extent that immediately after such transfer, the amount credited to such Section 16 Officer’s Income Fund does not exceed the Income Fund Limit.

(D)

Subsequent Deferral Elections. Amounts subject to a Subsequent Deferral Election that takes effect while a Grantee’s Income Fund exceeds the Income Fund Limit shall be deemed invested in an Other Investment Fund.

(iii)

Protocol for Deemed Transfers between Income Fund and an Other Investment Fund. As provided in Article 8, the timing of distributions of amounts credited to a Grantee’s Account is established pursuant to Initial Deferral Elections, Regular Deferral Elections, and Subsequent Deferral Elections, and a Grantee may elect various distribution dates for amounts subject to Initial Deferral Elections, Regular Deferral Elections, and Subsequent Deferral Elections. Amounts deemed transferred from the Income Fund to Other Investment Funds as a result of the application of the Income Fund Limit or pursuant to elective transfers described in Paragraph 8(j)(ii)(C), and amounts deemed transferred from an Other Investment Fund to the Income Fund pursuant to elective transfers described in Paragraph 8(j)(ii)(C) shall be sourced and allocated on a uniform and consistent basis as determined by the Committee, provided that amounts transferred among Funds, and any income, gains, or losses credited with respect to such transferred amounts, shall continue to be subject to the distribution timing and manner of distribution election to which such amounts were subject immediately before the deemed transfer, and provided further than no amounts shall be deemed transferred to or from the Income Fund under the 2002 Deferred Compensation Plan.

(k)    Diversification Elections. This Paragraph 8(k) shall not apply to elective transfers described in Paragraph 8(j)(ii)(C) of amounts that were previously subject to a Diversification Election.

(i)	In General. Except as otherwise provided in Paragraph 8(k)(v):

(A)

A Diversification Election shall be available: (x) at any time that a Registration Statement filed under the 1933 Act (a “Registration Statement”) is effective with respect to the Plan; and (y) with respect to a Special Diversification Election, if and to the extent that the opportunity to make such a Special Diversification Election has been approved by the Committee or its delegate.

(B)	No approval is required for a Diversification Election other than a Special Diversification Election.

(ii)

Committee Approval of Special Diversification Elections. The opportunity to make a Special Diversification Election and the extent to which a Special Diversification Election applies to Deferred Stock Units credited to the Company Stock Fund may be approved or rejected by the Committee or its delegate in its sole discretion. A Special Diversification Election shall only be effective if (and to the extent) approved by the Committee or its delegate.

(iii)

Timing and Manner of Making Diversification Elections. Each Grantee and, in the case of a Deceased Grantee, the Successor-in-Interest, may make a Diversification Election to convert up to 40 percent (or in the case of a Special Diversification Election, up to the approved percentage) of Deferred Stock Units attributable to such Award credited to the Company Stock Fund to the Income Fund. Except as otherwise provided in Paragraph 8(j)(ii), no deemed transfers shall be permitted from the Income Fund to the Company Stock Fund. Diversification Elections under this Paragraph 8(k)(iii) shall be prospectively effective on the later of: (A) the date designated by the Grantee on a Diversification Election filed with the Committee; or (B) the business day next following the lapse of six months from the date Deferred Stock Units subject to the Diversification Election are credited to the Grantee’s

Account. In no event may a Diversification Election be effective earlier than the business day next following the lapse of six (6) months from the date Deferred Stock Units are credited to the Account following the lapse of restrictions with respect to an Award.

(iv)

Interfund Transfers and Timing of Credits. Account balances subject to a Diversification Election under this Paragraph 8(k) shall be deemed transferred from the Company Stock Fund to the Income Fund or Other Investment Fund, as applicable, immediately following the effective date of such Diversification Election. The value of amounts deemed invested in the Income Fund or Other Investment Fund immediately following the effective date of a Diversification Election shall be based on hypothetical sales of Common Stock underlying the liquidated Deferred Stock Units (and, if applicable, hypothetical purchases of shares of Other Investment Funds) at Fair Market Value as of the effective date of a Diversification Election.

(v)

Diversification Limit. No Diversification Election or Special Diversification Election during a calendar year by an Eligible Employee shall be effective if the sum of (x) the value of the Eligible Employee’s Account in the 2005 Deferred Compensation Plan, plus (y) the value of the Eligible Employee’s Account in the 2002 Deferred Compensation Plan, plus (z) the value of the Eligible Employee’s Account in this Plan to the extent such Account is credited to the “Income Fund,” exceeds the “Contribution Limit” (as defined in the 2005 Deferred Compensation Plan) with respect to such calendar year, determined as of September 30th immediately preceding such calendar year.

(l)     Grantees’ Status as General Creditors. A Grantee’s right to delivery of Shares subject to an Election under this Paragraph 8, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company. The Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Plan or an Award shall be construed to eliminate any priority or preferred position of a Grantee in a bankruptcy matter with respect to claims for wages.

(m)    Non-Assignability, Etc. The right of a Grantee to receive Shares subject to an Election under this Paragraph 8, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of such Grantee; and no right to receive Shares or cash payments hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

(n)    Required Suspension of Payment of Benefits. Notwithstanding any provision of the Plan or any Grantee’s election as to the date or time of payment of any benefit payable under the Plan, To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to the Grantee upon or following his separation from service, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six months following the Grantee’s separation from service will be deferred and paid to the Grantee in a lump sum immediately following that six month period.

9.	SECURITIES LAWS; TAXES

(a)    Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act and the 1934 Act, including Rule 16b-3. Such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with a Vesting Date occurring with respect to Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

(b)    Taxes. Subject to the rules of Paragraph 9(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or the occurrence of a Vesting Date with respect to any Award, or distribution of all or any part of a Grantee’s Account. The Company shall not be required to deliver Shares pursuant to any Award or distribute a Grantee’s Account until it has been indemnified to its satisfaction for any such tax, charge or assessment.

(c)    Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability.

(i)

In connection with the grant of any Award, the occurrence of a Vesting Date under any Award or the distribution of a Grantee’s Account, or if, under the terms of an Award, a Grantee’s rights with respect to Restricted Stock Units become free of a substantial risk of forfeiture as the result of the Grantee’s satisfaction of the age and service conditions for retirement eligibility, and, as a result thereof, employment tax liabilities arise, the Company shall have the right to (A) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.

(ii)

Except as otherwise provided in this Paragraph 9(c)(ii), any tax withholding obligations incurred in connection with the grant of any Award, the occurrence of a Vesting Date under any Award under the Plan that is not subject to an Initial Deferral Election, Regular Deferral Election or Subsequent Deferral Election, or the distribution of the portion of a Grantee’s Account that is credited to the Company Stock Fund, shall be satisfied by the Company’s withholding a portion of the Shares subject to such Award having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Grantee. Notwithstanding the foregoing, the Committee may permit a Grantee to elect one or more of the following:

(A)

To the extent permitted by applicable law, to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law, provided that the Grantee certifies in writing to the Company at the time of such election that the Grantee owns Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value to be withheld by the Company in payment of withholding taxes in excess of such minimum amount;

(B)

With respect to tax liabilities arising on or after January 1, 2017, to have Shares otherwise deliverable to the Grantee after the application of the other provisions of this Paragraph 9(c)(ii) redeemed by the Company for the Fair Market Value of such Shares on the vesting date or other time of delivery of Shares, and have the cash proceeds of such redemption remitted by the Company to the Grantee to facilitate one or more estimated tax payments to the Internal Revenue Service or other taxing authority for the taxable year in which such vesting occurs, provided that the Grantee certifies in writing to the Company at the time of such election that the Grantee owns Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value of such Shares to be redeemed by the Company; and

(C)	To pay to the Company in cash all or a portion of the taxes to be withheld in connection with such grant, Vesting Date or Account distribution.

In all cases, the Shares so withheld or redeemed by the Company, as applicable, shall have a Fair Market Value that does not exceed the amount of taxes to be withheld or remitted via estimated tax payments minus the cash payment, if any, made by the Grantee or withheld from an Account distribution. Any election pursuant to this Paragraph 9(c)(ii) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Paragraph 9(c)(ii) may be made only by a Grantee or, in the event of the Grantee’s death, by the Grantee’s legal representative. Shares withheld or redeemed, as applicable, pursuant to this Paragraph 9(c)(ii) shall not be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Paragraph 9(c)(ii) as it deems appropriate.

(iii)

If part of a Grantee’s Award is subject to an Initial Deferral Election or a Regular Deferral Election, or, under the terms of an Award, a Grantee’s rights with respect to Restricted Stock Units become free of a substantial risk of forfeiture as the result of the satisfaction of a performance or service condition, or the Grantee’s satisfaction of the age and service conditions for retirement eligibility, and, as a result thereof, employment tax liabilities arise, then, except to the extent the Grantee affirmatively elects otherwise as part of the Initial Deferral Election or Regular Deferral Election, the Grantee shall be required to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements. As part of the Grantee’s Initial Deferral Election or Regular Deferral Election, the Grantee may elect that Shares subject to such Award be withheld by the Company to the extent necessary to pay such employment tax liabilities (on a fully grossed-up basis to cover income and other withholding tax liabilities that may arise in connection with such an event), notwithstanding that such Shares may not yet have vested and become deliverable in accordance with the terms of the Award. Shares withheld pursuant to this Paragraph 9(c)(iii) shall be deemed allocated and offset against the number of Restricted Stock Units that may become subject to vesting under the terms of the Award on a basis pro rata to the Restricted Stock Units that give rise to the employment tax liabilities. With respect to any Grantee under the Plan who is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act, the requirement to withhold Shares pursuant to this Paragraph 9(c)(iii) is intended to permit such Grantees to obtain the benefit of section 16(b)(3)(e) of the 1934 Act.

10.	CHANGES IN CAPITALIZATION

The aggregate number of Shares and class of Shares as to which Awards may be granted and the number of Shares covered by each outstanding Award shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Shares and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Shares and/or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Shares and/or other outstanding equity securities) affecting the Shares which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Paragraph 10 and any such determination by the Committee shall be final, binding and conclusive.

11.	TERMINATING EVENTS

(a)     The Committee shall give Grantees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. Except as otherwise provided in Paragraph 11(b), the Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any conditions to the occurrence of a Vesting Date with respect to an Award of Restricted Stock or Restricted Stock Units (other than Restricted Stock or Restricted Stock Units that have previously been forfeited) shall be eliminated, in full or in part. Further, the Committee may, in its discretion, provide in such notice that notwithstanding any other provision of the Plan or the terms of any Election made pursuant to Paragraph 8, upon the consummation of a Terminating Event, Shares issuable with respect to Restricted Stock or Restricted Stock Units subject to an Election made pursuant to Paragraph 8 shall be transferred to the Grantee, and all amounts credited to the Income Fund shall be paid to the Grantee.

(b)     No amounts subject to an Award under the Plan that constitute “deferred compensation” (as defined in Section 409A) shall be subject to distribution before the scheduled vesting date for such distribution in connection with a Change in Control unless such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), except to the extent that earlier distribution would not result in any obligation to pay interest or additional tax under Section 409A.

12.	CLAIMS PROCEDURE

If an individual (hereinafter referred to as the “Applicant,” which reference shall include the legal representative, if any, of the individual) does not receive timely payment of benefits to which the Applicant believes he is entitled under Paragraph 8 of the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

An Applicant may file a claim for benefits with the Committee on a form supplied by the Committee. If the Committee wholly or partially denies a claim, the Committee shall provide the Applicant with a written notice stating:

(a)    The specific reason or reasons for the denial;

(b)    Specific reference to pertinent Plan provisions on which the denial is based;

(c)    A description of any additional material or information necessary for Applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d)    Appropriate information as to the steps to be taken in order to submit a claim for review.

Written notice of a denial of a claim shall be provided within 90 days of the receipt of the claim, provided that if special circumstances require an extension of time for processing the claim, the Committee may notify the Applicant in writing that an additional period of up to 90 days will be required to process the claim.

If the Applicant’s claim is denied, the Applicant shall have 60 days from the date of receipt of written notice of the denial of the claim to request a review of the denial of the claim by the Committee. Request for review of the denial of a claim must be submitted in writing. The Applicant shall have the right to review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall provide a written decision within 60 days of its receipt of the Applicant’s request for review, provided that if special circumstances require an extension of time for processing the review of the Applicant’s claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days shall be required to process the Applicant’s request for review.

It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

Claims for benefits under the Plan must be filed with the Committee at the following address:

Comcast Corporation

One Comcast Center, 52nd Floor

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103-2838

Attention: General Counsel

13.	REPAYMENT

If it is determined by the Board that gross negligence, intentional misconduct or fraud by a Section 16 Officer or a former Section 16 Officer caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares of Restricted Stock granted after February 28, 2007 or Shares delivered pursuant to the vesting of Restricted Stock Units granted after February 28, 2007 to such Section 16 Officer or former Section 16 Officer, or to effect the cancellation of unvested Restricted Stock or unvested Restricted Stock Units, if (i) the vesting of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of the Award would have been less had the financial statements been correct. In addition, to the extent that the receipt of an Award subject to repayment under this Paragraph 13 has been deferred pursuant to Paragraph 8 (or any other plan, program or arrangement that permits the deferral of receipt of an Award), such Award (and any earnings credited with respect thereto) shall be forfeited in lieu of repayment.

14.	AMENDMENT AND TERMINATION

The Plan may be terminated by the Board at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be affected by any such termination or amendment without the written consent of the Grantee.

15.	INTERPRETATION

The Committee shall have the power to interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan. All determinations by the Committee shall be final, conclusive and binding on all Persons, including Grantees and their beneficiaries.

16.	TERM OF PLAN

The Plan shall expire on May 19, 2026, unless sooner terminated by the Board.

17.	GOVERNING LAW

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law.

Executed on the 10th day of April, 2020.

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Thomas J. Reid

Appendix C

Reconciliations of Non-GAAP Financial Measures

We believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) provides useful information to investors regarding our results of operations and financial condition. Our non-GAAP financial measures should be considered in addition to, but not as a substitute for, operating income, net income, net income attributable to Comcast Corporation, earnings per common share attributable to Comcast Corporation shareholders, net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Additional information and reconciliations of Adjusted EBITDA to net income attributable to Comcast Corporation for the years ended December 31, 2017, 2018 and 2019 are set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 51-52 of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on January 30, 2020 (the “10-K”).

Constant currency and constant currency growth rates are calculated by comparing the prior year results adjusted to reflect the average exchange rates from the current year rather than the actual exchange rates that were in effect during the respective prior year. Additional information and a reconciliation of Sky’s constant currency Adjusted EBITDA growth rate for 2019 is set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 51-52 of the 10-K.

We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. We believe Free Cash Flow provides a meaningful measure of liquidity and a useful basis for assessing our ability to repay debt, make strategic acquisitions and investments, and return capital to investors through stock repurchases and dividends. It is also a significant performance measure in our annual incentive compensation programs. Additionally, we believe Free Cash Flow is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be directly comparable to similar measures used by other companies. Free Cash Flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary payments, such as mandatory debt repayments, are not deducted from the measure.

C-1

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow

(in millions)

	Year Ended December 31,
	2019	2018	2017
Net cash provided by operating activities	$25,697	$24,297	$21,261
Capital expenditures	(9,953)	(9,774)	(9,550)
Cash paid for capitalized software and other intangible assets	(2,475)	(1,935)	(1,605)
Adjustments[1]	125	–	(325)

Total free cash flow	$13,394	$12,588	$9,781

[1]

Adjustments include a $125 million payment related to a legal settlement in 2019 and a $250 million payment related to a legal settlement and a $575 million tax benefit related to a debt exchange in 2017; we consider these payments and the tax benefit to be nonrecurring in nature, and therefore, have excluded them from free cash flow.

C-2

CO-PS-2020-R

ONE COMCAST CENTER PHILADELPHIA, PA 19103 SCAN QR BARCODE VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2020. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. During The Meeting - Go to comcast.onlineshareholdermeeting.com You may attend the Meeting and vote during the Meeting when the polls are open via the Internet. We recommend, however, that you vote before the Meeting even if you plan to participate in the Meeting, since you can change your vote during the Meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrowg XXXX XXXX XXXX XXXX available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2020. Please have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D06919-P35770 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYCOMCAST CORPORATIONA Company Proposals The Board of Directors recommends a vote "FOR" all the nominees listed in Proposal 1:For All Withhold All Except For All 1. Election of Directors01 - Kenneth J. Bacon 02 - Madeline S. Bell 03 - Naomi M. Bergman 04 - Edward D. Breen 05 - Gerald L. Hassell06 - Jeffrey A. Honickman07 - Maritza G. Montiel08 - Asuka Nakahara09 - David C. Novak10 - Brian L. RobertsProposals The Board 2, of 3, 4Directors and 5: recommends a vote "FOR" For Against Abstain2. Ratification of the appointment of our independent auditors3. Approval of Amended 2003 Stock Option Plan4. Approval of Amended 2002 Restricted Stock Plan5. Advisory vote on executive compensationFor address changes and/or comments, please check this box and write them on the back where indicated.To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.B Shareholder Proposals The Board of Directors recommends a vote "AGAINST" Proposals 6, 7 and 8 if properly presented at the annual meeting:For Against Abstain6. To provide a lobbying report7. To require an independent board chairman8. To conduct independent investigation and report on risks posed by failing to prevent sexual harassmentC Authorized Signatures This section must be completed for your vote to be counted Date and Sign Within the Box BelowPlease sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

2020 Annual Meeting of Shareholders Wednesday, June 3, 2020 9:00 a.m. Eastern Time comcast.onlineshareholdermeeting.comELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the impact on the environment and save our company money on the costs incurred in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up, please follow the instructions on the reverse side to vote by Internet before the Meeting and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding electronic delivery, please see the "General Information Notice of Electronic Availability of Proxy Materials" section of our proxy statement.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice of Internet Availability of Proxy Materials, the proxy statement and the Annual Report are available at www.proxyvote.com.IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. D06920-P35770COMCAST CORPORATIONTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 3, 2020.I hereby appoint Michael J. Cavanagh, David L. Cohen and Thomas J. Reid and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held live via the Internet at comcast.onlineshareholdermeeting.com at 9:00 a.m. Eastern Time on June 3, 2020, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2, 3, 4 and 5, and against Proposals 6, 7 and 8. If you are voting shares held in the Comcast Employee Stock Purchase Plan or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.Address Changes/Comments:(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side